Exhibit 99

Financial & Operating Review
2014
ExxonMobil
Energy lives here ™

1	Financial & Operating Summary

3	Creating Value Through the Cycle

14	Global Operations

16	Upstream

58	Downstream

72	Chemical

82	Financial Information

90	Frequently Used Terms

94	Index

95	General Information

COVER PHOTO: Produced oil from Banyu Urip, Indonesia, is transported 60 miles by pipeline from an onshore processing plant to an offshore mooring tower and storage vessel for offloading onto tankers.

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Actual future results, including demand growth and energy mix; capacity growth; the impact of new technologies; capital expenditures; production growth; project plans, dates, costs, and capacities; resource additions, production rates, and resource recoveries; efficiency gains; cost savings; product sales; and financial results could differ materially due to, for example, changes in oil and gas prices or other market conditions affecting the oil and gas industry; reservoir performance; timely completion of development projects; war and other political or security disturbances; changes in law or government regulation, including environmental regulations and political sanctions; the actions of competitors and customers; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; the outcome of commercial negotiations; unforeseen technical difficulties; unanticipated operational disruptions; and other factors discussed in this report and in Item 1A of ExxonMobil’s most recent Form 10-K.

Definitions of “resources” and “resource base,” as well as certain financial and operating measures and other terms used in this report are contained in the section titled “Frequently Used Terms” on pages 90 through 93. In the case of financial measures, such as “Return on Average Capital Employed” and “Free Cash Flow,” the definitions also include information required by SEC Regulation G.

“Factors Affecting Future Results” and “Frequently Used Terms” are also available on the “Investors” section of our website.

Prior years’ data have been reclassified in certain cases to conform to the 2014 presentation basis.

The term “project” as used in this publication can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

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2014: Financial & Operating Summary

ExxonMobil’s strategies are designed to deliver success. Our 2014 results once again demonstrate the strength of our integrated model and the benefit of our sound business approach. Our underlying financial strength remains a source of confidence in this period of rapid change in the energy markets. We continue to progress a unique and balanced set of attractive opportunities, which positions us well to deliver long-term shareholder value.

Financial Highlights

(millions of dollars, unless noted)	Earnings after Income Taxes	Average Capital Employed	(1)	Return on Average Capital Employed (%)	(1)	Capital and Exploration Expenditures	(1)

Upstream	27,548	164,965		16.7		32,727

Downstream	3,045	23,977		12.7		3,034

Chemical	4,315	22,197		19.4		2,741

Corporate and Financing	(2,388)	(8,029)		N.A.		35

Total	32,520	203,110		16.2		38,537

Operating Highlights

Liquids production (net, thousands of barrels per day)	2,111
Natural gas production available for sale (net, millions of cubic feet per day)	11,145
Oil-equivalent production(2) (net, thousands of oil-equivalent barrels per day)	3,969
Refinery throughput (thousands of barrels per day)	4,476
Petroleum product sales (thousands of barrels per day)	5,875
Chemical prime product sales(1) (thousands of tonnes)	24,235

32nd Consecutive Year of Dividend Growth(3)	Total Shareholder Returns(1)

(1) See Frequently Used Terms on pages 90 through 93.

(2) Natural gas converted to oil-equivalent at 6 million cubic feet per 1 thousand barrels.

(3) S&P and CPI indexed to 1982 Exxon dividend.

(4) CPI based on historical yearly average from Bureau of Labor Statistics.

(5) BP, Chevron, Royal Dutch Shell, and Total values estimated on a consistent basis with ExxonMobil and based on public information.

2 EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
2014 Financial & Operating Summary
Results & Highlights
Strong environmental results and best-ever safety performance supported by effective risk management
Earnings of $32.5 billion and industry-leading return on average capital employed(1) of 16.2 percent
Capital and exploration expenditures(1) of $38.5 billion
Free cash flow(1) of $17.9 billion, up $7.3 billion compared to 2013
Dividends per share increased 9.5 percent in the second quarter of 2014, the 32nd consecutive year of dividend-per-share increases
Total shareholder distributions(1) of $23.6 billion
Proved oil and natural gas reserves(1) additions of 1.5 billion oil-equivalent barrels, replacing more than 100 percent of production for the 21st consecutive year
Completed eight major Upstream projects with working interest production capacity of more than 250 thousand oil-equivalent barrels per day, highlighted by the Papua New Guinea Liquefied Natural Gas project
Began construction of a world-scale steam cracker at our integrated complex in Baytown, Texas, to capitalize on abundant supplies of American natural gas liquids
Investing in a new delayed coker unit at our refinery in Antwerp, Belgium, to convert lower-value bunker fuel oil into higher-value diesel products
Successfully drilled the first ExxonMobil-Rosneft Joint Venture Kara Sea exploration well in the Russian Arctic
Exploration discoveries totaling 2.7 billion oil-equivalent barrels
Functional Earnings and Net Income
Upstream Downstream Chemical Corporate and Financing Net Income(2)
(billions of dollars)
50 40 30 20 10 0 -3
2010 2011 2012 2013 2014
Return on Average Capital Employed(1)(3)
2014 2010-2014 average
(percent)
25 20 15 10 5 0
ExxonMobil Chevron Shell Total BP
(1) See Frequently Used Terms on pages 90 through 93.
(2) Net income attributable to ExxonMobil.
(3) Competitor data estimated on a consistent basis with ExxonMobil and based on public information.

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Creating Value Through the Cycle

ExxonMobil is dedicated to generating long-term shareholder value. We recognize the nature and risk of the commodities we produce and have positioned our businesses to be successful throughout the business cycle. Our success is derived from our operational excellence, project execution capabilities, and proprietary technologies, underpinned by strong financial flexibility, investment discipline, and a world-class workforce.

Operational Excellence Ensuring the safety and reliability of our operations is fundamental to our business success and a critical challenge that ExxonMobil takes on every day. In 2014, we achieved our best-ever safety performance. We maintain an unwavering commitment to achieve our vision that Nobody Gets Hurt.

Upstream Over the past year, we successfully advanced resource development focused on adding higher-margin production. Eight major projects were completed, including Papua New Guinea Liquefied Natural Gas which underscored ExxonMobil’s project execution expertise. Other successful projects included Arkutun-Dagi in Russia; Cold Lake Nabiye Expansion in Canada; Lucius in the Gulf of Mexico; and Cravo-Lirio-Orquidea-Violeta (CLOV) in Angola. In the United States, we are increasing development activities to grow higher-margin liquids production across the Permian, the Bakken, and the Ardmore/Marietta plays. We remain on target to grow total production to 4.3 million oil-equivalent barrels per day by 2017.

Downstream and Chemical We continue to capture significant benefits by driving operational efficiencies, diversifying feedstocks through our flexible and integrated system, expanding logistics capabilities, and maximizing sales of higher-value lubricant, diesel, and chemical products. Our capacity to process lower-cost ethane into ethylene already leads the industry in the United States and we are growing that leadership position with the expansion of our site in Baytown, Texas, and the construction of two premium polyethylene lines at the nearby Mont Belvieu Plastics Plant. In Saudi Arabia, we commissioned a project to reduce sulfur levels in gasoline and diesel at the refinery in Yanbu, and we are working with our joint venture partner, Saudi Basic Industries Corporation, to expand the range of chemical specialty products manufactured in the region. In Antwerp, Belgium, at our largest and most efficient refinery in Europe, we started construction to install a delayed coker that will help meet growing demand for cleaner transportation fuels.

The success of our integrated business is achieved by connecting the strengths of each of our individual businesses through our organization structure, systems, and work processes. The results allow us to maximize the value of every molecule we produce, refine, or manufacture. Strategic decisions across our business segments are based on a long-term view and a commitment to effective risk management. We anticipate, plan for, and mitigate geopolitical risks and uncertainty throughout our broad, diversified global portfolio. Most importantly, we have unmatched optionality to selectively invest in only the most attractive resource development projects, enabling us to generate long-term shareholder value through the cycle.

Rex W. Tillerson, Chairman and CEO

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Operational Excellence

Maximizing shareholder value requires a relentless focus on operational excellence and effective risk management. Driven by our talented and committed workforce, proven management systems are rigorously employed at ExxonMobil facilities around the globe and incorporated into daily operations. These systems enable continuous improvement in safety, security, health, and environmental performance.

Culture of Excellence

Operational excellence underpins everything we do at ExxonMobil. Our management systems enable us to maintain high operational standards by providing a framework of proven processes and best practices. We are proud of the culture of excellence reflected in the daily accomplishments of our employees around the world. It is a culture built over decades by employees dedicated to doing the right things in the right way, without compromises to our values. This culture extends to our contractors as we partner and share our vision with them.

Comprehensive management systems help us achieve operational excellence and are consistently applied in our businesses around the world, including at our Antwerp Refinery in Belgium (above) and our LaBarge Production Unit in Wyoming (right).

Achieving operational excellence starts with strong leadership, which can be found in every part of our organization and in everyone, regardless of their role.
This inherent leadership drives our culture of excellence and encourages the behaviors that sustain high operational standards.

Our goal is to retain employees for the long term so they can grow professionally, contribute to our strong experience base, and develop into our next generation of global leaders. Employees receive diverse experiences and assignments enabled by our global functional organization, which encourages the sharing of information and talent. This philosophy extends to local workforce development, where we hire and train people from the countries in which we operate.

Highlight: OIMS Framework

ExxonMobil’s Operations Integrity Management System (OIMS) framework includes 11 elements. Each element contains an underlying principle and a set of expectations. Application of the OIMS framework is required across all of ExxonMobil, with particular emphasis on facility design, construction, and operations. Management is responsible for ensuring that appropriate systems satisfying the framework are in place and tested for compliance on a regular basis.

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Our Commitment to Safety, Security, Health, and the Environment

ExxonMobil’s Operations Integrity Management System (OIMS) is a cornerstone of our commitment to managing safety, security, health, and environmental risks, and achieving excellence in performance. The OIMS framework establishes common worldwide expectations for managing risks inherent to our business and addresses all aspects that can impact personnel and process safety, security, health, and environmental performance. The focus on process safety protects our workforce, our equipment and assets, the local environment, and the communities in which we operate.

OIMS provides the structure to help us meet or exceed applicable regulations and relevant industry standards. We continually assess the framework and its effectiveness, and incorporate learnings to further improve performance. OIMS is implemented consistently around the world in all business lines, and compliance is tested on a regular basis. As we manage the safety, security, health, and environmental risks in our business, we focus our efforts on understanding the root cause and potential consequence of each injury, spill, or process safety event. We assess the facilities and effectiveness of our procedures, personnel training, and execution discipline to gain insight from actual, near-miss, or potential events, then share the learnings across our businesses. Through analysis of past or potential events, including industry events, the aim is to prevent incidents.
Risk Management

We take a systematic approach to risk management, guided by OIMS. Every activity contains some element of risk – whether technical, operational, procedural, financial, or environmental. We each take responsibility to identify the elements of risk inherent in all our endeavors. We look to understand the consequences associated with these risks and find solutions that would eliminate, mitigate, or manage the risk to an acceptable level. Through the use of appropriate protective measures and safeguards, the likelihood or severity of an undesirable event can be reduced.

Our thoughtful change management approach enables us to effectively identify, plan for, and mitigate changed conditions and risks along with their potential consequences throughout our operations. As a result, management of change is a key component of our OIMS framework. Our approach to risk management is supported by well-developed and clearly defined policies and procedures to ensure that we have a structured, globally consistent system with the highest standards in place.

Highlight: OIMS Execution
At ExxonMobil, we look to ensure effective safeguards are intact.

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Upstream: Demonstrating Project Execution Capabilities

ExxonMobil is building upon its 115-year history in Indonesia by progressing completion of the world-class Banyu Urip project, the country’s largest new oil development. At a cost of more than $3 billion, the project will deliver substantial liquids production while providing multiple benefits to Indonesia and its people.

World-Class Project

The Banyu Urip project is the first development in the Cepu Block, located onshore in East Java, Indonesia. The Banyu Urip field was discovered in 2001, and a production sharing contract (PSC) was signed in 2005. ExxonMobil holds a 45-percent working interest in the Cepu Block, with PT Pertamina owning 45 percent and local government companies holding the remaining 10 percent. At peak production, Banyu Urip is expected to produce up to 165 thousand barrels of oil per day. Recoverable resources are estimated at 450 million barrels of oil.

ExxonMobil is building on its project execution capabilities to deliver multiple components of the project, which are being executed by five Indonesian-led engineering, procurement, and construction (EPC) consortiums. The final EPC contract was signed in 2011, initiating the execution phase of the project.

Banyu Urip: By the Numbers
	¡	165 thousand barrels per day of peak oil production targeted in 2015
	¡	450 million barrels of recoverable oil reserves
	¡	Over $3 billion total project and drilling investment
	¡	460 Indonesian companies contracted for project activities
	¡	Over 10,000 Indonesian workers at peak construction
	¡	More than 70,000 community members benefited from education, health, and economic development programs
	¡	3,000 teachers trained, serving 33,000 students

To limit its environmental footprint, the project’s 48 wells are drilled from only three well pads. Produced oil, water, and gas are processed at a central processing facility. Crude oil then flows through 60 miles of onshore and offshore pipelines to an offshore mooring tower that connects to a floating storage and offloading (FSO) vessel, which can store up to 2.2 million barrels of oil.

The mooring tower, anchored into the seabed in about 100 feet of water, has a large swiveling assembly to enable the vessel to rotate freely with shifting winds, waves, and currents without disrupting the flow of oil coming from the pipeline.

Construction of the pipelines, mooring tower, and vessel is complete, and over 90 percent of the project facilities have been installed. The drilling program is progressing ahead of schedule and facilities commissioning is under way.

Safety of our workforce has been a primary focus during project execution. The team has achieved outstanding safety performance and has been recognized with multiple industry awards.

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Production Ramp-Up

While the full field development was being progressed, ExxonMobil installed facilities to bring early oil production to local markets. First oil from the Banyu Urip field was produced in 2008. An early production facility started up in 2009 with an initial production capacity of 20 thousand barrels of oil per day. As new wells were brought online, production increased to more than 40 thousand barrels per day. Total oil production will continue to ramp up until it reaches full field capacity in 2015.

Once fully commissioned, the Banyu Urip facilities are anticipated to produce up to 165 thousand barrels of oil per day at peak capacity.

From Indonesia, for Indonesia

The Banyu Urip project has focused on developing the skills and knowledge base of Indonesian nationals through training and use of local contractors and suppliers. During project execution, 460 national companies supported the EPC consortiums as subcontractors, with 85 percent originating from areas neighboring the project facilities. At its peak, over 10,000 Indonesian workers were involved in the construction of facilities, with thousands coming from communities in the immediate surroundings. Overall, ExxonMobil delivered 2 million training hours to Indonesian workers through 2,500 courses.

Increasing Indonesia’s industrial capability has been a key focus area for the project team. The mooring tower and support structures, at a combined weight of over 3,800 tonnes, were fabricated on Java Island. Two 1,500-horsepower drilling rigs, the first ever constructed entirely in Indonesia, are being used to drill project wells. The positive legacy of Banyu Urip’s construction will live on through the workers who continue to benefit from our training and mentoring programs.

The project’s impact will continue into the operations of the facilities and last for decades. More than 100 operations and maintenance technicians are being trained to operate the facilities during the production phase. Some have completed on-the-job training at ExxonMobil operations in Angola, Cameroon, Malaysia, Nigeria, and the United States. These Indonesian employees have returned home following the completion of their overseas assignments to run the Banyu Urip operations.

Being a Great Neighbor

ExxonMobil has invested in various community programs in East Java. More than 70,000 community members have benefited from our programs focused on education, health, and economic development. From teacher training (3,000 trained, serving 33,000 students) and educational assistance, to clean water and biogas supplies, to micro-loans for local citizens to begin new businesses, the Banyu Urip project has contributed greatly to the local communities.

The project will also provide substantial economic benefits to the country. The total investment of more than $3 billion is expected to generate $30 billion in revenue for the Government of Indonesia.

Overall, the Banyu Urip project is making a significant positive impact in Indonesia, both as the nation’s largest new oil project, and as a key driver of economic growth and community enhancement.

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Upstream: Unlocking Resource Value

Driven by a strong acreage position and operational expertise in unconventional plays, ExxonMobil has emerged as the leading oil and gas producer in the United States. With support from our world-class research organization and Downstream businesses, our XTO organization is significantly growing production volume from liquids-rich plays in the Permian, Bakken, and Ardmore/Marietta.

Permian: Expanding Horizontal Upside

ExxonMobil is embarking on another phase of liquids growth from one of our oldest producing regions, the Permian Basin of West Texas and New Mexico, where we are a leading leaseholder and operator. Leveraging a vast land position exceeding 1.5 million net acres, and deploying substantial waterflood, CO2, and unconventional operations, net production surpassed 100 thousand oil-equivalent barrels per day at year-end 2014, up 15 percent from the prior year. Eighteen operated rigs were drilling liquids-rich wells at the end of the year.

The bulk of the 2014 gains occurred on our legacy properties, mainly as a result of increased infill drilling, waterflood optimization, workover activities, infrastructure additions, and water-handling improvements. For example, gross operated oil

Net Liquids Production from Major U.S. Onshore Plays (thousands of barrels per day)

production in our Fullerton and Robertson fields has more than doubled over the past three years to more than 10 thousand barrels per day, as a result of an aggressive workover and infill drilling program in the main Clearfork reservoir.

We continue to expand production capacity by progressing water and gas-handling improvement initiatives. Through third-party agreements, we recently completed gas gathering and plant projects in the Goldsmith and Parks Pegasus areas, allowing for more efficient processing of associated gas, improved uptime, reduced flaring, and higher yield.

We also expanded our acreage position during 2014 through three transactions that roughly doubled our leasehold acreage to 130,000 acres in the core of the Wolfcamp play in the Midland Basin. The transactions highlight our disciplined investment approach and unique ability to execute deals with attractive valuations in a competitive industry environment.

In 2014, 16 horizontal Wolfcamp wells were brought online with encouraging initial production as we continue to optimize drilling and completions, and further delineate acreage. The application of horizontal drilling, combined with hydraulic fracturing, is enabling commercial production from a larger area that was previously marginal or uneconomic because of poor rock properties. Part of this optimization also involves the application of data analytics expertise to identify attractive acreage and inform completion design. Our proprietary analytical methods provide us with a cost-effective way to mine vast amounts of data to identify key performance-enhancing controls. This allows ExxonMobil to rapidly improve performance without investing substantial capital to learn “conventionally” through successive designs.

Our presence throughout the Permian Basin value chain, from upstream production through Gulf Coast refining, offers multiple opportunities to maximize overall profitability and highlights the strength of our integrated model.

Going forward, Permian liquids volumes are expected to grow, driven by unconventional activities in the Wolfcamp, Spraberry, Bone Springs, Wolfberry, and Wichita Albany reservoirs. Horizontal drilling in the Wolfcamp play provides the largest component of growth.

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Bakken: Liquids Growth Engine

In the Bakken, net production increased 38 percent in 2014, due to a record 144 wells brought to sales, improved well productivity, and accelerated pad development in our core acreage. Production has increased sixfold since our 2008 entry into the play. We were operating 16 rigs at year end, up 45 percent from the prior year. Natural gas sales are also growing, while gas flaring is being reduced with additional industry infrastructure and field modifications.

Our operating efficiency is improving in the Bakken. We continually adjust our drilling and completion practices to reduce costs, and have experienced a 34-percent decline in per-well drilling days since 2011. The ExxonMobil proprietary XFrac completion technology, now piloted in more than 20 wells, will potentially enable further cost reductions as it significantly reduces the number of plugs between fracture stimulation stages deep in the well.

Production from the Bakken increased almost 40 percent in 2014 through a record 144 wells to sales.

Ardmore/Marietta: Entering the Development Phase

In southern Oklahoma, net production from our Ardmore/Marietta liquids-rich plays increased 30 percent in 2014, attributable mainly to higher activity as we brought 89 wells to sales. Ten operated rigs were utilized across our leasehold of more than 225,000 net acres.

In the Ardmore area, focus has turned to developing the core Woodford Shale acreage and optimizing spacing while we continue to delineate the overlying Caney Shale. Similar to our other unconventional plays, we are capturing substantial operating efficiencies in the Ardmore as drilling days per well have decreased by 46 percent since 2009 to roughly 33 days. In the Marietta area, which features a higher proportion of oil production, we commenced delineation of our leasehold in 2014 by bringing 12 wells to sales.

Following the success of field trials in Fayetteville, ExxonMobil’s Drilling Advisory System tool was deployed to support operations in the Ardmore Basin in 2014. It seamlessly integrates with existing drilling rig systems to promote consistent application of ExxonMobil’s Fast Drill process, with cost savings derived from improved drilling efficiency and performance.

CO2 injection from the Means Compressor Station is used to enhance oil recovery in the Permian Basin.

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Downstream: Strengthening the Portfolio

ExxonMobil’s Downstream investments continue to strengthen our advantaged assets by increasing high-value product yields, improving feedstock flexibility, expanding logistics capability, and increasing operating efficiency. We carefully evaluate investment opportunities across a wide range of market conditions and only advance projects generating long-term shareholder value. The success of our disciplined investment approach and the strength of our integrated model underpin our ability to outperform competition across the cycle.

Increasing Higher-Value Product Yields

A key focus area for our Downstream business is increasing the production of higher-value products at our advantaged sites. While the demand for petroleum products like gasoline and fuel oil is expected to decline, demand for higher-value products, such as ultra-low sulfur diesel, jet fuel, chemical feedstocks, and lubricants, is expected to continue to grow. Our investments will use advantaged technology to increase production of these products to meet future demand and improve profitability. Our fully integrated marketing and sales teams identify consumer demand trends and help us maximize the commercial value of every molecule we produce.

In 2014, we commissioned the Clean Fuels Project at the Saudi Aramco Mobil Company Limited Refinery in Yanbu, Saudi Arabia. The site can now reduce sulfur levels in gasoline and diesel by more than 98 percent to meet more stringent fuel standards in the Kingdom.

Investments over the past five years, including those at our joint venture refinery in Saudi Arabia, have expanded our ultra-low sulfur diesel capacity by more than 25 percent globally.

Despite challenging market conditions, we have some of the largest, lowest-cost refineries in Western Europe which benefit from fuels, lubes, and chemical integration. Building on our competitive cost position at our Antwerp Refinery, construction of a 50-thousand-barrel-per-day delayed coker began in 2014. Scheduled to start up in 2017, the new facility will help meet growing demand for cleaner transportation fuel by converting lower-value fuel oil into higher-value ultra-low sulfur diesel. At the Slagen Refinery in Norway, we will install a new processing unit to replace production of heavy fuel oil with lighter, higher-value gas oil. This feedstock is used to produce finished products such as lower-sulfur diesel.

We also continue to expand our high-value lubricants business. Sales of our industry-leading products, Mobil 1, Mobil SHC, and Mobil Delvac 1, have grown by nearly 90 percent over the past 10 years. To further capture profitable growth, we are applying proprietary catalyst and processing technology to increase high-performance lube basestock capacity at our facilities in Texas, Louisiana, and Singapore. Additional lubricant plant expansions in China, Finland, Singapore, and the United States are also under way to support demand growth for finished lubricants and greases in key markets.

Lube basestock expansions in Singapore (shown left) and Baytown will further extend our industry-leading basestock capacity by over 10 percent.

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Improving Feedstock Flexibility and Expanding Logistics Capability

We employ advantaged technologies to increase the flexibility of our facilities, allowing us to process the lowest-cost feedstocks available and increase margins. ExxonMobil has the largest combined mid-continent and Gulf Coast refining capacity in the industry, allowing our refineries to benefit from the growing North American crude oil supply. Investments continue to expand refinery flexibility. For example, we recently completed a metallurgy upgrade project at our refinery in Beaumont, Texas, expanding heavy Canadian crude processing capacity. We are also expanding capability to run higher-sulfur crudes in Baton Rouge, Louisiana.

In North America, we are also investing to strengthen our crude oil and product logistics capabilities. For example, along with Kinder Morgan Canada Terminals, we are investing in a joint venture rail terminal in Edmonton to provide cost-advantaged export logistics for the growing supply of Western Canada crude oil. The new terminal will begin operating in 2015 with a capacity of 210 thousand barrels per day. Additional investments are also under way to expand product logistics capabilities at our large U.S. Gulf Coast refineries.

ExxonMobil North America

Domestic Crude Processing(1)

(percent)

A recent success has been the introduction of price-advantaged U.S. tight oil and Canadian heavy oil crudes, allowing us to reduce imported crudes.

World-Class Operating Efficiency

Underpinned by disciplined investments and ongoing efforts to capture efficiencies, worldwide cash operating cost for our portfolio of refineries has consistently been well below the industry average. As examples, our Baton Rouge and Antwerp Refineries are among the lowest-cost refineries in the United States and Western Europe, respectively. With energy representing as much as 60 percent of the operating cost of a refinery, we continue to expand our leadership position in cogeneration capacity to capture additional efficiencies.

Portfolio Optimization

Disciplined capital management includes continuous assessment and optimization of our asset portfolio. Since 2005, we have reduced our refining capacity by more than 1 million barrels per day by divesting or restructuring 23 less-competitive facilities. The refineries that remain in our portfolio are generally larger, more efficient, and integrated with chemical and lubricant manufacturing facilities. We have also divested or restructured more than 6,000 miles of pipeline, over 200 fuel terminals, 38 lubricant plants, and in excess of 15,000 retail service stations. These portfolio optimizations improve our Downstream return on average capital employed and support our ability to outperform competition across the cycle.

Downstream Return

on Average Capital Employed(2)

(1) Mid-continent and U.S. Gulf Coast refineries.

(2) See Frequently Used Terms on pages 90 through 93.

(3) BP, Chevron, Royal Dutch Shell, and Total values are estimated on a consistent basis with ExxonMobil and are based on public information.

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Chemical: Progressing Strategic Investments

Our Chemical business is well positioned to capture market growth opportunities by developing world-scale assets that utilize proprietary technologies to capture advantaged feedstocks, deploy lower-cost processes, and increase premium product sales. Our strategic and disciplined investment approach delivers superior returns throughout the business cycle and across a variety of market conditions.

United States

We have started construction of a multibillion dollar ethane steam cracker at our complex in Baytown, Texas, and associated premium product facilities in nearby Mont Belvieu. This expansion, planned to start up in 2017, is ExxonMobil’s largest-ever chemical investment in the United States and is designed to be one of the world’s most competitive new petrochemical projects through its scale and production of premium products. ExxonMobil is an early mover in capturing abundant, affordable supplies of feedstock and energy in North America, supported by integration with our Upstream business.

Our Baytown Plant is the largest integrated refining and chemical manufacturing site in the United States, and includes ExxonMobil’s largest ethylene production facility in the world. The project will increase our North American ethylene capacity by more than 30 percent.

Two world-scale polyethylene lines, among the largest in industry, will be added at the Mont Belvieu Plastics Plant to produce a mixed slate of polyolefin products, including metallocene polyethylene. Demand growth for this premium product is higher than commodity polyethylene and commands a margin premium based on sustainability and performance advantages. We plan to build on our existing global supply chain and our commercial and technical resources to further penetrate growth markets around the world.

Singapore

At our Singapore petrochemical hub, we have started a project to add production of halobutyl rubber and premium resins for adhesive applications. These facilities will be the largest units we have ever built for these polymers. The project will use proprietary technologies and benefit from the feed-flexible steam crackers, integration with the large complex, and efficient supply chain access to meet growing demand in Asia. We are a leading global supplier of these specialty polymers and our 2017 start-up will further increase our competitive position. Demand for both product lines is growing faster than GDP, with demand for hydrogenated resins used in adhesive applications expected to double over the next 15 years.

With the global number of cars and light trucks expected to double by 2040, our projects in Saudi Arabia and Singapore will help meet rapidly growing demand for halobutyl rubber used in tire innerliners.

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Saudi Arabia

We are working with our joint venture partner, Saudi Basic Industries Corporation, to build a first-of-its-kind specialty elastomers facility in Saudi Arabia. With start-up anticipated in 2015, the project will help meet the growing demand for synthetic rubber-based automotive products.

We are integrating proprietary ExxonMobil technologies for premium halobutyl and ethylene propylene diene monomer (EPDM) rubbers into the existing joint venture operations at Al-Jubail. These ExxonMobil processes enable lower-cost production. For example, our proprietary halobutyl configuration and equipment design save energy and capital investment per tonne of capacity. Similarly, our metallocene EPDM technology utilizes fewer process steps and consumes less energy while significantly reducing emissions.

This project builds on our existing world-scale commodity assets at the site, which benefits from low-cost feedstocks.

Delivering Superior Financial Performance

Our investments are guided by rigorous analysis of growth opportunities that leverage integration and capture advantages in feedstock, lower-cost processes, and premium products. The success of this approach is demonstrated by our ability to deliver superior returns on average capital employed relative to competitors throughout the business cycle. Investments under development will continue to support this industry-leading position.

In 2014, we progressed construction on facilities in Al-Jubail, Saudi Arabia, that will produce a broad range of synthetic rubber and related products.

Chemical: Industry-Leading Returns(1)

(10-year average, 2005–2014)

Revenue (billions of dollars)	Earnings (billions of dollars)	Return on Average Capital Employed (2) (percent)

(1) Competitor values are estimated on a consistent basis with ExxonMobil and are based on public information. Chemical segments only: Royal Dutch Shell and Total (Total data only available through 2011). Dow Chemical shown on a corporate total basis.

(2) See Frequently Used Terms on pages 90 through 93.

(3) Royal Dutch Shell revenue data only available through 2013.

14 EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
Cold Lake, Canada Joliet, United States Rotterdam, Netherlands
Global Operations
As the world’s largest publicly held oil and gas company, ExxonMobil has a diverse and balanced portfolio of high-quality resources, projects, and assets across our Upstream, Downstream, and Chemical businesses.
Upstream Our Upstream business encompasses
high-quality exploration opportunities across all resource types and geographies, an industry-leading resource base, a portfolio of world-class projects, and a diverse set of profitable producing assets. We have an active exploration or production presence in 36 countries.
Downstream Our balanced Downstream portfolio includes refining facilities in 17 countries. We are one of the world’s largest integrated refiners and manufacturers of lube basestocks, and a leading marketer of petroleum products and finished lubricants. Our high-quality products, combined with a strong global refining and distribution network, position us as a premier supplier around the world.
Chemical ExxonMobil Chemical is one of the largest chemical companies in the world.
Our unique portfolio of commodity and specialty businesses delivers superior returns across the business cycle. We manufacture high-quality chemical products in 16 countries. With a major presence in Asia Pacific, we are well positioned to competitively supply the rapid chemical demand growth in this region.

15
Al-Jubail, Saudi Arabia Tapis, Malaysia Altona, Australia
As of December 31, 2014

16 EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
PHOTO: Construction of the 600-thousand-tonne concrete gravity-based structure for the Hebron platform in Newfoundland, Canada, is under way. Once complete, the structure will be nearly 400 feet tall and support a 65-thousand-tonne topside capable of producing 150 thousand barrels of oil per day when it starts up in 2017.

17
Upstream
ExxonMobil’s Upstream encompasses high-quality exploration opportunities across all resource types and geographies, an industry-leading resource base, a portfolio of world-class projects, and a diverse set of profitable producing assets.
92billion
Oil-equivalent barrels of total resource base.

18
EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
Upstream

2014 Results & Highlights	Strategies
Achieved strong safety and operational performance
Delivered industry-leading earnings of $27.5 billion and return on average capital employed of 16.7 percent
Increased proved oil and natural gas reserves by 1.5 billion oil-equivalent barrels, replacing more than 100 percent of production for the 21st consecutive year
Added 3.2 billion oil-equivalent barrels of new resource, increasing total resource base to more than 92 billion oil-equivalent barrels
Discovered 2.7 billion oil-equivalent barrels through exploration drilling	Apply effective risk management, safety standards, and operational excellence
Capture material and accretive resources to continually highgrade the portfolio of opportunities
Exercise a disciplined approach to investing and cost management
Develop and apply high-impact technologies
Pursue productivity and efficiency gains to reduce cost
Grow profitable oil and gas production
Capitalize on growing natural gas and power markets
Completed eight major projects including the 6.9-million-tonnes-per-year Papua New Guinea Liquefied Natural Gas (LNG) project
Initiated commissioning activities at the Kearl Expansion and Banyu Urip projects
Successfully drilled the first ExxonMobil-Rosneft Joint Venture Kara Sea exploration well in the Russian Arctic
Progressed a large and diverse portfolio of LNG opportunities by initiating early concept selection and engineering work on opportunities in North America, Australia, and Africa

Upstream Statistical Recap	2014	2013	2012	2011	2010
Earnings (millions of dollars)	27,548	26,841	29,895	34,439	24,097
Liquids production (net, thousands of barrels per day)	2,111	2,202	2,185	2,312	2,422
Natural gas production available for sale (net, millions of cubic feet per day)	11,145	11,836	12,322	13,162	12,148
Oil-equivalent production(1) (net, thousands of barrels per day)	3,969	4,175	4,239	4,506	4,447
Proved reserves replacement ratio(2)(3) (percent)	111	106	124	116	211
Resource additions(2) (millions of oil-equivalent barrels)	3,206	6,595	4,012	4,086	14,580
Average capital employed(2) (millions of dollars)	164,965	152,969	139,442	129,807	103,287
Return on average capital employed(2) (percent)	16.7	17.5	21.4	26.5	23.3
Capital and exploration expenditures(2) (millions of dollars)	32,727	38,231	36,084	33,091	27,319

(1) Natural gas converted to oil-equivalent at 6 million cubic feet per 1 thousand barrels.
(2) See Frequently Used Terms on pages 90 through 93.
(3) Proved reserves exclude asset sales. Includes non-consolidated interests and Canadian oil sands.
Note: Unless otherwise stated, production rates, project capacities, and acreage values referred to on pages 16 through 47 are gross.

19

Business Overview

Our Upstream business includes exploration, development, production, natural gas marketing, and research activities.

ExxonMobil is driven to deliver industry-leading returns throughout the business cycle. We do this by capturing material and accretive opportunities to continually highgrade our resource portfolio. We seek to maintain a large, diverse, and balanced portfolio of opportunities to ensure selectivity and profitable growth through a wide range of investment and geopolitical environments. We create value through capital discipline by progressing only the most profitable opportunities. Proven project management systems incorporate best practices developed from our experience of rigorously managing a global project portfolio, from initial discovery phase to production start-up.

Technology is vital to meeting the growing global demand for oil and gas. We have a long-standing commitment to apply research and technology to efficiently find, develop, and produce resources from some of the most challenging reservoirs. We benefit from an integrated model, as technology advances in the Upstream, Downstream, and Chemical businesses can be used to address challenges across the company.

We focus on improving long-term profitability by investing in higher-margin barrels, maximizing production of installed capacity, and driving cost efficiencies through productivity and efficiency gains. When appropriate, we engage resource owners to develop mutually beneficial fiscal and contractual terms to promote resource development.

Our Upstream strategies, supported by a relentless focus on effective risk management, safety, and operational excellence, are designed to deliver superior results over the long term.

Business Environment

Over the coming decades, energy sources will continue to evolve and diversify, driven by changes in technology, consumer needs, and public policies. Crude oil is projected to remain the single biggest source of energy, while natural gas will play an increasingly important role in meeting global energy needs. Demand for oil is projected to rise by approximately 30 percent through 2040, led by increased commercial transportation activity. A growing share of this demand will be met by sources such as deep water, oil sands, and tight oil, as a result of advances in technology. Natural gas will be the fastest-growing major energy source through 2040. Global demand is projected to rise by close to 65 percent from 2010 to 2040 and gas supplies from unconventional sources are projected to account for about two-thirds of that growth. Liquefied natural gas volumes are expected to triple by 2040, contributing almost 20 percent of global gas supply.

Meeting the world’s growing demand for energy presents a tremendous challenge that requires a long-term view, significant investment, and continued innovation to develop conventional and unconventional resources. ExxonMobil is well positioned to meet this challenge.

Global Liquids Supply by Type	Global Natural Gas Supply by Type

Source: ExxonMobil, 2015 The Outlook for Energy: A View to 2040

20	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Global Upstream Portfolio

Our disciplined investment approach combines systematic project assessment with technical and commercial expertise. We advance opportunities that will provide the most attractive returns across a broad range of potential market conditions, while maintaining a focus on the efficient use of capital. We apply this rigorous approach throughout the asset life cycle, from initial resource capture and project execution to production operations. Our primary focus is to deliver superior investment returns over the long term.

Production Volumes

Net daily liquids production was up 44 thousand barrels or 2 percent versus 2013, excluding the impact of the United Arab Emirates onshore concession expiry, as the start-up of major projects, increased U.S. unconventional liquids production, and improved uptime performance more than offset field decline. Net natural gas production was down almost 6 percent due to lower weather-related demand and field decline, partly offset by project start-ups. Total net oil-equivalent production of 4.0 million barrels per day was essentially in line with our plans.

Near-term activity will focus on completing 16 projects in the 2015 to 2017 timeframe, highlighted by the Banyu Urip, Kearl Expansion, Gorgon Jansz, Kizomba Satellites Phase 2,

Highlight: Project Execution

Project Execution Performance

ExxonMobil Projects
(percent of plan, 2010-2014 average)	Cost	Schedule
ExxonMobil Operated	108	111
Operated by Others	110	135
PHOTO: The PNG LNG project started up in April 2014, several months ahead of schedule.

Upper Zakum 750, and Hebron projects. We plan to continue growing our large, liquids-rich North American unconventional resources with a focus on the Permian, Bakken, and Ardmore/Marietta areas. We will also continue to pursue attractive opportunities to increase volumes from existing assets through new drillwells, workovers of existing wells, and secondary and tertiary recovery programs.

Liquids production is anticipated to grow by 7 percent in 2015 and by 4 percent per year on average for 2016 and 2017. Natural gas production is anticipated to decline by 3 percent in 2015 and to grow by 1 percent per year on average for 2016 and 2017.

The forward-looking projections of production volumes in this document reflect our best assumptions regarding technical, commercial, and regulatory aspects of existing operations and new projects. Factors that could impact actual volumes include project start-up timing, regulatory changes, quotas, changes in market conditions, asset sales, and entitlement volume effects.

Overall, higher-margin liquids and liquids-linked gas volumes are projected to grow to 71 percent of our total production, improving our total portfolio profitability mix.

Production Outlook(1) (millions of oil-equivalent barrels per day, net)

Total (millions of oil-equivalent barrels per day, net)	4.0	4.1	4.2	4.3

Liquids/Liquids-Linked	67%	70%	71%	71%

(1) Excludes impact of future divestments and OPEC quota effects. Based on $55 Brent price.

21

Major Project Start-Ups(1)
		Facility Capacity (Gross)		ExxonMobil				Facility Capacity (Gross)		ExxonMobil
		Liquids (KBD)	Gas (MCFD)	Working Interest (%)				Liquids (KBD)	Gas (MCFD)	Working Interest (%)
2012–2014 (Actual)						2016–2017 (Projected) (continued)
Angola	Cravo-Lirio-Orquidea-Violeta (CLOV)	160	-	20	●	U.S.	Heidelberg	80	80	9	●
	Kizomba Satellites Phase 1	100	-	40	■		Julia Phase 1	30	-	50	■
Australia	Kipper-Tuna	15	175	40	■		Point Thomson Initial Production System	10	200	62	■
	Turrum	20	200	50	■

Canada	Cold Lake Nabiye Expansion(2)	50	-	100	■	2018+ (Projected)
	Hibernia Southern Extension	55	-	27	■	Australia	Gorgon Area Expansion	10	915	25	●
	Kearl Initial Development	110	-	100	■		Scarborough	-	1,030	50	■
	Syncrude Aurora North Mine Sustaining Project	215	-	25	▲	Canada	Aspen	90	-	100	■
							Cold Lake Grand Rapids	40	-	100	■
	Syncrude Mildred Lake Mine Sustaining Project	180	-	25	▲
							Firebag	380	-	70	■
Malaysia	Damar Gas	5	200	50	■		Steam-Assisted Gravity	445	-	63-100	■
	Telok	-	430	50	■		Drainage (SAGD)
							Syncrude Aurora South	210	-	25	▲
Nigeria	Satellite Field Development	70	-	40	■		Phases 1 and 2
	Phase 1						Syncrude Mildred Lake	210	-	25	▲
	Usan	180	-	30	■		Extension
Papua New Guinea	PNG LNG	30	1,000	33	■		West Coast Canada (WCC) LNG	-	1,600	100	■
Russia	Sakhalin-1 Arkutun-Dagi(2)	90	-	30	■	Indonesia	Cepu Gas	5	180	41	●
U.S.	Lucius(2)	100	150	23	●		Natuna(5)	-	1,100		■
2015 (Projected)						Iraq	West Qurna I	1,600	-	33	▲
						Kazakhstan	Kashagan Future Phases	1,260	-	17	●
Angola	Kizomba Satellites Phase 2	85	-	40	■		Tengiz Expansion	655	-	25	●
Canada	Kearl Expansion	110	-	100	■	Nigeria	Bonga North	200	-	20	●
Indonesia	Banyu Urip	165	15	45	■		Bonga Southwest	200	-	16	●
Nigeria	Erha North Phase 2	60	-	56	■		Bosi	140	315	56	■
Norway	Aasgard Subsea Compression	40	415	14	●		Satellite Field Development Phase 2	80	-	40	■
Qatar	Barzan	90	1,400	7	▲		Uge	110	20	20	■
U.S.	Hadrian South	5	300	47	■		Usan Future Phases	50	-	30	■

2016–2017 (Projected)						Romania	Domino	-	630	50	■
						Russia	Sakhalin-1 Future Phases	-	800	30	■
Angola	AB32 Kaombo Split Hub	250	-	15	●	Tanzania	Tanzania Block 2	-	1,000	35	●
Australia	Gorgon Jansz(3)	20	2,765	25	●	U.S.	Alaska LNG	60	3,500	36	▲
Canada	Hebron	150	-	36	■		Golden Pass Products LNG Export	-	2,500	30	▲
Kazakhstan	Kashagan Phase 1(4)	370	450	17	●
Russia	Sakhalin-1 Odoptu Stage 2	55	-	30	■		Julia Phase 2	30	-	50	■
UAE	Upper Zakum 750	750	-	28	▲	Vietnam	Ca Voi Xanh	3	375	64	■

(1) The term “project” as used in this publication can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

(2) Projects completed in 2014 with first production in early 2015.

(3) Start-up target year-end 2015 with first ExxonMobil volumes in early 2016.

(4) Operations were suspended in 2013.

(5) Working interest pending final agreements.

KBD = Thousand barrels per day
MCFD = Million cubic feet per day
■ ExxonMobil Operated
● Co-Venturer Operated
Δ Joint Operations

22	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Global Upstream Portfolio, continued

Major Developments	Production Outlook from Major Developments

ExxonMobil participated in the completion of eight major projects in 2014, and we plan to bring 16 more projects to completion and start-up by year-end 2017. We generated significant volume growth from onshore U.S. liquids-rich plays across the Permian, Bakken, and Ardmore/Marietta areas.

Arkutun-Dagi ¡ (ExxonMobil interest, 30 percent) Arkutun- Dagi is the third field in the Sakhalin-1 development in Russia. Installation of the facilities was completed in 2014. Development drilling started in late 2014, with first production initiated in early January 2015. The project is anticipated to achieve peak production of 90 thousand barrels of oil per day in the coming years.

Cold Lake Nabiye Expansion ¡ (Combined ExxonMobil and Imperial Oil interest, 100 percent) Construction of the Nabiye expansion facilities in Canada was completed in 2014 and first steam injection into the reservoir commenced in early January 2015. Initial bitumen production is expected in the first quarter of 2015. Nabiye has a production capacity of 50 thousand barrels of bitumen per day.

Production by Start-Up Year (1)

(1) Excludes impact of future divestments and OPEC quota effects. Based on $55 Brent price.

(2) Includes Bakken, Permian, and Ardmore/Marietta developments.

Over the 2012-2017 period, we anticipate adding close to 1 million net oil-equivalent barrels per day from major projects and an additional 150 thousand barrels per day from major developments in the Lower 48.

Damar ¡ (ExxonMobil interest, 50 percent) Damar first gas was achieved on schedule in January 2014. Located offshore Malaysia, the project includes the installation of a wellhead platform with a capacity of 200 million cubic feet per day and tie-in to existing facilities.

Hibernia South Extension ¡ (ExxonMobil interest, 27 percent) The Hibernia South Extension project offshore Canada started up in November 2014. The project included a subsea tieback to the existing Hibernia platform to provide water injection, platform modifications, and additional drillwells. The project is expected to develop 170 million barrels of oil and add 55 thousand barrels per day of production capacity.

Papua New Guinea Liquefied Natural Gas (PNG LNG) ¡ (ExxonMobil interest, 33 percent) The $19 billion PNG LNG project started up ahead of schedule in April 2014 and is currently producing at full capacity of 6.9 million tonnes per year. It is expected to produce more than 9 trillion cubic feet of gas during its estimated 30 years of operation.

U.S. Onshore ¡ More than 400 new wells were brought to sales mainly across the Permian, Bakken, and Ardmore/Marietta areas during 2014, resulting in 21-percent production growth relative to 2013. Our operating efficiency is continuing to improve, as demonstrated in the Bakken, where drilling days were reduced by 34 percent over the past four years.

Upstream Projects
By Geographic Region	By Resource Type	By Hydrocarbon Type
(percent, number of projects)	(percent, oil-equivalent barrels)	(percent, oil-equivalent barrels)

23

Upstream Opportunity Capture

Integration of technical expertise and industry-leading research capabilities enables ExxonMobil to identify and selectively capture the highest-quality resources across all types and environments. The depth and breadth of our worldwide experience as explorers, developers, producers, and technology innovators position us favorably as a partner of choice for resource owners and other organizations.

2014 Opportunity Captures

In 2014, we captured 15 new opportunities spanning conventional and unconventional plays to build on our industry-leading resource base. At year-end 2014, our exploration acreage totaled more than 116 million net acres in 32 countries.

Argentina ¡ ExxonMobil expanded its interest in the Neuquén Basin by acquiring a 42.5-percent interest in the Parva Negra Este block, adding 30,000 net acres in the prospective Vaca Muerta unconventional play.

Brazil ¡ We grew our deepwater acreage position by acquiring a 35-percent stake in the POT-M-475 block in the Potiguar Basin, adding 66,000 net acres. ExxonMobil will operate this block.

Canada ¡ ExxonMobil was the high bidder on three blocks in the Newfoundland and Labrador lease sale held in December 2014, expanding our presence by 889,000 net acres in the Flemish Pass. The licenses were officially awarded in 2015 with ExxonMobil as the operator.

Côte d’Ivoire ¡ ExxonMobil entered Côte d’Ivoire by capturing 2.1 million net acres in two frontier deepwater blocks. ExxonMobil will operate these blocks.

Norway ¡ In February 2014, ExxonMobil was awarded a 50-percent interest in Block PL072D (Statoil operated) license round covering a portion of the Knappen prospect.

Papua New Guinea ¡ We successfully acquired an additional 10,500 net acres in the PNG Highlands trend.

Romania ¡ ExxonMobil acquired a 42.5-percent interest in the Midia Deep Black Sea block, capturing 53,000 net acres. ExxonMobil will operate the block along with its current operations to the southeast in the Neptun Deep block.

Russia ¡ ExxonMobil completed joint venture agreements with Rosneft for seven blocks in the Russian Arctic totaling 52.3 million net acres.

United Kingdom ¡ U.K.’s 28th offshore licensing round awarded two licenses consisting of 129,000 net acres in the North Sea to a partnership between ExxonMobil and Shell.

U.S. Offshore ¡ We added to our position in the Gulf of Mexico by a combined 30,000 net acres. We were awarded seven Outer Continental Shelf blocks in Sale 231, Sale 233, and Sale 238. In addition, we increased our share in the Lucius development to 23.3 percent.

U.S. Onshore ¡ In 2014, we added to our strong Permian leasehold through three strategic transactions, with 65,000 acres in the prolific Midland Basin, doubling our position to 130,000 acres.

Resource Additions/
Acquisitions(1)	Resource Base Distribution(1)
By Resource Type	By Resource Type	By Geographic Region

(percent, oil-equivalent barrels added)	(percent, oil-equivalent barrels)	(percent, oil-equivalent barrels)

(1) See Frequently Used Terms on pages 90 through 93.

24	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Upstream Opportunity Capture, continued

Global Upstream Portfolio

Resources

In 2014, we continued to build our diverse global portfolio of resources and reserves by adding 3.2 billion oil-equivalent barrels. After adjusting for production, asset sales, and revisions to existing fields, the resource base totals more than 92 billion oil-equivalent barrels. Proved reserves comprise approximately 27 percent of the resource base, or 25 billion oil-equivalent barrels.

Our industry-leading record of long-term reserves replacement demonstrates the success of our global strategy to identify, evaluate, pursue, and capture high-quality opportunities. The size and diversity of ExxonMobil’s global resource base, the largest held by an international oil company, provide us with unequaled investment flexibility to profitably develop new supplies of energy to meet future demand.

We continue to increase and expand the quality of our resources through successful exploration drilling, capture of undeveloped resources, strategic acquisitions, and increased recovery from existing fields. In 2014, resources were added in Angola, Argentina, Australia, Canada, Nigeria, Norway, Tanzania, and the United States.

Our exploration drilling program added 2.7 billion oil-equivalent barrels in 2014, with additions from multiple resource types around the world. Additions from exploration drilling averaged approximately 2 billion oil-equivalent barrels per year over the last decade.

25

Our resource base is assessed annually to include new discoveries and changes in estimates for existing resources. Changes may result from additional drilling, revisions to recovery estimates, application of new technologies, or ongoing and rigorous geoscience and engineering evaluations. Resource base volumes are adjusted downward for volumes produced during the year and resources associated with asset divestments. Adjustments may also occur with changes to fiscal regime, equity, or depletion plans.

The largest components of ExxonMobil’s resource base remain conventional oil and gas, unconventional oil and gas, and heavy oil/oil sands, which comprise 72 percent of the total. LNG and deep water account for about 13 percent of the total resource base. The remaining 15 percent is made up of Arctic and acid/sour gas resources.

Resource Base Changes(1)
		5-Year
(billions of oil-equivalent barrels)	2014	Average
Resource Additions/Acquisitions	3.2	6.5
Revisions to Existing Fields	0.1	(0.7)
Production	(1.5)	(1.6)
Asset Sales	(0.3)	(0.7)

Net change versus year-end 2013	1.5	3.5

Proved Reserves Replacement Ratio(1)(2)
(percent of annual production replaced with proved reserves additions)

Proved Reserves

ExxonMobil’s resource base includes 25 billion oil-equivalent barrels of proved oil and gas reserves, equating to approximately 17 years of reserves life at current production rates. These reserves represent a diverse global portfolio distributed across all geographic regions and resource types, with a higher proportion of liquids.

In 2014, we replaced 104 percent of the reserves we produced, including the impact of asset sales. We added 1.5 billion oil-equivalent barrels to proved reserves (80 percent liquids) while producing 1.5 billion oil-equivalent barrels. Excluding asset sales, our proved reserves replacement ratio was 111 percent. Key proved reserve additions resulted from North American unconventional activities.

ExxonMobil added more than 10 billion oil-equivalent barrels to proved reserves over the past five years, more than replacing production over that time period. The development of new fields and extensions of existing fields have resulted in the addition of an average of 1 billion oil-equivalent barrels per year to proved reserves.

Revisions to proved reserves have averaged about 0.5 billion oil-equivalent barrels per year over the past five years, driven by effective reservoir management and the application of new technologies. We have more than replaced our production for 21 consecutive years. Proved reserve estimates are managed by a team of experienced reserve experts, and are the result of a rigorous and structured management review process.

Proved Reserves Distribution(1)

By Geographic Region	By Resource Type	By Hydrocarbon Type
(percent, oil-equivalent barrels)	(percent, oil-equivalent barrels)	(percent, oil-equivalent barrels)

(1) See Frequently Used Terms on pages 90 through 93.

(2) Includes asset sales.

26	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations

ExxonMobil has an active exploration or production presence in 36 countries and production operations in 24 countries. The Americas Our Americas portfolio includes conventional onshore fields, ultra-deepwater developments, numerous unconventional gas and oil opportunities, and oil sands and heavy oil plays. Operations in the Americas accounted for 35 percent of net oil-equivalent production and 26 percent of Upstream earnings in 2014.	Americas Highlights	2014	2013	2012
	Earnings (billions of dollars)	7.1	5.6	5.5
	Proved Reserves (oil-equivalent barrels, billions)	12.7	12.0	11.8
	Acreage (gross acres, million)	46.0	46.2	47.0
	Net Liquids Production (million barrels per day)	0.8	0.7	0.7
	Net Gas Available for Sale (billion cubic feet per day)	3.7	3.9	4.2
	Americas Production (millions of oil-equivalent barrels per day, net)

United States

ExxonMobil is a leading reserves

holder and producer of oil

and natural gas in the

United States.

We maintain a

significant position

in all major producing

regions, including offshore

Gulf of Mexico, the Gulf Coast, the

Rockies, the mid-continent, California, Alaska,

and Appalachia. Our U.S. portfolio includes

mature conventional assets, emerging

unconventional developments, and new

deepwater developments. With a focus on

technological improvements, operational

efficiency, and high-quality drilling programs,

we are extending the lives of our base

producing fields, some of which have been

onstream for decades. Our portfolio is further

enhanced by activity in unconventional

plays, nine of which are estimated to

contain recoverable resources of

greater than 1 billion oil-equivalent

barrels. Future developments are also

planned for ExxonMobil’s extensive deepwater

Gulf of Mexico acreage position.

Gulf of Mexico/Gulf Coast

2014 net average production in the Gulf of Mexico was

51 thousand barrels of liquids per day and 159 million cubic feet of gas per day.

Deep Water ¡ In the deepwater Gulf of Mexico, we operate the Hoover platform which is located in more than 4,800 feet of water and produces oil and gas from the

Hoover field and several subsea tiebacks. In addition, we are a partner in six deepwater fields, including the co-venturer-operated Thunder Horse field (ExxonMobil interest, 25 percent)

where active drilling is ongoing.

27

Drilling commenced on the Julia Phase 1 project with the newly built Maersk Viking drillship in the Gulf of Mexico.

Activity continued in the Keathley Canyon (KC) area. We are participating in the Anadarko-operated Lucius development (ExxonMobil interest, 23 percent) and are developing Hadrian South (ExxonMobil interest, 47 percent), situated in block KC-964, as a subsea tieback to the Lucius platform. Both projects were completed in 2014. Lucius production was initiated in early 2015.

Also in this area, ExxonMobil and its co-venturers continue to progress concept selection activities for development of the Hadrian North oil discovery (ExxonMobil interest, 50 percent), which is situated in blocks KC-918 and KC-919.

The Julia Phase 1 project (ExxonMobil interest, 50 percent) in the Walker Ridge (WR) area was fully funded in 2013 as a subsea tieback to the Chevron-operated Jack-St. Malo host facility on block WR-718. Project execution continues and drilling of the first well commenced in 2014, with first oil production planned for 2016.

ExxonMobil is also participating in the Anadarko-operated Heidelberg project (ExxonMobil interest, 9 percent), which was fully funded in 2013. The project develops resources located in a five-block unit in Green Canyon via subsea tieback to a spar facility. Well-drilling activities commenced in 2014 and start-up is planned for 2016.

We continue to expand and evaluate our substantial exploration portfolio of 1.2 million net acres in the deepwater Gulf of Mexico with investments in advanced seismic data to further enhance our understanding of the subsurface. ExxonMobil was awarded one Outer Continental Shelf (OCS) block in Sale 231, and three OCS blocks each in Sale 233 and Sale 238.

Conventional ¡ The Mobile Bay development offshore Alabama contributed net production of 107 million cubic feet of gas per day during 2014. We continue to realize cost efficiencies and capture environmental benefits associated with the consolidation of our sour gas plants in late 2010.

LNG ¡ Golden Pass Products LLC, a joint venture between ExxonMobil and Qatar Petroleum International, progressed federal permitting to add up to 15.6 million tonnes per year of export capacity to the existing Golden Pass LNG terminal, an import facility at Sabine Pass, Texas. This project gives this world-class LNG terminal the opportunity to import or export natural gas in response to market conditions. The project received approval to export to countries with Free Trade Agreements (FTA) with the United States in 2012 and is awaiting approval to export to non-FTA countries. In 2014, front-end engineering design commenced and environmental permit applications were submitted to the Federal Energy Regulatory Commission.

Golden Pass Products in Texas is progressing a project to add up to 15.6 million tonnes per year of LNG export capacity to the existing terminal.

28	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

U.S. Onshore Texas and Louisiana

ExxonMobil is a leading producer in Louisiana and Texas with strong positions in all of the major conventional and unconventional plays, including the Permian Basin. In 2014, onshore net production in Texas and Louisiana averaged 105 thousand barrels of liquids per day and 1.6 billion cubic feet of gas per day.

Conventional ¡ ExxonMobil is a leading leaseholder and producer in the Permian Basin with over 1.5 million acres of leasehold. After ramping up activity to eight operated conventional drilling rigs in 2014, we completed 155 wells across multiple fields, including Russell, Goldsmith, Fullerton, Cornell, and Mahoney. More than 60 workover rigs were also active in the Permian, increasing production by opening up additional zones with fracture stimulation treatments. We are optimizing development and expanding infrastructure to facilitate rapid production growth, including expansion of water handling and gas processing capacity.

Unconventional ¡ ExxonMobil holds 227,000 net acres in the Haynesville/Bossier Shale of East Texas and Louisiana, where we continue to capture benefits from our drilling and completion improvements.

In the Barnett Shale play in North Texas, we continue to develop and maintain our leasehold of 211,000 net acres. In the Freestone tight gas trend, where ExxonMobil holds 295,000 net acres, we focused on operating efficiently and making disciplined investments to offset decline.

Unconventional development in the Permian has been a key focus for us in 2014 and will drive our U.S. production in the future. Three strategic transactions, enabled by our large and diverse portfolio, added 65,000 acres to our already strong unconventional Permian position highlighted by the Wolfcamp, Wolfbone, Wolfberry, and Bone Springs reservoirs. In 2014, we increased our operated unconventional Permian rigs to 10 and have plans to further increase activity over the next several years. With this investment, our production will continue to grow after rising 15 percent during 2014 on a large base. We remain encouraged by our development of the prolific Wolfcamp formation in the Midland Basin.

Technology: Facility Design Innovations Reduce Cost

ExxonMobil’s expertise in process engineering and equipment technologies is driving costs down through process intensification and operating efficiency enhancements. Integration of Upstream and Downstream processing technology uniquely positions our scientists and engineers to efficiently take advantage of expertise across the company.

ExxonMobil’s applied research in compact separation technologies has led to cost reductions in Point Thomson (North Slope of Alaska) and Hadrian South (Gulf of Mexico). In both cases, the use of compact separation devices has enabled the manufacture and deployment of smaller separation modules, which is especially critical for remote and offshore applications. At Hadrian South, our application of compact separation technology enabled the use of a smaller separation module to support the subsea tieback of a satellite gas field to maximize condensate recovery, while minimizing changes to the design of the supporting structure.

We are applying our experience to develop a compact subsea separation system, by integrating commercially available equipment with our own proprietary technologies. The overall performance of this system has been validated through a rigorous qualification program in preparation for first commercial application. Such compact subsea separation systems will enhance the development of deepwater fields within ExxonMobil’s offshore portfolio by increasing the overall recovery of hydrocarbons from the reservoirs.

PHOTO: Application of compact separation technologies reduces development costs at remote locations, such as Point Thomson on the North Slope of Alaska.

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Mid-Continent and Appalachia

ExxonMobil produces oil and gas throughout the mid-continent states, including Arkansas, Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Utah, and Wyoming, as well as the Appalachian states of Pennsylvania and West Virginia. Average net production from these areas was 113 thousand barrels of liquids per day and more than 1.6 billion cubic feet of gas per day in 2014.

Conventional ¡ The LaBarge development (ExxonMobil interest, 100 percent) in Wyoming comprises the Madison, Tip Top, and Hogsback fields, and the Shute Creek gas processing plant. It includes one of the world’s largest helium recovery and physical solvent gas sweetening plants. Implementation of a project to improve environmental performance of the Shute Creek Plant’s compressor engines started in early 2012, and record carbon dioxide sales of 337 million cubic feet per day were reached in late 2014. The LaBarge facilities processed an average of 700 million cubic feet of inlet gas per day in 2014.

Production in the Bakken has increased sixfold since our entry into the play in 2008.

Unconventional ¡ The Bakken Shale remained one of our most active unconventional programs in 2014 with well completions and production volumes again reaching all-time highs. ExxonMobil currently holds 544,000 net acres of high-quality resource in this play. Through the deployment of 16 rigs by year end, net operated production in the Bakken increased 38 percent in 2014.

The liquids-rich Woodford Shale in the Ardmore Basin of southern Oklahoma was another active area in 2014. We operated 10 rigs across our more than 335,000 net acres and continued delineation of the oil-rich Woodford Shale in the Marietta Basin. We continue to progress infrastructure projects to optimize the liquids-rich production from this area. In the Fayetteville Shale, pad drilling, optimized well spacing, and improved drilling processes are increasing efficiencies as development proceeds across our 450,000 net acres.

ExxonMobil holds a material position in the Marcellus Shale of 583,000 acres across Pennsylvania and West Virginia, and 55,000 acres in the promising Utica Shale in Ohio. Our cryogenic plant in Butler County, Pennsylvania, continues to enhance returns from our Marcellus production by capturing natural gas liquids. In Utah, Colorado, and New Mexico, production from more than 1 million net acres in the Uinta, Piceance, Raton, and San Juan plays has continued.

California

Net production from fields offshore California averaged 28 thousand barrels of liquids per day and 23 million cubic feet of gas per day during 2014. The Santa Ynez Unit (SYU) development (ExxonMobil interest, 100 percent) consists of three platforms located 5 miles offshore Santa Barbara and a processing plant in Las Flores Canyon. We continue to successfully employ world-class extended-reach drilling from these platforms to increase recovery. In 2014, development drilling continued at the SYU Harmony platform.

ExxonMobil also has a 48-percent equity share in Aera Energy LLC’s operations, comprising eight fields and about 11,000 wells that produce 60 thousand net oil-equivalent barrels per day of a mixture of heavy and conventional oil with associated natural gas.

Production from our Santa Ynez Unit offshore development is processed at the Las Flores Canyon Plant in California.

30	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Alaska

ExxonMobil is the largest holder of discovered natural gas resources on the North Slope of Alaska. The initial development phase of the Point Thomson project is progressing with site infrastructure complete, drilling and completions preparation under way, and large processing module fabrication in progress. Average net production was 96 thousand barrels of liquids per day in 2014.

Together with the State of Alaska and co-venturers, ExxonMobil is continuing to advance the Alaska LNG project to commercialize Alaskan gas resources. The pre-front-end engineering design studies are ongoing to further define and optimize the design. In addition, extensive field work to gather data for the Environmental Impact Statement is progressing. In September 2014, the project initiated the regulatory permitting process by pre-filing with the Federal Energy Regulatory Commission.

Canada

ExxonMobil is one of the leading oil and gas producers in Canada through our wholly owned affiliate, ExxonMobil Canada, and majority-owned affiliate, Imperial Oil (ExxonMobil interest, 69.6 percent). Through these entities, we have one of the largest resource positions in the country and possess a significant portfolio of major projects, both onshore and offshore.

Offshore Canada Operations

Beaufort Sea ¡ ExxonMobil and Imperial Oil continue to progress the assessment of blocks EL476 and EL477 (formerly EL446 and EL449) in the Arctic Beaufort Sea, covering 500,000 net acres (combined ExxonMobil and Imperial Oil interest, 50 percent). In 2014, we continued to work closely with regulators, both federal and territorial, to progress approval for exploration drilling.

Hebron ¡ The Hebron project (ExxonMobil interest, 36 percent) is an ExxonMobil-operated oil development located in 300 feet of water offshore Newfoundland. The planned gravity-based structure with topsides facilities and drill rig will have a gross capacity of 150 thousand barrels per day. In 2014, construction of the concrete gravity-based structure continued in Newfoundland. The partially built structure was floated to a deepwater site where construction and mechanical outfitting are ongoing. Fabrication of topsides modules continues in Newfoundland and South Korea. Start-up is expected in 2017.

Hibernia ¡ The Hibernia field (ExxonMobil interest, 33 percent) offshore Newfoundland is operated by Hibernia Management and Development Company Ltd., utilizing its own employees, and selected secondees and processes from ExxonMobil. Hibernia’s net production averaged 25 thousand barrels of oil per day in 2014. Progress continued on the Hibernia Southern Extension project (ExxonMobil interest, 27 percent), a subsea tieback to the existing Hibernia platform that will access recoverable resources of approximately 170 million gross oil-equivalent barrels. Subsea water injection commenced in November 2014, and drilling and completions operations are under way for the remaining platform and subsea wells.

Sable ¡ The ExxonMobil-operated Sable Offshore Energy project (ExxonMobil interest, 51 percent; Imperial Oil interest, 9 percent) in Nova Scotia comprises five producing fields. Net production in 2014 averaged 58 million cubic feet of gas per day and 2 thousand barrels of associated natural gas liquids per day.

Terra Nova ¡ The co-venturer-operated Terra Nova development (ExxonMobil interest, 19 percent) produced 7 thousand net barrels of oil per day in 2014. Located in 300 feet of water, Terra Nova consists of a unique, harsh-environment-equipped floating production, storage, and offloading vessel.

Construction of the Hebron gravity-based structure is ongoing at Bull Arm in Newfoundland, Canada.

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Onshore Canada Operations

Cold Lake ¡ In 2014, the Cold Lake heavy oil field in Alberta (Imperial Oil interest, 100 percent) achieved production of 114 thousand net barrels of oil per day. Cold Lake is one of the largest thermal in situ heavy oil projects in the world. It has more than 4,200 wells directionally drilled from multiple satellite pads tied back to central facilities, which reduce surface land requirements. Cyclic steam stimulation is used to recover bitumen and recovery is increased through the use of leading-edge thermal technologies. Since the inception of the Cold Lake project, continuous improvements and advances in technology have allowed us to more than double the expected recovery from the initial commercial development area. The next expansion of the Cold Lake development is the Nabiye project, which will increase capacity by 50 thousand barrels of bitumen per day. In addition, experimental pilots are currently under way to test solvent-based recovery technologies that would further enhance recovery and lower greenhouse gas emissions.

The Cold Lake Nabiye Expansion project began steam injection in January 2015.

Horn River ¡ In the Horn River Basin in northeast British Columbia (combined ExxonMobil and Imperial Oil interest, 100 percent), we currently hold approximately 340,000 net acres and are one of the largest landholders in the basin. Evaluation of our acreage position has progressed with production from a pilot project consisting of eight horizontal production wells and associated facilities. Production started in August 2012 from the 30-million-cubic-foot-per-day-capacity facility.

Kearl ¡ The Kearl oil sands project (ExxonMobil and Imperial Oil interest, 100 percent) is developing a world-class resource in northern Alberta expected to exceed 4 billion barrels. Production of mined bitumen averaged 66 thousand net barrels per day in 2014. Construction is nearing completion on the expansion project, which is expected to produce an additional 110 thousand barrels of bitumen per day.

Montney and Duvernay ¡ ExxonMobil continued to delineate our 629,000 net acres in the liquids-rich Montney and Duvernay plays. By year-end 2014, six rigs were active and our recently commissioned 90-million-cubic-feet-per-day Kaybob gas plant was approaching full capacity.

Steam-Assisted Gravity Drainage (SAGD) ¡ In 2014, ExxonMobil and Imperial Oil also continued to evaluate oil sands acreage in the Athabasca region on both in situ and mining leases including Aspen, Clark Creek, Corner, Grand Rapids, and Clyden. ExxonMobil is continually leveraging our extensive acreage position in Canada to maximize value.

Syncrude ¡ The Syncrude oil sands mining operation (Imperial Oil interest, 25 percent) produced synthetic crude averaging 60 thousand net barrels per day in 2014. We are progressing several projects to sustain production and continue to evaluate future developments, including Mildred Lake Extension, and Aurora South Phases 1 and 2. The Mildred Lake Mine Sustaining project was completed in 2014.

West Coast Canada (WCC) LNG ¡ ExxonMobil and Imperial Oil are in the early stages of project assessment and planning for a proposed LNG project in Prince Rupert, British Columbia. Through the jointly owned affiliate WCC LNG Ltd., ExxonMobil and Imperial Oil received an export license in 2013 from the National Energy Board to export up to 30 million tonnes of LNG per year for 25 years.

32	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

South America

Argentina

In Argentina, ExxonMobil holds a 51-percent interest in the Chihuidos concession. During 2014, we sold net daily gas production of 21 million cubic feet to local markets.

ExxonMobil continued its exploration drilling and well-testing campaign in the highly prospective Vaca Muerta shale formation in the Neuquén Basin where we hold more than 900,000 net acres. We expanded our acreage position by approximately 30,000 net acres through the capture of the Parva Negra Este block in 2014. Drilling, completion, and testing activities continued on two ExxonMobil-operated horizontal wells with encouraging early results.

Brazil

ExxonMobil captured a 35-percent operating interest in the POT-M-475 deepwater block in 2014. Seismic operations on the POT-M-475 and CE-M-603 blocks are planned for 2015.

Colombia

ExxonMobil has an interest in four blocks and a technical evaluation agreement for one block in the emerging tight liquids play. The drilling and initial short-term test of our first unconventional exploration well is planned for 2015. In the Colombian offshore, ExxonMobil was awarded a 33-percent interest in the COL-4 technical evaluation agreement covering 889,000 net acres in deep water during the 2014 tender round. In the heavy oil play, ExxonMobil is finalizing its obligations under a technical evaluation agreement in the CPE-3 onshore block.

Guyana

ExxonMobil holds a 100-percent operating interest in the Stabroek deepwater block (6.6 million net acres) offshore Guyana. In 2014, we reduced our operating interest to 45 percent, pending government approval, with plans to drill a deepwater well in 2015.

Venezuela

The Cerro Negro and La Ceiba assets were expropriated without compensation by Venezuela in June 2007. Prior to expropriation, ExxonMobil affiliates owned a 41.7-percent interest in Cerro Negro and a 50-percent interest in La Ceiba. ExxonMobil affiliates filed a request for arbitration against Venezuela with the International Centre for Settlement of Investment Disputes (ICSID) in September 2007. In October 2014, ICSID issued an award of $1.6 billion, plus interest dating back to 2007, in favor of ExxonMobil. Venezuela is challenging the award and the matter remains pending.

Technology: Experimental Capability Optimizes Reservoir Performance

ExxonMobil drives technology development through our long-term investment in industry-leading experimental laboratory and analytical capabilities. This integrated approach creates competitive advantages that impact our business today and ensure our differentiated performance into the future.

Our scientists and engineers are delivering unique insights to optimize acreage selection and completion design in tight reservoir plays such as the Vaca Muerta in Argentina. Working alongside operations teams, our researchers are applying their global expertise in unconventional reservoirs to identify the underlying geologic controls on reservoir performance. Scanning electron microscopy and X-ray diffraction are combined to understand and visualize the microscopic rock fabric and pore network. These insights enhance our understanding of the resource and help identify the most productive zones. Our state-of-the-art geomechanical laboratories measure how the Vaca Muerta reservoir responds to proppant particles within a hydraulic fracture. This analysis helps us identify zones where the rocks will be able to maintain an open fracture network to produce the resource effectively.

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Europe

ExxonMobil is one of Europe’s largest producers of oil and gas. Key assets include North Sea oil and natural gas production operations, and onshore natural gas production in the Netherlands and Germany. In 2014, European operations accounted for 16 percent of ExxonMobil’s net oil and natural gas production, and 10 percent of Upstream earnings.

ExxonMobil continues to progress exploration activities and development projects in Europe. We are increasing recovery from existing producing assets through work programs and the implementation of new technology. We continue to study the exploration potential near our Domino

Europe Highlights	2014	2013	2012
Earnings (billions of dollars)	2.6	3.4	4.0
Proved Reserves (oil-equivalent barrels, billions)	2.1	2.3	2.5
Acreage (gross acres, million)	18.3	21.2	43.7
Net Liquids Production (million barrels per day)	0.2	0.2	0.2
Net Gas Available for Sale (billion cubic feet per day)	2.8	3.3	3.2
Europe Production (millions of oil-equivalent barrels per day, net)
gas discovery in the Romanian Black Sea. Additionally, ExxonMobil provides natural gas supply to the European market through LNG from our joint ventures with Qatar Petroleum, including receiving terminals in the United Kingdom and Italy where ExxonMobil has equity interests.

Faroe Islands

Drilling was completed on the Brugdan-2 wildcat well on Faroes license L006 in 2014. The well did not encounter any hydrocarbons and ExxonMobil subsequently relinquished all Faroes acreage.

Germany

ExxonMobil is Germany’s largest natural

gas producer, with production from

ExxonMobil-operated fields accounting

for approximately 70 percent of all natural

gas produced in the country. In 2014, these

fields generated an average net production of

425 million cubic feet per day. During the

year, we successfully commissioned a new

30-megawatt electric cogeneration facility

located within ExxonMobil’s Grossenkneten

sour gas plant. This new cogeneration

unit can supply all of the electricity

required to run the gas plant and a

nearby compressor station. In addition,

it can produce 80 tonnes per hour of

steam for use in the Grossenkneten Plant.

The unit is expected to reduce ExxonMobil’s

indirect CO2 emissions by up to 70 thousand

tonnes per year.

Our subsidiaries in Germany hold

4 million net acres of exploration

acreage in Lower Saxony,

Hamburg, and North Rhine

Westphalia. These contain

potential shale gas, tight gas,

tight liquids, and coal bed

methane exploration plays.

Future exploration activities await

the issuance of permits for hydraulic fracturing.

34	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Ireland

ExxonMobil is in the process of relinquishing ownership of the Dunquin FEL 3/04 and Cuchulain FEL 1/99 licenses.

Italy

The Adriatic LNG terminal (ExxonMobil interest, 71 percent), located 10 miles offshore of Porto Levante in the northern Adriatic Sea, is the world’s only fixed offshore LNG storage and regasification terminal. In 2014, 50 LNG cargoes were delivered, providing about 3.2 million tonnes of LNG to the Italian natural gas grid.

Netherlands

Nederlandse Aardolie Maatschappij (NAM), a 50-percent ExxonMobil equity company with Shell as the operator, is the largest natural gas producer in the Netherlands. Gas is produced from more than 100 fields located both onshore and offshore. Daily net production in the Netherlands averaged 1.7 billion cubic feet of gas in 2014. The majority of this production comes from the Groningen field (ExxonMobil interest, 30 percent), which is Europe’s largest natural gas field. In 2014, NAM commenced deliveries from the Underground Storage Expansion project at Norg, which helps to sustain Groningen gas deliveries. ExxonMobil continues to evaluate exploration opportunities with NAM.

Norway

ExxonMobil is among the largest oil and gas producers in Norway, with average net production of 152 thousand barrels of liquids per day and 450 million cubic feet of gas per day in 2014. We operate offshore producing fields, including Ringhorne (ExxonMobil interest, 100 percent), Ringhorne East (ExxonMobil interest, 77 percent), and Balder (ExxonMobil interest, 100 percent). In 2014, net production averaged 50 thousand oil-equivalent barrels per day for Balder and Ringhorne combined.

Drilling at Balder resumed in 2013 following the interpretation of a recent seismic survey in the Balder/Ringhorne area, and will continue into 2015-2016. We are assessing the potential for further drilling at Ringhorne in the future.

Technology: Enhancing Subsurface Characterization

ExxonMobil’s advanced geophysical imaging capabilities, including full wavefield inversion, provide industry-leading, high-fidelity subsurface images and high-resolution 3D volumes of rock properties. Our proprietary algorithms, coupled with investments in petascale computing, accomplish the massive computational task required to make these analyses available to inform business decisions. Our geoscientists and reservoir engineers continue to enhance understanding of the subsurface by providing the insights required to efficiently explore and develop new resources.

A comprehensive suite of imaging and subsurface interpretation technologies are being applied across our opportunity inventory in the Romanian Black Sea. Our geoscientists are using high-resolution images of modern depositional systems to enhance models of reservoir deposition for prospect generation and opportunity evaluation. High-resolution rock property volumes derived from our full wavefield inversion technology were used to optimally target drilling and form an integral part of our ongoing Black Sea exploration and development efforts. We will continue to deploy our leading capabilities in imaging and subsurface characterization as we mature our prospect inventory in this emerging basin.

PHOTO: Our Romanian Black Sea well location was optimized using our full wavefield inversion technology.

35

ExxonMobil also has significant equity participation in approximately 20 partner-operated fields offshore Norway. In 2014, average net production from these fields yielded 102 thousand barrels of liquids per day and 435 million cubic feet of gas per day. A new field in the Grane area, Svalin, came on production in 2014. This field is a subsea development tied back to the Grane platform.

During the year, ExxonMobil’s equity in Snorre was reduced from 17.8 percent to 17.5 percent following an equity redetermination settlement. At Grane, gas injection was initiated for improved oil recovery. Progress continues on new subsea technology with the execution of the Aasgard Subsea Compression (ASC) project (ExxonMobil interest, 13.5 percent). The ASC project will help to maximize recovery from the Aasgard and Mikkel fields. This project is in the execution phase and represents an industry first in the application of subsea compression. Testing of the pilot compressor was completed in 2014 and installation of the first production compressor is planned for 2015.

In 2014, ExxonMobil held two exploration licenses: Møre Vest (ExxonMobil operated, working interest 35 percent) in the Møre Basin and Ygg High (ExxonMobil interest, 30 percent) in the deepwater outer Vøring Basin. Additional seismic data and interpretation in Møre Vest determined the low exploration potential and ExxonMobil relinquished the license after fulfilling our program commitments.

Romania

ExxonMobil has a 50-percent working interest in the deepwater Neptun Deep block covering approximately 932,000 net acres in the Black Sea. Acquisition of a 2,300-square-mile 3D seismic survey was completed in 2013 and the data is currently being evaluated. Concept selection activities are progressing. Additional drilling was completed in 2014 with the results currently being evaluated. During the year, ExxonMobil continued exploration drilling with the Pelican South-1 well in the Neptun Deep block. The well will be completed in 2015. ExxonMobil expanded its position in the Romanian Black Sea with an agreement to purchase the deepwater portion of the Midia Deep License, covering 53,000 net acres.

Ukraine

In August 2012, an ExxonMobil-led consortium won the tender for the Skifska offshore block in the Black Sea totaling 3.7 million net acres (ExxonMobil interest, 90 percent). Due to the political situation in Ukraine, the negotiations to conclude the Skifska offshore block remain in force majeure.

United Kingdom

ExxonMobil holds interests in more than 40 producing fields in the North Sea, principally through a joint venture with Shell. In 2014, average net production from these fields was 23 thousand barrels of liquids per day and 283 million cubic feet of gas per day. Drilling activities are ongoing and a number of further development opportunities are under evaluation.

In December 2014, the United Kingdom’s 28th offshore licensing round awarded ExxonMobil a 50-percent interest (Shell operated) in two licenses, consisting of 129,000 net acres in the North Sea. Additional seismic data interpretation will begin in 2015.

The South Hook LNG regasification terminal (ExxonMobil interest, 24 percent) located in Milford Haven, Wales, delivers gas to the United Kingdom’s natural gas grid.

In addition, ExxonMobil has interests in several North Sea hydrocarbon transportation and processing systems, including the SEGAL gas plant at St. Fergus where the natural gas liquids are extracted to provide feedstocks to our onshore ethylene plant in Fife, Scotland.

36	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Africa	Africa Highlights	2014	2013	2012
ExxonMobil is one of Africa’s leading oil producers. Our operations in Africa accounted for 12 percent of our 2014 net oil and natural gas production, and 13 percent of total Upstream earnings. In addition to producing activities, we have ongoing exploration activities. ExxonMobil holds interests in 21 deepwater blocks totaling over 12 million net acres.	Earnings (billions of dollars)	3.7	4.5	7.2
	Proved Reserves (oil-equivalent barrels, billions)	1.4	1.5	1.7
	Acreage (gross acres, million)	24.4	23.0	14.1
	Net Liquids Production (million barrels per day)	0.5	0.5	0.5
	Net Gas Available for Sale (billion cubic feet per day)	–	–	–
	Africa Production (millions of oil-equivalent barrels per day, net)

Angola We have interests in three deepwater blocks covering nearly 2 million acres in Angola. These world-class development opportunities have a gross recoverable resource potential of approximately

11 billion oil-equivalent barrels. Including production

from the co-venturer-operated Block 17, our net

production in Angola averaged 131 thousand barrels

of oil per day in 2014. Several new projects are under

construction or in development planning.

Block 15 ¡ ExxonMobil has a 40-percent interest in

Block 15. We have discovered total resources of

approximately 5 billion gross oil-equivalent barrels

on the block. Block 15 was Angola’s second-highest-

producing block in 2014 and facilities continue to

operate with very high levels of reliability.

Block 15 development now focuses on the Kizomba

Satellites Phase 2 project, which includes subsea

tiebacks to the Kizomba B and Mondo floating production,

storage, and offloading (FPSO) vessels. The Phase 2 project is expected to recover nearly 190 million barrels of oil. Development drilling began in 2014 and production is anticipated to start in 2015.

Through collaborative development efforts with our partners and major contractors, we continue to utilize the local workforce to enhance Angolan economic development and competitiveness.

Block 17 ¡ ExxonMobil has a 20-percent interest in Block 17.

Through year-end 2014, 15 discoveries have been made

on the block with a gross recoverable resource potential of

approximately 5 billion oil-equivalent barrels.

The Cravo-Lirio-Orquidea-Violeta (CLOV) project achieved start-up in June 2014. Located in 4,100 feet of water, the project is producing over 160 thousand barrels of oil per day via subsea wells tied back to a new FPSO vessel.

Within Block 17, design activities are also progressing for the Pazflor Satellites project that involves tie-in to the existing Pazflor subsea infrastructure and FPSO vessel. In 2014, concept optimization work and front-end engineering were completed, and the project is expected to start production in 2018.

Block 32 ¡ Development planning activities continue for Block 32 where ExxonMobil owns a 15-percent interest. Through year-end 2014, 13 discoveries have been announced with a total resource of approximately 1.4 billion oil-equivalent barrels. The first FPSO vessel development planned for Block 32 is the Kaombo Split Hub project in the southeastern section of the block, with estimated recovery of about 600 million barrels of oil. A final investment decision was made in 2014 and execution stage activities are progressing. Start-up is anticipated in 2017. Block 32 co-venturers drilled the successful

37

Execution of the second phase of the Kizomba Satellites project in Angola leverages the existing floating production, storage, and offloading (FPSO) vessel and facilities.

Cominhos-3 wildcat, which is envisioned to support the next phase of development. Additional wildcat wells are planned in 2015.

Chad

ExxonMobil is Chad’s leading oil producer (ExxonMobil interest, 40 percent) with average net production of 28 thousand barrels of oil per day in 2014. Production drilling was conducted in 2014 with two rigs in the Bolobo and Miandoum fields located near Kome. ExxonMobil continues to support Chad resource development and, in late 2013, facilitated the start of crude shipment by other producers through our existing dedicated Chad-Cameroon pipeline to available markets.

Côte d’Ivoire

Two frontier deepwater blocks, CI-602 and CI-603, were captured in Côte d’Ivoire in 2014. Assessment of the resource potential is under way, with 3D seismic data acquisition planned in early 2015.

Equatorial Guinea

ExxonMobil operates the Zafiro field in Equatorial Guinea (ExxonMobil interest, 71 percent) in water depths between 400 and 2,800 feet. The Zafiro field has produced more than 1 billion barrels in its 18 years of production. In 2014, net production averaged 32 thousand barrels of oil per day. A drilling and wellwork campaign began in 2014 and will continue through 2015.

Gabon

ExxonMobil participated in the Sputnik wildcat well on the Arouwe block in 2014. The block is currently under evaluation.

38	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Liberia

ExxonMobil holds an 83-percent interest in Liberia Block 13 covering approximately 520,000 net acres. Technical evaluation is ongoing, with plans for drilling to be defined.

Madagascar

ExxonMobil holds an interest in more than 9.3 million net acres in the Majunga Basin offshore Madagascar. Interpretation of the 2D seismic data acquired in 2013 is under way to better understand the resource potential.

Nigeria

ExxonMobil continues to develop our interest in offshore Nigeria. We operate a shallow-water joint venture with the Nigerian National Petroleum Corporation offshore southeastern Nigeria (ExxonMobil interest, 40 percent for crude and condensate; 51 percent for natural gas liquids) as well as the deepwater Erha, Erha North, and Usan fields. ExxonMobil also produces from co-venturer-operated fields. Development drilling and project activities using Nigeria’s expanding capabilities are under way to further develop our interests. In 2014, net production in Nigeria averaged 298 thousand barrels of liquids per day.

Nigeria – Deep Water

Erha/Erha North ¡ The Erha development (ExxonMobil interest, 56 percent) is located 60 miles offshore in 3,900 feet of water. The development has a capacity in excess of 200 thousand barrels per day and consists of more than 30 subsea wells tied back to an FPSO vessel.

The Erha North Phase 2 project (ExxonMobil interest, 56 percent), which was fully funded in 2013, is a subsea tieback to the existing Erha FPSO vessel. The project will further develop the currently producing Erha North field, with an expected peak production rate of approximately 60 thousand barrels of oil per day. In 2014, we progressed fabrication and commenced installation and drilling activities. Start-up is targeted for late 2015.

Bonga North ¡ The Bonga North development (ExxonMobil interest, 20 percent) is planned as multiple subsea wells tied back to an FPSO vessel. Early engineering and design continue, with the project concept expected to develop more than 500 million oil-equivalent barrels.

Bonga Northwest ¡ Bonga Northwest (ExxonMobil interest, 20 percent) achieved start-up in August 2014. The project will develop approximately 100 million barrels of oil via subsea tieback to the existing Bonga FPSO vessel, which began production from the Bonga field in 2005.

Bonga Southwest ¡ The Bonga Southwest project (ExxonMobil interest, 16 percent) is planned as an FPSO vessel development with a dedicated gas export pipeline. The project is anticipated to develop approximately 800 million oil-equivalent barrels. Early procurement and contracting activities are progressing, and the project is targeting a full-funding decision in 2015.

Bosi ¡ The Bosi development (ExxonMobil interest, 56 percent) is planned as a spread-moored floating production unit vessel with associated subsea developments, and with oil storage and offloading via the Erha FPSO vessel. The Bosi Phase 1 project is expected to develop more than 600 million barrels of oil. Project concept selection activities are progressing in participation with the Nigerian government and co-venture partner Shell.

OML 145 (previously OPL 214) ¡ ExxonMobil was awarded operatorship of OML 145 in 2002 (ExxonMobil interest, 20 percent) and discovered the Uge field in 2005. Development studies for Uge continue.

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OML 138 / OML 139 / OPL 223 ¡ Two successful wildcat wells were drilled on OML 138 in 2014, south of the Usan field. ExxonMobil is currently evaluating development options and assessing additional potential on the block.

Usan ¡ First production from the Usan project (ExxonMobil interest, 30 percent) was achieved in February 2012. Usan is located 60 miles offshore Nigeria in 2,500 feet of water. Full development is designed to recover more than 300 million barrels of oil using subsea wells connected to a 180-thousand-barrel-per-day- capacity FPSO vessel. ExxonMobil assumed operatorship of this asset in February 2014.

ExxonMobil assumed operatorship of Usan offshore Nigeria in 2014.

Technology: Enhancing Well Performance
ExxonMobil invests in technology to enhance reliability and longevity, ensuring our wells produce and facilities operate efficiently over the life of an asset.

Advances in well screen technology and well simulation have enabled access to profitable barrels of oil that otherwise would have remained in place. Our expertise in computational fluid dynamics and proprietary well performance simulation is leveraged to design and optimize well completions for a variety of operating conditions. ExxonMobil’s MazeFlo completion technology, developed using this approach, mitigates mechanical screen damage to improve reliability in sand-prone well production.

Offshore Nigeria, a well shut-in for sand production was fitted with a MazeFlo screen run inside the existing completion.

The well has now produced an additional 2.7 million barrels of oil that would have otherwise remained shut-in. These barrels were produced at significant savings compared to a sidetrack well, the next best alternative.

ExxonMobil’s proprietary well simulation and completion design capabilities are also being applied to develop innovative passive inflow control devices for production conformance and water injection applications to maximize profitable recovery in new and existing wells worldwide.

PHOTO: ExxonMobil engineers design novel completion technologies for enhanced well performance.

40	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Nigeria Shelf – Joint Venture	Natural gas liquids are produced from the East Area Complex in Nigeria.

ExxonMobil’s portfolio in the Nigerian shelf encompasses 70 discovered fields. We have ongoing activities to maximize recovery, including optimization of base operations and a series of platform upgrades. There has not been any active drilling program in the joint venture since August 2014 when the last drilling rig was demobilized. However, exploration activities continue in an effort to identify new opportunities, with future seismic data acquisition planned.

Satellite Field Development ¡ Execution of ExxonMobil’s “design one, build multiple” approach for the Satellite Field Development project (ExxonMobil interest, 40 percent) is progressing. Phase 1 achieved first oil in October 2012 with the installation of three new platforms and drilling activities concluded in May 2014. Peak production from Phase 1 reached

70 thousand barrels of liquids per day, with recovery anticipated to exceed 120 million barrels of oil and natural gas liquids. In 2014, engineering and contracting activities continued on Phase 2 of the Satellite Field Development, incorporating learnings from Phase 1.

Natural Gas Liquids ¡ Natural gas liquids are produced from the Oso Natural Gas Liquids project and the East Area Natural Gas Liquids II project (ExxonMobil interest, 51 percent). The projects are expected to recover around 670 million barrels of natural gas liquids. In addition, they have contributed to a reduction in flaring since start-up in 2007.

Domestic Power Generation and Natural Gas Supply ¡ Development of a nominal 530-megawatt power plant is under way. Engineering, procurement, and construction contract awards have been advanced and government approval is being progressed. The plant is a central component of an integrated plan to increase gas utilization and power generation capacity in Nigeria.

Republic of Congo

Throughout the license period, five discoveries were announced in the Mer Tres Profonde Sud block (ExxonMobil interest, 30 percent) with a total resource of approximately 400 million gross oil-equivalent barrels. We continue to evaluate development options.

South Africa

ExxonMobil holds a 75-percent interest in the Tugela South Exploration Right. Future exploration rights in four offshore areas, and ExxonMobil’s interest in them, remain subject to South African governmental approval. We have initiated exploration activities, including geological studies, environmental impact assessments, and community engagement.

Tanzania

Four exploration wells were drilled on Block 2 (ExxonMobil interest, 35 percent) in 2014, resulting in two natural gas discoveries at Piri and Giligilani. These two discoveries bring the total discovered resource to approximately 21 trillion cubic feet of natural gas in place. Operator Statoil and ExxonMobil are continuing development planning, onshore site selection, and commercial discussions regarding a potential joint LNG plant with adjoining blocks.

41

Asia In Asia, ExxonMobil is participating in the development of some of the world’s largest oil and gas projects. Overall, ExxonMobil’s Asian operations accounted for 33 percent of our net oil and gas production and 48 percent of Upstream earnings. Azerbaijan The Azeri-Chirag-Gunashli (ACG) megafield (ExxonMobil interest, 8 percent) has produced 2.6 billion barrels of oil since its 1997 start-up. In 2014, ACG production averaged 18 thousand barrels of net oil per day. A sixth producing platform was started up in January 2014.	Asia Highlights	2014	2013	2012
	Earnings (billions of dollars)	13.2	13.0	12.7
	Proved Reserves (oil-equivalent barrels, billions)	7.6	7.9	7.7
	Acreage (gross acres, million)	211.0	60.3	31.5
	Net Liquids Production (million barrels per day)	0.6	0.8	0.8
	Net Gas Available for Sale (billion cubic feet per day)	4.1	4.3	4.5
	Asia Production (millions of oil-equivalent barrels per day, net)

Hong Kong

ExxonMobil completed the sale of its interest in an electricity generation partnership in Hong Kong in May 2014, including its 60-percent shareholding in Castle Peak Power Company Ltd. and its 51-percent interest in Hong Kong Pumped Storage Development Company Ltd.

42	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Indonesia

ExxonMobil operates the onshore Arun and Arun satellite fields, and the North Sumatra offshore field. The natural gas from these fields is processed at the PT Arun LNG Plant. In 2014, net production from these fields averaged 79 million cubic feet of gas and 1 thousand barrels of associated liquids per day. The last cargo from the plant was exported in 2014 and gas is now directed to the domestic market.

In the Cepu area, onshore Java (ExxonMobil interest, 45 percent), construction of the 165-thousand-barrel-per-day Banyu Urip development is over 90 percent complete. Sixty miles of onshore and offshore pipelines have been installed, and the floating storage and offloading vessel was safely completed, towed, and installed 14 miles offshore in the Java Sea. Construction of the central processing facilities continues along with commissioning activities in preparation for start-up. Two rigs are executing the development drilling program ahead of plan, with 38 of 48 total wells complete. In 2014, we increased existing production to more than 40 thousand barrels per day and will continue to ramp up production to full field capacity in 2015.

Front-end engineering design commenced in June 2014 on the Cepu Gas project, a unitized development covering the Jambaran and Tiung Biru gas fields with PT Pertamina EP Cepu as the unit operator. A revised plan of development was submitted to the government regulator for approval, and gas sales agreements were progressed.

In December 2013, our Indonesian affiliate, Esso Natuna Ltd., signed a Fourth Restated Principles of Agreement with the Government of Indonesia that provided the framework to negotiate for a new production sharing contract (PSC) to develop Natuna’s hydrocarbon resources. Discussions to finalize an East Natuna PSC continue. During 2014, ExxonMobil exited the deepwater Surumana and Mandar blocks, and the onshore Java Gunting and Kalimantan Barito CBM blocks.

Iraq

ExxonMobil signed agreements with the South Oil Company of the Iraqi Ministry of Oil in 2010 to redevelop and expand production from the West Qurna I oil field in southern Iraq (ExxonMobil interest, 33 percent). In 2013, we reduced our interest from 60 percent to 25 percent, and in 2014 we amended the contract, increasing our interest to 33 percent. Located in one of Iraq’s most prolific producing areas, West Qurna I field redevelopment and expansion will entail infill drilling, reservoir pressure support, development of undeveloped reservoirs, and construction of new production facilities and associated support infrastructure.

In 2014, we continued with redevelopment activities and received approval for the West Qurna I long-term development plan. Production from West Qurna I averaged 340 thousand barrels per day in 2014.

In October 2011, ExxonMobil signed six PSCs covering more than 848,000 acres in the Kurdistan Region of Iraq. In 2014, ExxonMobil continued acquisition of 2D seismic data and drilling operations on two ExxonMobil-operated wells. Operations were temporarily suspended in the third quarter of 2014 due to the security situation and are expected to resume in 2015 to meet our license obligations.

Kazakhstan

Tengiz ¡ ExxonMobil participates in the Tengizchevroil (TCO) joint venture (ExxonMobil interest, 25 percent), which includes a production license area encompassing the super-giant Tengiz field, the nearby Korolev field, and an associated processing complex. The Tengiz field has produced more than 2.4 billion barrels of oil from a total gross resource of more than 6 billion barrels. In 2014, net production from these fields averaged 144 thousand barrels of liquids per day and 153 million cubic feet of gas per day. Front-end engineering was completed, and early works were progressed in 2014 to increase production capacity by as much as 265 thousand barrels of oil per day and extend current production rates as reservoir pressure declines.

Kashagan ¡ As a participant in the North Caspian Sea Production Sharing Agreement (ExxonMobil interest, 17 percent), we are working with consortium members to progress multiphased development of the massive Kashagan field located offshore in the Caspian Sea. Phase 1 includes an offshore production and separation hub on an artificial island, several drilling islands, and an onshore processing plant. Following a brief production period in 2013, operations were suspended due to a leak discovered in the onshore section of the gas pipeline. Following an extensive technical investigation, a decision was made to replace both the oil and gas pipelines. New pipe has been ordered and pipeline construction is planned to begin in spring 2015 with target completion in the second half of 2016.

43

Caspian Pipeline Consortium ¡ The Caspian Pipeline Consortium (ExxonMobil interest, 7.5 percent) operates a pipeline that runs from the Tengiz field in Kazakhstan to the Novorossiysk marine terminal on the Russian Black Sea coast. Currently, the consortium is constructing an expansion project that will increase system capacity from 0.6 million to 1.4 million barrels per day. Initial expansion capacity became available in February 2014 with completion of the remaining phases expected through 2016. This pipeline system represents the lowest-cost export option for Kazakh crude oil, with both TCO and future Kashagan developments as major shippers.

Malaysia

ExxonMobil operates 34 platforms in 12 fields in Malaysia, and is one of the country’s major suppliers of crude oil and natural gas. Net production in 2014 averaged 33 thousand barrels of liquids per day and 339 million cubic feet of gas per day.

The Tapis Enhanced Oil Recovery project (ExxonMobil interest, 50 percent) started up in September 2014 and is Malaysia’s first large-scale, full field offshore implementation of water-alternating-gas injection. The project will significantly rejuvenate and improve oil recovery from the Tapis field, which has been in production since 1978. The main component of the project is the Tapis R central processing platform equipped with 390-million-cubic-feet-per-day gas compression and 270-thousand-barrels-per-day water injection facilities. The Tapis R platform weighs over 23,000 tonnes, making it the heaviest platform constructed in Malaysia by ExxonMobil.

The Telok and Damar projects that started up in 2013 and 2014, respectively, add over 600 million cubic feet per day of gas facility capacity to supply the Malaysian domestic market.

Qatar

ExxonMobil participates in the RasGas and Qatargas LNG projects, the Al Khaleej and Barzan gas projects, as well as the Helium and common facilities projects, all of which are supplied by Qatar’s North Field, the world’s largest non-associated gas field. In 2014, production from ExxonMobil and Qatar Petroleum joint ventures exceeded 60 million tonnes of LNG reliably distributed to worldwide customers.

ExxonMobil and Qatar Petroleum also have joint interests outside of Qatar, including three LNG terminals located in Italy, the United Kingdom, and the United States.

Al Khaleej Gas (AKG) ¡ The AKG Phase 1 and 2 project facilities are helping to meet growing domestic demand in Qatar. The combined capacity of these facilities is 2 billion cubic feet per day.

Barzan ¡ The Barzan project will supply up to 1.4 billion cubic feet per day of natural gas, primarily to Qatar due to its rapidly growing infrastructure and industry requirements. The three offshore wellhead platforms are commissioned and have transitioned to operations. Development drilling of all production wells is complete and pipelines are installed. Onshore construction is nearing completion and commissioning is ongoing. Start-up is planned for 2015.

The Barzan project in Qatar will produce 1.4 billion cubic feet per day of sales gas when onstream in 2015.

44	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Qatargas ¡ ExxonMobil participates in the Qatargas 1 and Qatargas 2 joint ventures with interests ranging from 10 to 30 percent. Qatargas 1 consists of three trains with a total capacity of 9.9 million tonnes per year, delivering LNG primarily to Japan and Western Europe. Qatargas 2 consists of two 7.8-million-tonnes-per-year trains. Deliveries of LNG from Qatargas 2 utilize a fleet of Q-Flex and Q-Max vessels, the world’s largest LNG carriers. The Qatargas operations also produce associated products including condensate, liquefied petroleum gas, helium, and sulfur.

RasGas ¡ RasGas is a joint venture between Qatar Petroleum and ExxonMobil, with 70-percent and 30-percent interests, respectively. RasGas operates a total of seven LNG trains with capacities ranging from 3.4 million to 7.8 million tonnes per year with a combined production capacity of 36.3 million tonnes per year. LNG from the seven trains is sold predominantly to the Asian and European markets. RasGas also employs a fleet of LNG carriers, including Q-Flex and Q-Max vessels. In addition to LNG, RasGas also produces substantial volumes of associated products including condensate, liquefied petroleum gas, helium, and sulfur.

Helium ¡ The RasGas-operated Helium 2 project started operations in 2013. The Helium 2 project increases existing capacity by 1.3 billion cubic feet per year to 2 billion cubic feet per year, making Qatar one of the world’s largest helium producers. ExxonMobil participation in the Helium 1 and Helium 2 projects is 22 percent and 18 percent, respectively.

Common Facilities ¡ Qatargas and RasGas also participate in common facilities for the storage and loading of LNG, condensate, liquefied petroleum gas, and sulfur on behalf of the Ras Laffan Industrial City joint venture companies. Sharing common facilities enables all participants to benefit from economies of scale.

Russia

ExxonMobil operates the Sakhalin-1 project (ExxonMobil interest, 30 percent), which comprises the Chayvo, Odoptu, and Arkutun-Dagi fields. The Sakhalin-1 project, which is being developed in phases, represents one of the largest foreign investments in Russia.

In May 2014, ExxonMobil and Rosneft completed joint venture agreements for seven blocks in the Russian Arctic, stretching across the Kara, Laptev, and Chukchi Seas as an extension of the Strategic Cooperation Agreement (ExxonMobil interest, 33 percent). These seven blocks cover an area of more than 150 million gross acres. ExxonMobil and Rosneft continued their partnership in the Kara Sea, Black Sea, and West Siberia projects. Currently, certain exploration activities in Russia are precluded under applicable U.S. and European sanctions.

Sakhalin-1 Chayvo and Odoptu ¡ Oil production and gas sales to far east Russia commenced in 2005 with production from the initial development phase of the Chayvo field. Exports of crude oil to international markets from the De-Kastri terminal started in 2006.

In 2014, the Yastreb rig, one of the world’s most powerful land drilling rigs, continued extended-reach drilling from the Chayvo onshore well site to capture resources more

The 42-thousand-tonne Arkutun-Dagi topside was installed during the summer of 2014 offshore Sakhalin, Russia, setting an industry record for floatover installation.

45

than 7 miles offshore under the Sea of Okhotsk. In March 2014, the Yastreb rig set another record for the world’s longest well at 42,600 feet measured depth. Daily production from Chayvo and Odoptu in 2014 averaged 156 thousand barrels of oil and 240 million cubic feet of natural gas. Since the initial start-up of Sakhalin-1 in 2005, more than 500 million barrels of oil have been produced and exported to world markets. Additionally, over 530 billion cubic feet of natural gas have been supplied to Russian domestic customers.

Odoptu Stage 2 is a planned phased expansion that will add a well site and extended-reach wells, increase capacity, and recover additional resources. Engineering continues, civil works are progressing, and fabrication has commenced on this expansion project.

Sakhalin-1 Arkutun-Dagi ¡ Installation of facilities at the third Sakhalin-1 field, Arkutun-Dagi, was completed in 2014 and development drilling commenced to achieve peak production of 90 thousand barrels of oil per day. The platform is the largest offshore oil and gas installation in Russia, and it set an industry record for floating installation when the 42-thousand-tonne topside was installed in the summer of 2014. First production started in early January 2015.

Sakhalin Future Phase ¡ ExxonMobil continues to pursue potential development options for Sakhalin-1 gas resources, including LNG exports, domestic sales, and export gas sales via pipeline.

Kara Sea ¡ In 2014, University-1 drilling was safely completed per the Office of Foreign Assets Control license issued by the U.S. Treasury. All University-1 wind-down activity concluded by October 10, 2014.

United Arab Emirates

In 2014, ExxonMobil participated in the development and production of oil resources in the United Arab Emirates through two concessions. The onshore concession expired in January 2014. Net production from the Upper Zakum offshore concession was 160 thousand barrels of oil per day.

Drilling was initiated in 2014 from the artificial islands at Upper Zakum, United Arab Emirates, with plans to expand production to 750 thousand barrels per day.

Our ability to deliver superior technology and project execution excellence afforded us entry into Upper Zakum in 2006. Upper Zakum (ExxonMobil interest, 28 percent) is one of the world’s largest oil fields, with an initial resource estimate of approximately 50 billion gross barrels of oil.

The offshore Upper Zakum field covers more than 450 square miles with production capacity exceeding 590 thousand barrels of oil per day. In association with our joint venture partners, we are applying leading-edge reservoir simulation and extended-reach drilling technology that will increase daily field production capacity to 750 thousand barrels of oil per day. Construction of all four artificial islands was completed in 2014, and initial civil and infrastructure activities continue. Engineering and procurement progressed for the island facilities, and module fabrication for these facilities commenced at several regional fabrication yards. Four drilling rigs are operating from the artificial islands and an additional two are being constructed. Early production from the first island commenced in November 2014.

Vietnam

In 2014, we continued to progress resource and technical definition, commercial negotiation, and execution planning activities. In addition, an exploratory well was spud in early 2015 to further assess the resource.

46	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Worldwide Upstream Operations, continued

Australia/Oceania	Australia/Oceania Highlights	2014	2013	2012

ExxonMobil is a leading oil and gas producer in the Australia/Oceania region. In 2014, net production averaged 59 thousand barrels of liquids and 512 million cubic feet of gas per day. The offshore Gippsland Basin in Australia produced the majority	Earnings (billions of dollars)	0.9	0.3	0.5
	Proved Reserves (oil-equivalent barrels, billions)	1.4	1.5	1.5
	Acreage (gross acres, million)	8.8	9.3	9.5
	Net Liquids Production (million barrels per day)	0.1	0.0	0.1
	Net Gas Available for Sale (billion cubic feet per day)	0.5	0.4	0.4

of these resources. PNG LNG and the start-up of the Gorgon Jansz project will significantly build future volume contribution from the region.

Australia

Gippsland Basin ¡ The Kipper-Tuna and Turrum projects are new developments in the Gippsland Basin (ExxonMobil interest, Kipper 32.5 percent; Tuna and Turrum 50 percent). The projects include

	Australia/Oceania Production (millions of oil-equivalent barrels per day, net)

installation of an additional offshore platform and a subsea tieback to existing facilities. The Marlin B platform was installed and first production from the Tuna and Turrum fields occurred in 2013. Drilling commenced in 2014 to complete the Turrum development.

The Longford Gas Conditioning Plant project will process higher-CO2 content gas from Kipper, Tuna, and Turrum. The project received all major permit approvals. Site construction activities continue and module fabrication commenced.

ExxonMobil exited the coal bed methane joint venture in the onshore Gippsland Basin in 2014.

The LNG plant construction and commissioning continues on Barrow Island for the Gorgon Jansz project in Australia.

47

Gorgon Jansz ¡ In 2014, project execution activities continued on the 15.6-million-tonnes-per-year Gorgon Jansz LNG project (ExxonMobil interest, 25 percent). The development consists of subsea infrastructure for offshore production and transportation of hydrocarbons, three 5.2-million-tonnes-per-year LNG trains (nominal capacity), and a 280-million-cubic-foot-per-day domestic gas plant located on Barrow Island. The project includes the world’s largest CO2 sequestration project.

In 2014, all gas processing and utilities modules for the first LNG train were installed on Barrow Island, and approximately half of the second train modules were delivered to the island. The first LNG tank was completed and the second is well progressed. Three of the four condensate tanks were constructed. In addition, LNG export jetty construction was completed, all offshore and onshore pipelines were installed, and testing is ongoing. The subsea installation campaign is on track to finish in early 2015.

ExxonMobil, as work operator for Jansz-Io, drilled and completed all 10 development wells. Gas will be produced via one of the world’s longest subsea tiebacks, located in 4,430 feet of water.

Gorgon Area Expansion ¡ The exploration and appraisal drilling program in the Greater Gorgon area conducted through 2014 has confirmed the presence of additional high-quality gas resource that can support a potential expansion of the Gorgon project. Development planning is ongoing to assess expansion project feasibility and optimal project timing.

Scarborough ¡ Engineering studies and execution planning to further define and optimize the Scarborough Floating LNG (FLNG) project continue (ExxonMobil interest, 50 percent). FLNG is considered the lead development option based on a balance of economic, environmental, and social considerations. The project’s environmental approval for the FLNG concept was received in November 2013, which is another positive step in the ongoing appraisal of the project.

Papua New Guinea

The PNG LNG project (ExxonMobil interest, 33 percent) shipped its first cargo in May 2014 and has the capacity to produce 6.9 million tonnes per year of LNG to supply the growing energy demand in Asia. Construction of PNG LNG began in 2010 and took more than 190 million work hours to complete. In 2014, we also progressed development drilling in the Hides field using two custom-built drilling rigs.

ExxonMobil successfully acquired an additional 10,500 net acres in the PNG Highlands trend in 2014. We continued acquisition of a multiyear seismic program in the PNG Highlands to further evaluate our acreage portfolio. More than 75 miles of 2D seismic data were acquired during 2014 to guide future exploration drilling. Planning is under way to acquire additional 2D seismic data in 2015. ExxonMobil is also progressing the drilling of the Hides Deep exploration well with results expected in 2015. These opportunities may enable expansion of PNG LNG.

PNG LNG started up in April 2014, several months ahead of schedule.

48	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Upstream Operating Statistics

Net Liquids Production(1) – Including Oil Sands and Non-Consolidated Operations
(thousands of barrels per day)	2014	2013	2012	2011	2010

United States
Alaska	96	106	110	114	117
Lower 48	358	325	308	309	291
Total United States	454	431	418	423	408
Canada/South America	301	280	251	252	263
Total Americas	755	711	669	675	671

Europe
United Kingdom	23	20	20	55	80
Norway	152	161	177	205	246
Other	9	9	10	10	9
Total Europe	184	190	207	270	335

Africa
Nigeria	298	285	293	324	391
Angola	131	123	120	99	141
Equatorial Guinea	32	34	38	45	53
Other	28	27	36	40	43
Total Africa	489	469	487	508	628

Asia
Malaysia	33	36	40	38	48
Middle East	381	545	548	567	478
Russia/Caspian	202	196	179	191	191
Other	8	7	5	12	13
Total Asia	624	784	772	808	730

Australia/Oceania	59	48	50	51	58

Total worldwide	2,111	2,202	2,185	2,312	2,422

Gas Plant Liquids Included Above
United States	87	87	83	78	59
Non-U.S.	172	172	184	213	207

Total worldwide	259	259	267	291	266

Oil Sands and Non-Consolidated Volumes Included Above
United States	65	63	63	66	69
Canada/South America – Bitumen	180	148	123	120	115
Canada/South America – Synthetic Oil	60	65	69	67	67
Europe	5	6	4	5	5
Asia	305	441	410	425	404

Total worldwide	615	723	669	683	660

(1)	Net liquids production quantities are the volumes of crude oil and natural gas liquids withdrawn from ExxonMobil’s oil and gas reserves, excluding royalties and quantities due to others when produced, and are based on the volumes delivered from the lease or at the point measured for royalty and/or severance tax purposes. Volumes include 100 percent of the production of majority-owned affiliates, including liquids production from oil sands operations in Canada, and ExxonMobil’s ownership of the production by companies owned 50 percent or less.

49

Net Natural Gas Production Available for Sale(1) – Including Non-Consolidated Operations
(millions of cubic feet per day)	2014	2013	2012	2011	2010

United States	3,404	3,545	3,822	3,917	2,596

Canada/South America	310	354	362	412	569
Total Americas	3,714	3,899	4,184	4,329	3,165

Europe
Netherlands	1,658	2,035	1,841	1,826	2,041
United Kingdom	283	293	306	441	550
Norway	450	495	605	663	700
Germany	425	428	468	518	545
Total Europe	2,816	3,251	3,220	3,448	3,836

Africa	4	6	17	7	14

Asia
Indonesia	79	110	131	164	215
Malaysia	339	363	376	420	513
Middle East	3,449	3,632	3,835	4,261	3,865
Russia/Caspian	214	207	177	184	187
Other	18	17	19	18	21
Total Asia	4,099	4,329	4,538	5,047	4,801

Australia/Oceania	512	351	363	331	332

Total worldwide	11,145	11,836	12,322	13,162	12,148

Non-Consolidated Natural Gas Volumes Included Above
United States	30	15	3	–	1
Europe	1,590	1,957	1,774	1,747	1,977
Asia	3,032	3,149	3,093	3,168	2,954

Total worldwide	4,652	5,121	4,870	4,915	4,932

Natural Gas Sales(2)
(millions of cubic feet per day)	2014	2013	2012	2011	2010

United States	4,312	4,424	4,816	5,002	3,166
Canada/South America	276	377	407	517	696
Europe	4,847	5,474	5,727	6,254	6,401
Africa	4	6	17	7	14
Asia	3,461	3,706	3,865	4,289	4,102
Australia/Oceania	473	360	370	338	339

Total worldwide	13,373	14,347	15,202	16,407	14,718

(1)	Net natural gas available for sale quantities are the volumes withdrawn from ExxonMobil’s natural gas reserves, excluding royalties and volumes due to others when produced, and excluding gas purchased from others, gas consumed in producing operations, field processing plant losses, volumes used for gas lift, gas injection and cycling operations, quantities flared, and volume shrinkage due to the removal of condensate or natural gas liquids fractions.
(2)	Natural gas sales include 100 percent of the sales of ExxonMobil and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

50	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Upstream Operating Statistics, continued

Number of Net Wells Drilled Annually(1)
(net wells drilled)
	2014	2013	2012	2011	2010

Productive
Exploratory(2)	11	16	16	25	37
Development	1,315	1,373	1,310	1,554	1,200

Total	1,326	1,389	1,326	1,579	1,237

Dry
Exploratory(2)	7	8	8	11	7
Development	11	8	8	16	5

Total	18	16	16	27	12

Net Wells Drilled
Exploratory(2)	18	24	24	36	44
Development	1,326	1,381	1,318	1,570	1,205

Total	1,344	1,405	1,342	1,606	1,249

Net Acreage at Year End(3)
(thousands of net acres)
	2014	2013	2012	2011	2010

Undeveloped
United States	5,012	4,843	5,185	5,326	4,914
Canada/South America	12,250	9,232	8,700	9,877	11,977
Europe	5,636	6,585	16,123	16,107	16,118
Africa	15,020	13,446	7,707	8,100	8,612
Asia	76,648	25,331	20,244	19,919	19,086
Australia/Oceania	2,013	1,991	1,991	1,476	1,352

Total worldwide	116,579	61,428	59,950	60,805	62,059

Developed
United States	9,575	10,302	10,366	10,311	9,919
Canada/South America	2,242	2,041	1,940	1,959	2,439
Europe	2,862	2,867	2,872	2,868	2,986
Africa	815	780	780	700	684
Asia	707	1,197	1,165	1,230	1,271
Australia/Oceania	758	758	719	719	719

Total worldwide	16,959	17,945	17,842	17,787	18,018

Net Capitalized Costs at Year End(3)
(millions of dollars)
	2014	2013	2012	2011	2010

United States	86,136	82,797	80,135	76,363	70,011
Canada/South America	40,204	38,456	28,683	21,721	18,089
Europe	11,096	12,988	13,042	11,399	12,845
Africa	24,271	23,224	23,010	24,790	22,563
Asia	31,806	28,495	26,852	25,594	23,765
Australia/Oceania	10,986	8,647	9,230	6,864	5,284

Total worldwide	204,499	194,607	180,952	166,731	152,557

(1) A regional breakout of this data is included on pages 11 and 12 of ExxonMobil’s 2014 Form 10-K.

(2) These include near-field and appraisal wells classified as exploratory for SEC reporting.

(3) Includes non-consolidated interests and Canadian oil sands operations.

51

Costs Incurred in Property Acquisitions, Exploration, and Development Activities(1)
(millions of dollars)	Property
	Acquisition	Exploration	Development	Total
	Costs	Costs	Costs	Costs
During 2014
United States	1,333	336	8,030	9,699
Canada/South America	3	453	6,877	7,333
Europe	19	503	1,623	2,145
Africa	34	628	4,255	4,917
Asia	83	1,431	4,207	5,721
Australia/Oceania	–	121	1,856	1,977

Total worldwide	1,472	3,472	26,848	31,792

During 2013
United States	628	617	7,639	8,884
Canada/South America	4,337	485	8,527	13,349
Europe	–	306	2,309	2,615
Africa	153	361	3,278	3,792
Asia	64	1,092	4,321	5,477
Australia/Oceania	4	111	1,733	1,848

Total worldwide	5,186	2,972	27,807	35,965

During 2012
United States	1,923	646	7,676	10,245
Canada/South America	76	405	7,601	8,082
Europe	119	488	2,793	3,400
Africa	15	520	3,081	3,616
Asia	43	554	3,998	4,595
Australia/Oceania	31	248	2,333	2,612

Total worldwide	2,207	2,861	27,482	32,550

During 2011
United States	2,967	484	8,505	11,956
Canada/South America	178	372	5,478	6,028
Europe	–	672	2,063	2,735
Africa	–	303	4,316	4,619
Asia	642	518	3,618	4,778
Australia/Oceania	–	154	1,710	1,864

Total worldwide	3,787	2,503	25,690	31,980

During 2010
United States	45,143	694	8,270	54,107
Canada/South America	136	527	4,757	5,420
Europe	64	606	1,452	2,122
Africa	3	453	4,390	4,846
Asia	115	547	3,195	3,857
Australia/Oceania	–	228	1,146	1,374

Total worldwide	45,461	3,055	23,210	71,726

(1) Includes non-consolidated interests and Canadian oil sands operations.

52	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Upstream Operating Statistics, continued

Proved Oil and Gas Reserves(1)

	2014	2013	2012	2011	2010
Liquids, Including Oil Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States	3,080	2,882	2,758	2,372	2,303
Canada/South America	5,068	4,512	4,446	3,894	2,946
Europe	274	328	373	405	454
Africa	1,295	1,394	1,501	1,675	1,799
Asia	3,785	3,887	3,488	3,620	3,896
Australia/Oceania	211	236	250	262	275

Total worldwide	13,713	13,239	12,816	12,228	11,673

Proportional interest in oil sands and non-consolidated reserves included above
United States	344	345	348	353	351
Canada/South America (bitumen)(2)	4,233	3,630	3,560	3,106	2,102
Canada/South America (synthetic oil)(2)	534	579	599	653	681
Europe	27	28	28	29	31
Asia	1,519	1,586	1,726	1,733	1,873
Net proved developed reserves included above
United States	1,771	1,737	1,753	1,722	1,749
Canada/South America	2,767	2,515	1,266	1,281	1,333
Europe	231	276	296	330	382
Africa	894	945	1,004	1,050	1,055
Asia	2,803	2,955	2,503	2,617	2,929
Australia/Oceania	112	105	116	126	139

Total worldwide	8,578	8,533	6,938	7,126	7,587

Natural Gas, Including Non-Consolidated Reserves (billions of cubic feet at year end)
Net proved developed and undeveloped reserves
United States	26,259	26,301	26,370	26,366	26,111
Canada/South America	1,226	1,235	925	835	1,258
Europe	10,801	11,694	12,784	13,755	14,788
Africa	811	867	929	982	908
Asia	22,965	24,248	25,515	27,037	28,399
Australia/Oceania	7,276	7,515	7,568	7,247	7,351

Total worldwide	69,338	71,860	74,091	76,222	78,815

Proportional interest in non-consolidated reserves included above
United States	272	281	155	112	117
Europe	8,418	8,884	9,535	10,169	10,746
Asia	17,505	18,514	19,670	20,566	21,139
Net proved developed reserves included above
United States	14,363	14,852	14,597	15,533	15,441
Canada/South America	615	664	670	658	1,077
Europe	8,354	9,041	9,583	10,629	11,683
Africa	764	779	814	853	711
Asia	21,336	22,529	23,581	25,067	27,087
Australia/Oceania	2,179	969	1,012	1,070	1,174

Total worldwide	47,611	48,834	50,257	53,810	57,173

(1)	ExxonMobil reserves determined in accordance with current SEC definitions. Proved reserves as defined by the SEC are based on the average of the market prices on the first day of each calendar month during the year and include mining and equity company reserves. See Frequently Used Terms on pages 90 through 93.
(2)	Proved reserves classified as bitumen are associated with the Cold Lake and Kearl projects in Canada. Proved reserves classified as synthetic oil are associated with the Syncrude project in Canada. Cold Lake uses in situ methods, and hydrocarbons are produced from wells drilled into the subsurface. Syncrude is an oil sands mining project which includes an upgrader that converts the mined hydrocarbons into a higher gravity crude oil. Kearl is an oil sands mining project that does not incorporate an upgrader.

53

Proved Oil and Gas Reserves(1)

		2014	2013	2012	2011	2010
Oil Equivalent, Including Oil Sands and Non-Consolidated Reserves (millions of barrels at year end)
Net proved developed and undeveloped reserves
United States		7,456	7,266	7,153	6,766	6,654
Canada/South America		5,272	4,718	4,600	4,033	3,155
Europe		2,074	2,277	2,504	2,698	2,919
Africa		1,430	1,539	1,656	1,839	1,951
Asia		7,613	7,928	7,740	8,126	8,630
Australia/Oceania		1,424	1,488	1,511	1,470	1,500

Total worldwide		25,269	25,216	25,164	24,932	24,809

Proved Oil and Gas Reserves Replacement(1)
	2014	2013	2012	2011	2010	Average 2010-2014
Liquids (millions of barrels)
Revisions	924	651	471	270	358	535
Improved recovery	–	–	23	–	5	6
Extensions/discoveries	314	541	760	1,166	185	593
Purchases	54	57	219	16	378	145
Sales	(50)	(24)	(86)	(54)	(21)	(47)

Total additions	1,242	1,225	1,387	1,398	905	1,231
Production	768	802	799	843	883	819

Reserves replacement ratio, excluding sales (percent)	168	156	184	172	105	156
Reserves replacement ratio, including sales (percent)	162	153	174	166	102	150

Natural Gas (billions of cubic feet)
Revisions	524	714	(1,873)	64	879	62
Improved recovery	–	–	–	–	–	–
Extensions/discoveries	1,621	1,108	4,383	2,682	1,988	2,356
Purchases	60	675	509	303	12,789	2,867
Sales	(365)	(114)	(353)	(523)	(106)	(292)

Total additions	1,840	2,383	2,666	2,526	15,550	4,993
Production	4,362	4,614	4,797	5,119	4,742	4,727

Reserves replacement ratio, excluding sales (percent)	51	54	63	60	330	112
Reserves replacement ratio, including sales (percent)	42	52	56	49	328	106

Oil Equivalent (millions of barrels)
Revisions	1,011	770	159	281	505	545
Improved recovery	–	–	23	–	5	6
Extensions/discoveries	584	726	1,490	1,613	516	986
Purchases	64	170	304	67	2,510	623
Sales	(111)	(43)	(145)	(141)	(38)	(96)

Total additions	1,548	1,623	1,831	1,820	3,498	2,064
Production	1,495	1,571	1,599	1,697	1,674	1,607

Reserves replacement ratio, excluding sales (percent)	111	106	124	116	211	134
Reserves replacement ratio, including sales (percent)	104	103	115	107	209	128

(1)	ExxonMobil reserves determined in accordance with current SEC definitions. Proved reserves as defined by the SEC are based on the average of the market prices on the first day of each calendar month during the year and include mining and equity company reserves. See Frequently Used Terms on pages 90 through 93.

54	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Upstream Operating Statistics, continued

2014 Reserves Changes by Region(1)
	Crude Oil and Natural Gas Liquids							Bitumen		Synthetic Oil
	United States	Canada South America /	Europe	Africa	Asia	Australia Oceania /	Total	Canada South America	/	Canada South America /	Liquids Total
Liquids (millions of barrels)

Revisions	108	27	13	41	92	(3)	278	669		(23)	924
Improved recovery	–	–	–	–	–	–	–	–		–	–
Extensions/discoveries	234	7	–	38	35	–	314	–		–	314
Purchases	54	–	–	–	–	–	54	–		–	54
Sales	(35)	(14)	–	–	(1)	–	(50)	–		–	(50)

Total additions	361	20	13	79	126	(3)	596	669		(23)	1,242
Production	(163)	(22)	(67)	(178)	(228)	(22)	(680)	(66)		(22)	(768)
Net change	198	(2)	(54)	(99)	(102)	(25)	(84)	603		(45)	474

Reserves replacement ratio, excluding sales (percent)	243	155	19	44	56	–	95	1,014		–	168
Reserves replacement ratio, including sales (percent)	221	91	19	44	55	–	88	1,014		–	162

Natural Gas (billions of cubic feet)

Revisions	54	80	166	(21)	283	(38)	524
Improved recovery	–	–	–	–	–	–	–
Extensions/discoveries	1,519	91	–	7	4	–	1,621
Purchases	60	–	–	–	–	–	60
Sales	(314)	(48)	–	–	(3)	–	(365)

Total additions	1,319	123	166	(14)	284	(38)	1,840
Production	(1,361)	(132)	(1,059)	(42)	(1,567)	(201)	(4,362)
Net change	(42)	(9)	(893)	(56)	(1,283)	(239)	(2,522)

Reserves replacement ratio, excluding sales (percent)	120	130	16	–	18	–	51
Reserves replacement ratio, including sales (percent)	97	93	16	–	18	–	42

(1) See Frequently Used Terms on pages 90 through 93.

55

Proved Oil and Gas Reserves Replacement(1)
(million barrels of oil or billion cubic feet of gas unless noted)	2014	2013	2012	2011	2010	Average 2010-2014

Non-U.S.

E&P costs (millions of dollars)	22,093	27,081	22,305	20,024	17,619	21,824

Liquids reserves additions	881	946	849	1,175	426	855
Liquids production	605	647	647	689	735	665

Gas reserves additions	521	1,038	1,138	712	179	718
Gas production	3,001	3,200	3,273	3,560	3,680	3,343

Oil-equivalent reserves additions, excluding sales	991	1,121	1,135	1,425	459	1,026
Oil-equivalent reserves additions, including sales	967	1,120	1,038	1,295	456	975
Oil-equivalent production	1,105	1,180	1,193	1,283	1,348	1,222

Reserves replacement ratio, excluding sales (percent)	90	95	95	111	34	84
Reserves replacement ratio, including sales (percent)	88	95	87	101	34	80
Reserves replacement costs(2) (dollars per barrel)	22.29	24.16	19.65	14.05	38.39	21.27

United States

E&P costs (millions of dollars)	9,699	8,884	10,245	11,956	54,107	18,978

Liquids reserves additions	361	279	538	223	479	376
Liquids production	163	155	152	154	148	154

Gas reserves additions	1,319	1,345	1,528	1,814	15,371	4,275
Gas production	1,361	1,414	1,524	1,559	1,062	1,384

Oil-equivalent reserves additions, excluding sales	668	545	841	536	3,077	1,133
Oil-equivalent reserves additions, including sales	581	503	793	525	3,041	1,089
Oil-equivalent production	390	391	406	414	325	385

Reserves replacement ratio, excluding sales (percent)	171	139	207	129	947	294
Reserves replacement ratio, including sales (percent)	149	129	195	127	936	283
Reserves replacement costs(2) (dollars per barrel)	14.52	16.30	12.18	22.31	17.58	16.75

Worldwide

E&P costs (millions of dollars)	31,792	35,965	32,550	31,980	71,726	40,803

Liquids reserves additions	1,242	1,225	1,387	1,398	905	1,231
Liquids production	768	802	799	843	883	819

Gas reserves additions	1,840	2,383	2,666	2,526	15,550	4,993
Gas production	4,362	4,614	4,797	5,119	4,742	4,727

Oil-equivalent reserves additions, excluding sales	1,659	1,666	1,976	1,961	3,536	2,160
Oil-equivalent reserves additions, including sales	1,548	1,623	1,831	1,820	3,497	2,064
Oil-equivalent production	1,495	1,571	1,599	1,697	1,673	1,607

Reserves replacement ratio, excluding sales (percent)	111	106	124	116	211	134
Reserves replacement ratio, including sales (percent)	104	103	115	107	209	128
Reserves replacement costs(2) (dollars per barrel)	19.16	21.59	16.47	16.31	20.28	18.89

(1)	ExxonMobil reserves determined in accordance with current SEC definitions. Proved reserves as defined by the SEC are based on the average of the market prices on the first day of each calendar month during the year and include mining and equity company reserves. See Frequently Used Terms on pages 90 through 93.
(2)	Calculation based on exploration and production costs divided by oil-equivalent reserves additions. All values exclude the impact of asset sales; i.e., reserves sold and proceeds received.

56	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Upstream Operating Statistics, continued

Oil and Gas Exploration and Production Earnings

The revenue, cost, and earnings data are shown both on a total dollar and a unit basis, and are inclusive of non-consolidated and Canadian oil sands operations.

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
	United States	Canada/ South America	Europe	Africa	Asia	Australia/ Oceania	Total	United States	Canada/ South America	Outside Americas	Worldwide
2014	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	12,678	7,810	6,337	16,823	20,120	1,829	65,597	76.52	71.98	91.38	85.43
Natural gas	4,492	448	8,463	4	12,510	1,098	27,015	3.62	3.96	8.14	6.64
								(dollars per barrel of net oil-equivalent production)
Total revenue	17,170	8,258	14,800	16,827	32,630	2,927	92,612	46.06	64.16	70.94	63.94
Less costs:
Production costs excluding taxes	5,257	4,251	3,719	2,248	2,116	583	18,174	14.10	33.03	9.15	12.55
Depreciation and depletion	5,130	1,193	2,124	3,387	1,625	454	13,913	13.76	9.27	8.01	9.61
Exploration expenses	292	363	296	427	506	87	1,971	0.78	2.82	1.39	1.36
Taxes other than income	1,173	160	3,062	1,539	6,726	399	13,059	3.15	1.24	12.38	9.01
Related income tax	1,208	524	3,507	5,515	9,981	435	21,170	3.24	4.07	20.53	14.62
Results of producing activities	4,110	1,767	2,092	3,711	11,676	969	24,325	11.03	13.73	19.48	16.79
Other earnings(2)	1,094	145	524	(19)	177	(51)	1,870	2.93	1.12	0.67	1.29
Total earnings, excluding power and coal	5,204	1,912	2,616	3,692	11,853	918	26,195	13.96	14.85	20.15	18.08
Power and coal	(7)	–	–	–	1,360	–	1,353
Total earnings	5,197	1,912	2,616	3,692	13,213	918	27,548	13.94	14.85	21.58	19.02
								Unit Earnings Excluding NCI Volumes(3)			19.47

2013	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	13,350	7,558	6,751	18,811	28,440	1,596	76,506	84.87	75.28	101.92	95.25
Natural gas	3,880	360	11,384	6	13,477	539	29,646	3.00	2.80	8.77	6.86
								(dollars per barrel of net oil-equivalent production)
Total revenue	17,230	7,918	18,135	18,817	41,917	2,135	106,152	46.20	63.93	78.86	69.66
Less costs:
Production costs excluding taxes	4,742	3,965	3,318	2,396	2,423	654	17,498	12.72	32.02	8.56	11.48
Depreciation and depletion	5,133	989	2,050	3,269	2,635	334	14,410	13.76	7.99	8.07	9.46
Exploration expenses	413	386	260	288	997	92	2,436	1.11	3.12	1.59	1.60
Taxes other than income	1,617	94	4,466	1,583	9,146	427	17,333	4.33	0.74	15.21	11.37
Related income tax	1,788	542	4,956	6,841	14,191	202	28,520	4.79	4.38	25.50	18.72
Results of producing activities	3,537	1,942	3,085	4,440	12,525	426	25,955	9.49	15.68	19.93	17.03
Other earnings(2)	662	(495)	302	59	234	(118)	644	1.77	(4.00)	0.47	0.42
Total earnings, excluding power and coal	4,199	1,447	3,387	4,499	12,759	308	26,599	11.26	11.68	20.40	17.45
Power and coal	(8)	–	–	–	250	–	242
Total earnings	4,191	1,447	3,387	4,499	13,009	308	26,841	11.23	11.68	20.64	17.61
								Unit Earnings Excluding NCI Volumes(3)			18.03

(1)	The per-unit data are divided into two sections: (a) revenue per unit of sales from ExxonMobil’s own production; and, (b) operating costs and earnings per unit of net oil-equivalent production. Units for crude oil and natural gas liquids are barrels, while units for natural gas are thousands of cubic feet. The volumes of crude oil and natural gas liquids production and net natural gas production available for sale used in this calculation are shown on pages 48 and 49. The volumes of natural gas were converted to oil-equivalent barrels based on a conversion factor of 6 thousand cubic feet per barrel.
(2)	Includes earnings related to transportation operations, LNG liquefaction and transportation operations, sale of third-party purchases, technical services agreements, other nonoperating activities, and adjustments for noncontrolling interests.
(3)	Calculation based on total earnings (net income attributable to ExxonMobil) divided by net oil-equivalent production less noncontrolling interest (NCI) volumes.

57

Oil and Gas Exploration and Production Earnings (continued)

	Total Revenues and Costs, Including Non-Consolidated Interests and Oil Sands							Revenues and Costs per Unit of Sales or Production(1)
	United States	Canada/ South America	Europe	Africa	Asia	Australia/ Oceania	Total	United States	Canada/ South America	Outside Americas	Worldwide
2012	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	13,362	6,997	7,652	20,560	28,798	1,624	78,993	87.43	75.90	104.66	98.10
Natural gas	3,003	264	10,996	17	12,689	583	27,552	2.15	1.98	8.15	6.11
								(dollars per barrel of net oil-equivalent production)
Total revenue	16,365	7,261	18,648	20,577	41,487	2,207	106,545	42.39	63.54	78.89	68.68
Less costs:
Production costs excluding taxes	4,511	3,079	2,812	2,395	2,090	488	15,375	11.68	26.94	7.41	9.91
Depreciation and depletion	5,038	848	1,711	2,879	2,461	264	13,201	13.05	7.42	6.96	8.51
Exploration expenses	400	292	291	234	513	136	1,866	1.04	2.56	1.12	1.20
Taxes other than income	2,005	89	4,082	1,702	8,906	446	17,230	5.20	0.78	14.39	11.12
Related income tax	1,561	720	6,307	8,091	14,850	281	31,810	4.04	6.30	28.10	20.50
Results of producing activities	2,850	2,233	3,445	5,276	12,667	592	27,063	7.38	19.54	20.91	17.44
Other earnings(2)	1,084	(703)	526	1,943	(200)	(59)	2,591	2.81	(6.15)	2.11	1.68
Total earnings, excluding power and coal	3,934	1,530	3,971	7,219	12,467	533	29,654	10.19	13.39	23.02	19.12
Power and coal	(9)	–	–	–	250	–	241
Total earnings	3,925	1,530	3,971	7,219	12,717	533	29,895	10.17	13.39	23.26	19.27
								Unit Earnings Excluding NCI Volumes(3)			19.75

2011	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	14,362	7,584	10,149	20,204	29,411	1,793	83,503	92.80	83.06	102.99	98.97
Natural gas	4,926	494	11,278	7	11,311	481	28,497	3.45	3.29	7.16	5.93
								(dollars per barrel of net oil-equivalent production)
Total revenue	19,288	8,078	21,427	20,211	40,722	2,274	112,000	49.10	69.25	74.58	68.11
Less costs:
Production costs excluding taxes	4,589	2,751	3,037	2,608	2,050	497	15,532	11.68	23.58	7.22	9.45
Depreciation and depletion	4,815	980	2,088	2,159	2,256	236	12,534	12.26	8.40	5.94	7.62
Exploration expenses	278	290	612	233	618	73	2,104	0.71	2.49	1.35	1.28
Taxes other than income	2,193	79	3,626	2,055	8,337	295	16,585	5.58	0.68	12.61	10.08
Related income tax	2,445	969	7,689	7,888	14,062	353	33,406	6.22	8.31	26.43	20.32
Results of producing activities	4,968	3,009	4,375	5,268	13,399	820	31,839	12.65	25.79	21.03	19.36
Other earnings(2)	133	(322)	2,729	88	(259)	(9)	2,360	0.33	(2.76)	2.24	1.44
Total earnings, excluding power and coal	5,101	2,687	7,104	5,356	13,140	811	34,199	12.98	23.03	23.27	20.80
Power and coal	(5)	–	–	–	245	–	240
Total earnings	5,096	2,687	7,104	5,356	13,385	811	34,439	12.97	23.03	23.49	20.94
								Unit Earnings Excluding NCI Volumes(3)			21.28

2010	(millions of dollars)							(dollars per unit of sales)
Revenue
Liquids	10,567	6,343	8,935	17,511	19,118	1,418	63,892	70.98	66.27	74.67	73.12
Natural gas	3,716	707	9,358	11	7,990	401	22,183	3.92	3.41	5.42	5.00
								(dollars per barrel of net oil-equivalent production)
Total revenue	14,283	7,050	18,293	17,522	27,108	1,819	86,075	46.53	54.18	54.59	53.04
Less costs:
Production costs excluding taxes	3,275	2,612	3,011	2,215	1,628	462	13,203	10.67	20.07	6.17	8.14
Depreciation and depletion	3,507	1,015	2,719	2,580	1,596	219	11,636	11.43	7.80	6.00	7.17
Exploration expenses	287	464	413	587	362	56	2,169	0.94	3.57	1.20	1.34
Taxes other than income	1,220	86	2,997	1,742	5,142	204	11,391	3.96	0.67	8.49	7.02
Related income tax	2,093	715	5,543	6,068	9,147	262	23,828	6.82	5.49	17.73	14.68
Results of producing activities	3,901	2,158	3,610	4,330	9,233	616	23,848	12.71	16.58	15.00	14.69
Other earnings(2)	379	(538)	216	96	(120)	(15)	18	1.23	(4.13)	0.15	0.02
Total earnings, excluding power and coal	4,280	1,620	3,826	4,426	9,113	601	23,866	13.94	12.45	15.15	14.71
Power and coal	(8)	–	–	–	239	–	231
Total earnings	4,272	1,620	3,826	4,426	9,352	601	24,097	13.91	12.45	15.35	14.85
								Unit Earnings Excluding NCI Volumes(3)			15.09

See footnotes on page 56.

58 EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
PHOTO: A new coker unit at our Antwerp Refinery in Belgium, scheduled for start-up in 2017, will help address the industry shortfall in capability to convert fuel oil into higher-value products such as diesel.

59
Downstream
ExxonMobil is one of the world’s largest integrated refiners and manufacturers of lube basestocks. We are also a leading marketer of petroleum products and finished lubricants.
26%
Downstream’s average return on capital
employed over the past 10 years.

2014 Results & Highlights
Achieved best-ever safety and strong operational performance
Delivered earnings of $3.0 billion and return on average capital employed of 12.7 percent, averaging 26 percent over the past 10 years
Invested $3.0 billion, focused on higher-value products, feedstock flexibility, logistics, and energy efficiency
Achieved record sales of our industry-leading lubricants Mobil 1 and Mobil Delvac 1
Expanded the branded retail site network in the United States and progressed conversion to a branded wholesaler model in many European markets
Commissioned the Clean Fuels Project at our joint venture facility in Saudi Arabia to produce low-sulfur gasoline and ultra-low sulfur diesel
Completed a lube basestock expansion in Singapore and a lubricant plant expansion in Tianjin, China
Started construction on a new delayed coker unit at our refinery in Antwerp, Belgium, to convert lower-value bunker fuel oil into higher-value diesel products
Strategies
Maintain best-in-class operations
Provide quality, valued products and services to our customers
Lead industry in efficiency and effectiveness
Capitalize on integration across ExxonMobil businesses
Maintain capital discipline
Maximize value from leading-edge technologies
Downstream Statistical Recap 2014 2013 2012 2011 2010
Earnings (millions of dollars) 3,045 3,449 13,190 4,459 3,567
Refinery throughput (thousands of barrels per day) 4,476 4,585 5,014 5,214 5,253
Petroleum product sales (thousands of barrels per day) 5,875 5,887 6,174 6,413 6,414
Average capital employed(1) (millions of dollars) 23,977 24,430 24,031 23,388 24,130
Return on average capital employed(1) (percent) 12.7 14.1 54.9 19.1 14.8
Capital expenditures(1) (millions of dollars) 3,034 2,413 2,262 2,120 2,505
(1) See Frequently Used Terms on pages 90 through 93.

61

Business Overview

ExxonMobil’s Downstream business has a diverse global portfolio of advantaged refining and distribution facilities, lubricant plants, marketing operations, and brands, underpinned by a world-class research and engineering organization. We are one of the world’s largest refiners and lube basestocks manufacturers.

We hold an ownership interest in 30 refineries with distillation capacity of over 5.2 million barrels per day and lube basestock capacity of 131 thousand barrels per day. Our integrated model leads the industry with approximately 75 percent of our refineries integrated with chemical or lubricant manufacturing facilities, providing unique molecule optimization capability across the entire value chain.

Our fuels and lubricants marketing businesses have a global reach, supported by world-renowned brands, including Exxon, Mobil, and Esso. Our long-standing record of technology leadership underpins the innovative products and services that deliver superior performance for consumers and long-term value for shareholders.

Business Environment

By 2040, demand for transportation fuel is expected to increase by 40 percent versus 2010. This increase will be driven by commercial transportation, primarily in developing countries. The resulting fuel mix will continue to shift from gasoline to diesel. In fact, global transportation demand for diesel is expected to increase by about 70 percent over the period, with almost half of the growth in Asia Pacific. At the same time, worldwide gasoline demand is expected to be essentially flat, as declining demand from fuel economy improvements in Organisation for Economic Co-operation and Development (OECD) countries is offset by growth in developing nations. Stricter emissions standards will lower demand for high-sulfur fuel oil as the marine sector shifts to cleaner fuels over the coming decade. Natural gas is likely to grow in use as a transportation fuel, particularly for heavy-duty vehicles and marine vessels, due to its low emissions and cost competitiveness relative to liquid fuels in many parts of the world.

Lubricant demand is also expected to grow on increased industrial activity, particularly in Asia. Within the high-value synthetic lubricants sector where ExxonMobil has a leading market position, demand is expected to grow by 5 percent per year.

The addition of new refining capacity is currently outpacing global demand growth, resulting in challenging business environments in Europe and Asia Pacific. At the same time, the increase in crude oil and natural gas production in the United States and Canada is resulting in a shift in crude oil and product trade flows. Refineries in North America are benefiting from improved access to cost-competitive feedstock and energy supplies, allowing them to meet domestic product needs and economically export to markets throughout the Atlantic Basin. With our integrated business model, world-class assets, and feedstock flexibility, we are able to outperform competition across the cycle.

Transportation Fuel Demand
By Fuel Type	By Region

Source: ExxonMobil, 2015 The Outlook for Energy: A View to 2040

62	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Global Downstream Asset Portfolio

ExxonMobil is one of the world’s largest integrated refiners and manufacturers of lube basestocks, and a leading producer of finished lubes. The quality, size, and diversity of our Downstream portfolio are competitive advantages that lead to strong financial and operating results in a wide range of market conditions.

The Value of the Integrated Model

We derive significant value from our globally integrated business model, which enables us to maximize the value of every molecule across the value chain. Organized around refining tributaries, our integrated business teams are pursuing profitable volume growth and upgrading sales to the highest-value channels. To support these goals, our approach looks to optimize each step across the supply chain, from crude oil to finished products.

Our scale, combined with our integrated manufacturing, helps us maintain best-in-class operating efficiency. The average capacity of our refineries is more than 70-percent larger than the industry average, reducing unit production costs. In addition, our industry-leading integration with chemical and lubes operations allows us to further reduce costs by sharing services and capitalizing on operational synergies. For example, at each of our integrated sites, we have a shared site management and support services structure, which reduces overhead and administrative cost. We also leverage common utilities

Refinery Unit Cash Operating Expenses (1)(2)

Source: Solomon Associates

(1) Solomon Associates fuels refining data available for even years only.

(2) Constant foreign exchange rates and energy price.

(3) Constant year-end 2014 portfolio.

(4) 2014 industry data not available. ExxonMobil data estimated.

and infrastructure to reduce energy and maintenance expenses. As a result, worldwide cash operating cost for our portfolio of refineries has been well below the industry average and consistently outperforms major competitors.

Worldwide Downstream Operations

We have a strong refining presence in each region, making us one of the most geographically balanced of any major integrated oil company. Our facilities convert crude oil into fuels for transportation, lubricants to reduce friction and inhibit corrosion, and chemical plant feedstocks for plastics and many other consumer and industrial products. Our branded presence spans more than 120 countries around the globe. Our logistics assets provide a competitive advantage by connecting our manufacturing sites to higher-value sales channels through 8,000 miles of pipelines in the United States, as well as 25 lubricant plants, and 350 fuel terminal and airport operations around the world.

North America

ExxonMobil operates 10 refineries across North America with seven in the United States and three in Canada through our majority-owned affiliate Imperial Oil (ExxonMobil interest, 69.6 percent). We can process about 2.4 million barrels of crude oil per day in the region, representing 45 percent of our global refining capacity.

Baton Rouge, Louisiana ¡ The Baton Rouge Refinery is among the largest in the United States. Its scale, at 502 thousand barrels per day, along with its operating discipline, make the site among the most cost competitive globally, ranking in the top three in the United States over the last decade. The refinery is further enhanced with on-site integration among fuels, lubricants, and chemical manufacturing. Real-time optimizations are made daily between these value chains, enhancing the site’s profitability. Additionally, logistics improvements at the refinery, and the Genesis terminal serving the refinery, are enabling the receipt of advantaged North American crudes and increasing product export capability.

Baytown, Texas ¡ The Baytown Refinery is ExxonMobil’s largest refining complex in the United States with a capacity of 561 thousand barrels per day. Crude oil is supplied from all over the world, including domestic conventional and unconventional sources. In early 2015, we will start up a lube basestock expansion project that will increase both the volume and quality of the site’s current production.

63

Beaumont, Texas ¡ The Beaumont Refinery has a capacity of 345 thousand barrels per day. Its position on the U.S. Gulf Coast and connectivity to multiple crude pipelines provide advantaged logistics to process discounted crudes. The capability to run feed exclusively from North America allows economic flexibility to choose between domestic and international crude sources. Integration with lubes and chemical operations is another site advantage with core components for the blend of Mobil 1 oil sourced from the Beaumont complex.

Joliet, Illinois ¡ The Joliet Refinery is one of the newest and most energy efficient in the United States. It is a key supplier of petroleum products to the Midwest with a total capacity of 238 thousand barrels of crude oil per day. About 80 percent of the site’s production is diesel and gasoline products with the remaining 20 percent consisting of propane, butane, industrial fuels, and asphalt. The Joliet Refinery is ideally located to receive and process heavy Canadian crude oil delivered by pipeline and was specifically designed for this purpose.

Strathcona, Alberta ¡ The Strathcona Refinery, with a capacity of 189 thousand barrels per day, produces a wide range of petroleum products, including gasoline, aviation fuel, diesel, lube basestocks, petroleum waxes, heavy fuel oil, and asphalt. The refinery runs advantaged Canadian crude oil.

Midstream Operations

U.S. Pipeline Operations ¡ ExxonMobil Pipeline Company transports over 2.6 million barrels per day of crude oil, refined products, liquefied petroleum gases, natural gas liquids, and chemical feedstocks through 8,000 miles of operated pipeline in the United States. ExxonMobil Pipeline Company also operates 22 distribution terminals and three salt dome storage facilities.

We are investing in our fuel terminals, including in Irving, Texas, to meet continuing sales growth.

64	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Global Downstream Asset Portfolio, continued

Edmonton Rail Terminal, Alberta ¡ The Edmonton Rail Terminal, a joint venture with Kinder Morgan Canada Terminals, is scheduled to start up in 2015. With the planned Upstream volume growth in Western Canada, advantaged logistics and flexibility are key to maximize value. This terminal will enable delivery of advantaged equity crude oil to the U.S. refining centers in the Midwest and Gulf Coast.

Europe

European operations represent about 30 percent of ExxonMobil’s global refining capacity. Our integrated manufacturing circuit and business approach, including world-scale refineries in Antwerp, Fawley, Gravenchon, and Rotterdam, allow us to optimize our operations and maximize value in a competitive marketplace.

The Edmonton Rail Terminal will have a capacity of 210 thousand barrels per day, enabling us to efficiently export equity crude from Western Canada.

Antwerp, Belgium ¡ The Antwerp Refinery is the largest ExxonMobil site in Europe with over 300 thousand barrels per day of crude oil capacity. It is fully integrated with our Chemical business and is the largest hydrocarbon fluids manufacturer in Europe. The site also supplies numerous feedstocks to the chemical sector. This refinery is one of the most energy efficient in our global circuit, providing a competitive cost advantage.

Fawley, United Kingdom ¡ The Fawley Refinery, near Southampton, is the largest in the United Kingdom. It has the ability to process 260 thousand barrels of crude oil per day and accounts for nearly 20 percent of the refining capacity in the United Kingdom. The site also produces lube basestocks and provides feedstocks to chemical manufacturing.

Rotterdam, Netherlands ¡ Our Rotterdam Refinery is a fully integrated refining and chemical complex, and can process more than 190 thousand barrels per day of a variety of crude oils. This high-conversion refinery has processing capability to convert crude and other feedstocks into light-oil products, gas, and coke. The site also has a cogeneration unit that efficiently produces most of the steam and electricity needed for its operations.

Asia Pacific

Approximately 20 percent of ExxonMobil’s global refining capacity is located in the Asia Pacific region, including facilities in Singapore, Thailand, Australia, and China.

Fujian, China ¡ The Fujian Refining and Petrochemical Complex (ExxonMobil interest, 25 percent) is a 268-thousand-barrel-per-day joint venture plant. Support operations include a 250-megawatt cogeneration plant that provides more than 50 percent of the power needs of the complex.

Singapore ¡ Singapore serves as the Asia Pacific hub for our Downstream and Chemical businesses. Our Singapore Refinery, the largest in our network, has nearly 600 thousand barrels per day of crude distillation capacity and has the largest lube basestocks production in the region. The site produces a range of products as well as feedstocks for our integrated chemical manufacturing facilities. In 2014, we commissioned a new lube basestock expansion project, improving the quality and competitiveness of the site.

Advanced control systems are used to efficiently operate and optimize our refineries around the world.

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Global Lube Basestocks and Lubricants

ExxonMobil is the world’s largest producer of lube basestocks, the major component of lubricating oils. Lube basestocks are made at nine of our refineries around the world, and synthetic basestocks are produced at four of our chemical facilities. We are committed to remaining an industry leader. We have recently expanded our production of higher-performance Group II lube basestocks at our Baytown and Singapore Refineries, and added metallocene-based synthetic basestock capacity in Baytown. We are also expanding and relocating our Group V synthetic basestock production to Baton Rouge.

We operate 25 lubricant plants globally, with 10 facilities in the Americas, six in Europe, four in the Middle East and Africa, and five in Asia. Our lubricant plants are fully integrated into our global supply network with most of our basestocks sourced from our refineries and chemical plants. We are currently expanding our capacity in the United States, Finland, Singapore, and China to serve key growth markets.

A 75-percent capacity increase at our lubricant plants in China will help meet the country’s growing demand for high-quality lubricants.

Technology: Reducing Raw Material Cost Through Leading-Edge Technology

Leading-edge technology platforms enable us to minimize raw material cost at our refineries. We leverage our expertise in process technology, catalysts, modeling, and optimization to increase the flexibility of our facilities, and allow us to process the lowest-cost feedstock available. Improved understanding of the molecular properties of potential feedstock sources allows us to both optimize raw material selection and maximize high-value product yields.

Our industry leadership in processing challenged crudes illustrates our technological advantage. Challenged crudes are more difficult to process, mainly due to their chemical properties, and thus, are generally sold at a discount. Due in large part to our technology, ExxonMobil typically processes over 50 percent more challenged crudes than industry, which provides a significant cost advantage and higher margins.

Another ExxonMobil proprietary technology that results in lower raw material cost is our compositional lubes crude approval system, which significantly increases the mix of crudes available for lube basestock manufacturing. On average, ExxonMobil refineries are able to produce basestocks from twice as many lube crudes per site as the industry average, which results in lower costs and higher margins.

Challenged Crudes (1) Estimated on consistent basis with ExxonMobil and based on public information.

66	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Global Downstream Product and Brand Portfolio

Our integrated Downstream business markets quality, valued products and services supported by strong brands, innovative technologies, and an efficient supply chain. We leverage strong marketing and sales expertise to maximize shareholder returns by profitably growing the highest-value marketing channels. Our fuel products are sold in more than 35 countries, and our Mobil-branded lubricants are sold in more than 120 countries.

Integrated Fuels Business

The fuels business is highly integrated across our Downstream companies. We leverage our advantaged manufacturing assets to produce high-quality products such as gasoline, diesel, and aviation and marine fuels. Integrated business teams evaluate fuel product placement options within each market to ensure that we are maximizing the value of every molecule that our refineries produce. These teams combine expertise in manufacturing, logistics, technology, marketing, and sales to develop and execute strategies that maximize earnings.

Retail Fuels

Retail sales through Exxon, Mobil, and Esso-branded stations represent the highest-value channel for our consumer fuel products. We continue to expand our branded retail presence in the United States and Europe, with store count increasing in 2014 for the second straight year. At the same time, we have reduced the number of company-owned sites in select markets

Our strong brands, premium fuels, and innovative consumer marketing offers are resulting in strong growth in Exxon, Mobil, and Esso-branded retail sites.

through sale to independent, branded wholesalers who specialize in operating retail sites and convenience stores. This business model change has lowered our operational risk and reduced operating and capital expenses, while allowing us to focus on supplying high-quality fuels supported by innovative brand marketing and technology.

Based on increasing consumer demand for diesel fuels with improved performance, we have introduced premium diesel in select European, Asia Pacific, and South American countries, and sales of this higher-value product are growing. In addition, new brand loyalty programs such as our partnerships with leading retailers, and innovative technology such as our new smartphone mobile payment application, are aimed at delivering superior customer value.

Commercial Fuels

In addition to our retail fuels business, we have a strong commercial fuel offering that serves marine, aviation, road transportation, mining, and wholesale customers across many markets around the world. These customers value our operational excellence, supply reliability, ease of doing business, and product quality, which enabled us to grow volumes by 18 percent over the past four years. An important dimension of winning new markets includes introducing premium products. A recent example involved the 2014 launch of our ExxonMobil Premium HDME 50 marine fuel. This fuel was specially formulated to provide solutions for marine vessels operating in newly mandated Emission Control Areas, requiring marine fuels with less than 0.1 percent sulfur. In addition to meeting reduced sulfur regulations, the product also provides performance benefits relative to other fuel options.
We have introduced premium diesel brands at over 2,400 retail sites in nine countries.

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Integrated Lubricants Business

We offer a broad portfolio of finished lubricants, basestocks, and specialty products. We are a market leader in high-value synthetic lubricants, including our Mobil 1 product line. 2014 marked another record year for sales of flagship products, such as Mobil 1 and Mobil Delvac 1, with total five-year growth of 35 percent.

Our growth is underpinned by innovative technology and successful strategic global alliances with automotive and industrial equipment manufacturers. In addition to our strong existing brands across passenger vehicle, commercial vehicle, and industrial sectors, we introduced new products in our Aviation and Marine lubricant businesses in 2014. For example, Mobil Jet oil 387 is the result of more than a decade of research and testing. It is

Mobil 1 Sales Growth (volume, indexed)
the most advanced jet engine oil we have developed, specifically designed to help airlines improve operational efficiency, reduce costs, and improve performance.

Building on the strength of our integrated business, a large share of our Mobil-branded lubricants are formulated with basestocks sourced from our own refineries and chemical plants. As the largest manufacturer of lube basestocks and a leading producer of synthetic basestocks, we also supply many of the industry’s other leading lubricant companies.

Through our innovative technology, strong brands, and integrated supply chain, we are well positioned for long-term growth in our lubricants business.

Highlight: Proprietary Technology Delivers Technically Advantaged, Higher-Value Products

Our scientists and engineers develop products across a wide range of fuels, lubricants, and specialty products. Products in our portfolio provide performance benefits that are widely recognized and valued by our customers.

ExxonMobil has a long history of innovating with Original Equipment Manufacturers and Equipment Builders in developing, refining, formulating, and testing new fuels and lubricants. In 2013, we marked 60 years of collaboration with Toyota where our technical contributions over the past several years have yielded a cumulative 10-percent fuel economy savings. In addition, our 27-year partnership with Caterpillar was renewed once again in 2014. ExxonMobil currently supplies to Caterpillar factories and dealerships a variety of specially designed Cat-branded oils and greases for use in over 400 types of Cat equipment. Long-term relationships such as these have enabled ExxonMobil to maximize product value and push the boundaries in regards to lubrication formulation and performance.

PHOTO: Ongoing research and development underpin technological breakthroughs that improve the value of our products and make us a supplier of choice.

68	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Downstream Operating Statistics

Throughput, Capacity, and Utilization(1)

	2014	2013	2012	2011	2010

Refinery Throughput(2) (thousands of barrels per day)
United States	1,809	1,819	1,816	1,784	1,753
Canada	394	426	435	430	444
Europe	1,454	1,400	1,504	1,528	1,538
Asia Pacific	628	779	998	1,180	1,249
Middle East/Other	191	161	261	292	269

Total worldwide	4,476	4,585	5,014	5,214	5,253

Average Refining Capacity(3) (thousands of barrels per day)
United States	1,951	1,951	1,951	1,952	1,962
Canada	421	485	506	506	505
Europe	1,646	1,644	1,761	1,752	1,744
Asia Pacific	925	1,059	1,285	1,685	1,711
Middle East/Other	201	202	274	331	331

Total worldwide	5,144	5,341	5,777	6,226	6,253

Utilization of Refining Capacity (percent)
United States	93	93	93	91	89
Canada	94	88	86	85	88
Europe	88	85	85	87	88
Asia Pacific	68	74	78	70	73
Middle East/Other	95	80	95	88	81

Total worldwide	87	86	87	84	84

(1)	Excludes ExxonMobil’s interest in the Laffan Refinery in Qatar and ExxonMobil’s minor interests in certain refineries.
(2)	Refinery throughput includes 100 percent of crude oil and feedstocks sent directly to atmospheric distillation units in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, throughput includes the greater of either crude and feedstocks processed for ExxonMobil or ExxonMobil’s equity interest in raw material inputs.
(3)	Refining capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.

Distillation Capacity by Region	Conversion Capacity by Region
(percent, year-end 2014)	(percent, year-end 2014)

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Refining Capacity at Year-End 2014(1)
(thousands of barrels per day)						Capacity at 100%					ExxonMobil Interest %
					ExxonMobil Share(2)	Atmospheric Distillation	Catalytic Cracking	Hydrocracking	Residuum Conversion(3)	Lubricants(4)
United States
Torrance	California		●		150	150	83	21	50	0	100
Joliet	Illinois		●		238	238	94	0	56	0	100
Baton Rouge	Louisiana	■	●		502	502	232	25	117	16	100
Chalmette	Louisiana		●	▲	95	189	72	0	29	0	50
Billings	Montana		●		60	60	21	6	10	0	100
Baytown	Texas	■	●		561	561	204	27	90	22	100
Beaumont	Texas	■	●		345	345	113	60	46	10	100
Total United States					1,951	2,045	819	139	398	48

Canada
Strathcona	Alberta				189	189	65	0	0	2	69.6
Nanticoke	Ontario			▲	113	113	48	0	0	0	69.6
Sarnia	Ontario	■	●		119	119	30	18	25	0	69.6
Total Canada					421	421	143	18	25	2

Europe
Antwerp	Belgium	■	●		307	307	35	0	0	0	100
Fos-sur-Mer	France		●	▲	133	133	31	0	0	0	82.9
Gravenchon	France	■	●		236	236	41	0	0	13	82.9
Karlsruhe	Germany		●	▲	78	310	86	0	30	0	25
Augusta	Italy		●	▲	198	198	50	0	0	14	100
Trecate	Italy		●	▲	127	127	35	0	0	0	74.9
Rotterdam	Netherlands	■	●		191	191	0	52	41	0	100
Slagen	Norway				116	116	0	0	32	0	100
Fawley	United Kingdom	■	●		260	260	89	0	37	9	100
Total Europe					1,646	1,878	367	52	140	36

Refining Capacity at Year-End 2014, continued on page 70

■ Integrated Refinery and Chemical Complex      ● Cogeneration Capacity       ▲ Refineries with Some Chemical Production

(1)	Capacity data is based on 100 percent of rated refinery process unit stream-day capacities under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time.
(2)	ExxonMobil share reflects 100 percent of atmospheric distillation capacity in operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, ExxonMobil share is the greater of ExxonMobil’s interest or that portion of distillation capacity normally available to ExxonMobil.
(3)	Includes thermal cracking, visbreaking, coking, and hydrorefining processes.
(4)	Lubricant capacity based on dewaxed oil production.
(5)	Financial results incorporated into Upstream business.

70	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Downstream Operating Statistics, continued

Refining Capacity at Year-End 2014(1)
(thousands of barrels per day)						Capacity at 100%					ExxonMobil Interest %
					ExxonMobil Share(2)	Atmospheric Distillation	Catalytic Cracking	Hydrocracking	Residuum Conversion(3)	Lubricants(4)
Asia Pacific
Altona	Australia			▲	77	77	27	0	0	0	100
Fujian	China	■	●		67	268	43	47	10	0	25
Chiba	Japan		●	▲	17	152	34	39	0	0	11.4
Kawasaki	Japan	■	●		31	268	92	23	0	0	11.5
Sakai	Japan		●	▲	18	156	46	0	0	0	11.5
Wakayama	Japan		●	▲	15	132	39	0	0	7	11.5
Whangarei	New Zealand				31	134	0	31	0	0	17.2
Jurong/PAC	Singapore	■	●		592	592	0	35	48	44	100
Sriracha	Thailand	■	●		167	167	41	0	0	0	66
Total Asia Pacific					1,015	1,946	322	175	58	51

Middle East
Laffan(5)	Qatar				15	153	0	0	0	0	10
Yanbu	Saudi Arabia				200	400	96	0	51	0	50
Total Middle East					215	553	96	0	51	0

Total worldwide					5,248	6,843	1,747	384	672	137

■ Integrated Refinery and Chemical Complex      ● Cogeneration Capacity       ▲ Refineries with Some Chemical Production

See footnotes on page 69.

Retail Sites
(number of sites at year end)	2014	2013	2012	2011	2010

Worldwide
Owned/leased	4,754	5,072	5,593	7,753	8,710
Distributors/resellers	15,463	14,482	13,789	17,267	17,568

Total worldwide	20,217	19,554	19,382	25,020	26,278

ExxonMobil offers consumers premium products carrying the branding of Exxon, Mobil, and Esso. Additional lines include our industry-leading family of lubricant products Mobil 1, Mobil SHC, and Mobil Delvac 1.

Global Fuels Marketing Sales(1) (percent, 2014) (1) Fuels marketing petroleum product sales are to retail sites as well as commercial and wholesale accounts.

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Petroleum Product Sales(1) by Geographic Area
(thousands of barrels per day)
	2014	2013	2012	2011	2010
United States
Motor gasoline, naphthas	1,493	1,467	1,416	1,372	1,445
Heating oils, kerosene, diesel oils	632	570	565	564	480
Aviation fuels	168	195	184	178	181
Heavy fuels	81	90	113	129	122
Lubricants, specialty, and other petroleum products	281	287	291	287	283
Total United States	2,655	2,609	2,569	2,530	2,511

Canada
Motor gasoline, naphthas	243	222	219	219	217
Heating oils, kerosene, diesel oils	143	124	121	126	125
Aviation fuels	37	37	31	31	27
Heavy fuels	21	28	30	29	27
Lubricants, specialty, and other petroleum products	52	53	52	50	54
Total Canada	496	464	453	455	450

Europe
Motor gasoline, naphthas	434	414	423	433	423
Heating oils, kerosene, diesel oils	761	712	722	706	707
Aviation fuels	96	98	106	116	116
Heavy fuels	110	129	158	166	179
Lubricants, specialty, and other petroleum products	154	144	162	175	186
Total Europe	1,555	1,497	1,571	1,596	1,611

Asia Pacific
Motor gasoline, naphthas	159	193	269	347	365
Heating oils, kerosene, diesel oils	244	295	345	405	432
Aviation fuels	79	82	91	102	95
Heavy fuels	141	159	172	213	209
Lubricants, specialty, and other petroleum products	98	149	139	137	140
Total Asia Pacific	721	878	1,016	1,204	1,241

Latin America
Motor gasoline, naphthas	30	36	60	79	80
Heating oils, kerosene, diesel oils	34	40	80	111	113
Aviation fuels	7	18	24	31	29
Heavy fuels	3	6	16	31	34
Lubricants, specialty, and other petroleum products	10	11	20	24	24
Total Latin America	84	111	200	276	280

Middle East/Africa
Motor gasoline, naphthas	93	86	102	91	81
Heating oils, kerosene, diesel oils	98	97	114	107	94
Aviation fuels	36	32	37	34	28
Heavy fuels	34	19	26	20	32
Lubricants, specialty, and other petroleum products	103	94	86	100	86
Total Middle East/Africa	364	328	365	352	321

Worldwide
Motor gasoline, naphthas	2,452	2,418	2,489	2,541	2,611
Heating oils, kerosene, diesel oils	1,912	1,838	1,947	2,019	1,951
Aviation fuels	423	462	473	492	476
Heavy fuels	390	431	515	588	603
Lubricants, specialty, and other petroleum products	698	738	750	773	773

Total worldwide	5,875	5,887	6,174	6,413	6,414

(1)	Petroleum product sales include 100 percent of the sales of ExxonMobil and majority-owned subsidiaries, and the ExxonMobil interest in sales by equity companies owned 50 percent or less.

72 EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
Chemical
ExxonMobil Chemical is one of the largest chemical companies in the world. Our unique portfolio of specialty and commodity businesses delivers superior returns across the business cycle.
PHOTO: Our Fife Ethylene Plant in the United Kingdom
processes advantaged feedstocks from North Sea gas fields,
making it among the lowest-cost producers in Europe.

73
50%
Expected chemical demand
growth over the next 10 years.

74
EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
2014 Results & Highlights
Achieved best-ever safety performance
Delivered earnings of $4.3 billion and return on average capital employed of 19.4 percent, averaging 23.5 percent over the past 10 years
Sold 24.2 million tonnes of prime products, including record sales of metallocene products that provide value-added performance advantages for our customers
Invested $2.7 billion, with selective investments in specialty business growth, advantaged feedstock capture, high-return efficiency projects, and low-cost capacity debottlenecks
Started construction of a major expansion at our Texas facilities, including a new world-scale ethane steam cracker and polyethylene lines to meet rapidly growing demand for premium polymers
Progressed construction of a 400-thousand-tonnes-per-year specialty elastomers project in Saudi Arabia with our joint venture partner to supply a broad range of synthetic rubber and related products to meet growing demand in the Middle East and Asia
Started construction on a new 230-thousand-tonnes-per-year specialty polymers plant in Singapore to meet growing demand for synthetic rubber and adhesives in Asia
Commissioned a world-scale manufacturing facility in Baytown, Texas, to produce synthetic basestocks for automotive and industrial applications
Strategies
Consistently deliver best-in-class operational performance
Focus on commodity and specialty businesses that capitalize on our core competencies
Build proprietary technology positions
Capture full benefits of integration across ExxonMobil operations
Selectively invest in advantaged projects
Chemical Statistical Recap 2014 2013 2012 2011 2010
Earnings (millions of dollars) 4,315 3,828 3,898 4,383 4,913
Prime product sales(1) (thousands of tonnes) 24,235 24,063 24,157 25,006 25,891
Average capital employed(1) (millions of dollars) 22,197 20,665 20,148 19,798 18,680
Return on average capital employed(1) (percent) 19.4 18.5 19.3 22.1 26.3
Capital expenditures(1) (millions of dollars) 2,741 1,832 1,418 1,450 2,215
(1) See Frequently Used Terms on pages 90 through 93.

75

Business Overview

ExxonMobil Chemical is one of the largest chemical companies in the world. Our unique portfolio of commodity and specialty businesses generates annual sales of more than 24 million tonnes of prime products. We have world-scale manufacturing facilities in all major regions, and our products serve as the building blocks for a wide variety of everyday consumer and industrial products.

We process feedstocks from ExxonMobil’s Upstream and Downstream operations, supplemented with market sources, to manufacture chemical products for higher-value end uses. We focus on product lines that capitalize on scale and technology advantages, building on our strengths in advantaged feedstocks, lower-cost processes, and premium products. As a result, we have strong positions in the markets we serve and generate industry-leading returns throughout the business cycle.

Business Environment

Worldwide chemical demand growth remained strong in 2014, supported by growth of the broader economy. Over the next decade, we expect global demand to grow by 50 percent, or about 4 percent per year, at a faster pace than energy demand and GDP.

Nearly two-thirds of the increased demand is expected to be in Asia Pacific with rising prosperity and a growing middle class. A related factor is urbanization. As middle-class consumers seek higher standards of living and move to larger cities, they are projected to purchase more packaged goods, appliances, cars, and clothing, many of which are manufactured from the chemicals produced by ExxonMobil.

While chemical demand growth is mainly driven by developing economies, supply growth is mostly coming from regions with advantaged feedstock. Today, that region is North America. Unconventional natural gas development has brought significant benefits to domestic chemical producers by providing both lower-cost feedstock and energy.

For decades, chemical markets have been supplied from within the region, but global trade is increasing. Ten years ago, the volume of chemicals traded between regions totaled about 5 percent of global production capacity. Today, it has grown to about 10 percent, and by 2020, it will approach 20 percent. ExxonMobil projects that by 2025, North America could double its exports of polyethylene, polypropylene, and paraxylene, the three highest-volume petrochemical products.

ExxonMobil Chemical is well positioned to meet the needs of Asia, Africa, Latin America, and other growth markets through our world-scale facilities, and commercial and technical resources around the globe. While the relative attractiveness of feedstocks changes over time, our feed flexibility, global supply capability, and integration across ExxonMobil’s operations allow us to adapt to changing market conditions and consistently outperform competition.

Global Industry Demand Growth	Global Chemical Industry Demand(1)
Sources: ExxonMobil, 2015 The Outlook for Energy: A View to 2040; IHS Chemical; and ExxonMobil estimates. (1) Includes polyethylene, polypropylene, and paraxylene.

76	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Global Chemical Manufacturing Portfolio

ExxonMobil Chemical has world-scale specialty and commodity manufacturing capacity in every major region of the world, serving large and growing markets. More than 90 percent of our chemical capacity is integrated with large refineries or natural gas processing plants, providing unique access to advantaged feedstock and allowing ExxonMobil to consistently outperform competition.

North America – Premium Products from Advantaged Feeds

Nearly half of our global capacity is located in North America, where we manufacture products across all of our business lines. Our three largest U.S. chemical plants – in Baton Rouge, Louisiana; and Baytown and Beaumont, Texas – are integrated with refineries and have access to a wide range of feedstocks, from light gases to heavy liquids. Strong integration with ExxonMobil’s Upstream and Downstream businesses, coupled with our proprietary technologies, maximizes our flexibility to process advantaged feeds into premium products, and positions us to supply growth markets around the world.

Baton Rouge, Louisiana ¡ Our Baton Rouge Plant has world-scale manufacturing capacity, producing nearly all of our commodity and specialty products. It is home to the world’s largest production facilities for halobutyl rubber and isopropyl alcohol, and is our primary oxo alcohol production site. The complex also includes two nearby polymer plants. In 2015, we will start up a new advanced synthetic basestock unit to meet the growing global demand of high-performance finished lubricants.

Baytown and Mont Belvieu, Texas ¡ Our Baytown Plant is the largest integrated refining and petrochemical complex in the United States. It is also our largest ethylene production facility in the world, and is closely integrated with our nearby Mont Belvieu Plastics Plant which produces premium metallocene polyethylene.

Baytown also produces aromatics, polypropylene, halobutyl rubber, and a wide range of premium hydrocarbon fluids. In 2014, we added facilities to produce metallocene-based synthetic basestocks for use in automotive and industrial lubricant applications. The complex generates its own low-cost electricity and high-pressure steam via high-efficiency cogeneration plants.

Beaumont, Texas ¡ Our Beaumont Plant is a large producer of aromatics, with significant steam-cracking and derivatives capacity. The site also produces proprietary synthetic basestocks used in high-performance motor oils and industrial lubricants.

Europe – Unique Regional Integration

Europe represents approximately 20 percent of our global capacity. Major facilities in Northwest Europe are highly integrated with ExxonMobil refineries, chemical plants, and upstream facilities across the region. This level of integration provides economies of scale, access to low-cost feedstock, and logistics advantages.

Fife, United Kingdom ¡ Our Upstream business supplies natural gas liquids from North Sea gas fields as feedstock to our Fife Ethylene Plant. Ethylene produced at Fife is transported to our polyethylene plants at Antwerp and Meerhout, Belgium, where premium polyethylene accounts for a large share of production.

Worldwide Capacity and Distribution

77

Gravenchon, France ¡ Our Gravenchon Plant is integrated with ExxonMobil’s adjacent refinery. It produces olefins and polyolefins, including metallocene polyethylene. The site also manufactures a number of specialty products such as adhesives, specialty elastomers, and synthetic lube basestocks.

Rotterdam, Netherlands ¡ Our Rotterdam Plant processes feedstocks from ExxonMobil’s regional refineries, and is the largest producer of aromatics in Europe. In addition, the site manufactures oxo alcohol-based specialty products.

Asia Pacific / Middle East –

Positioned to Serve Growth Markets

Our Asia Pacific and Middle East facilities account for around 35 percent of our global capacity and are well positioned to serve growth markets with plants in China, Saudi Arabia, Singapore, and Thailand. Our Shanghai Technology Center supports premium product sales throughout the region.

Fujian, China ¡ Our Fujian joint venture facility is a fully integrated refining, petrochemical, and fuels marketing complex. An expansion recently increased ethylene and polymer production, and will add ethylene glycol capacity.

Al-Jubail and Yanbu, Saudi Arabia ¡ Together with our joint venture partner, Saudi Basic Industries Corporation, we have two chemical facilities in Saudi Arabia that utilize local ethane and other feedstocks to produce chemical products for local demand and export. Manufacturing units at these sites include steam crackers and derivative processing units that produce polyethylene, polypropylene, and ethylene glycol.

Singapore ¡ Singapore is now our largest integrated petrochemical complex and accounts for about one-fourth of ExxonMobil’s global chemical capacity. In addition to doubling Singapore’s ethylene capacity, the recent expansion project also added production capacity across six product lines, including premium products such as oxo alcohol, metallocene elastomers, and metallocene polyethylene.

Our Fujian expansion project increased ethylene and polymer capacity in 2014. New units for ethylene glycol production will start up in 2015.

Highlight: Increasing Advantaged Feedstocks Through Leading-Edge Technology

Enabled by dozens of new proprietary technologies, our newest world-scale steam cracker in Singapore can process an unprecedented range of feedstocks, from light gases to heavy liquids, including crude oil. Converting crude oil directly into chemicals provides a cost advantage over naphtha feedstock, the industry standard in Asia. This technology also saves energy and reduces emissions by eliminating the refining steps required to produce naphtha. This crude-cracking approach is an industry first. It is also another step in our ongoing search for advantaged chemical feedstock, and demonstrates our ability to innovate and extend our competitive advantage.

78	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Global Chemical Product Portfolio

We enhance shareholder value through our broad portfolio of commodity and specialty products. We leverage proprietary technology to deliver differentiated products that command a margin premium in growth markets around the globe.

Balanced Global Portfolio of

Commodity and Specialty Products

Efficiently produced, high-volume commodity chemicals, such as many general-purpose plastics, capture upside earnings when margins are strong, and provide a low-cost structure for co-located specialties production. Specialty products, including high-end polymers and synthetic lube basestocks, command a margin premium due to their attributes in higher-value applications. They also provide a more stable earnings base.

Commodity Products

We hold leading positions in some of the largest-volume and highest-growth commodity petrochemical products in the world. We are among the largest global manufacturers of aromatics, including paraxylene and benzene, as well as olefins, such as ethylene and propylene. We are also the largest producer of polyethylene. These products are the basic building blocks used to make many everyday products including packaging film, automotive parts, and polyester fiber.

Highlight: Global Product Rankings
Businesses	Worldwide Rank Based on Market Position
■ Commodities
Benzene	#2
Paraxylene	#2
Olefins	#4
Polyethylene	#1
■ Specialties
Butyl Polymers	#1
Fluids	#1
Plasticizers/Oxo Alcohols	#1
Synthetics	#1
Adhesive Polymers	#1
Specialty Elastomers	#2
Petroleum Additives	#2

Within our commodity businesses, we leverage our catalyst and product technologies to deliver premium product lines, such as Enable and Exceed metallocene polyethylene. Metallocene polyethylene resins provide stronger, lighter, and lower-cost packaging solutions with reduced environmental impact. These performance and sustainability advantages command a margin premium and result in higher-demand growth versus commodity polyethylene.

Specialty Products

We have a diverse set of specialty businesses, all of which rank first or second globally by market position. Our specialty products are produced by upgrading a range of commodity petrochemicals typically produced at the same manufacturing site, and deliver advanced performance and value to our customers in a broad array of applications. Multiple projects under way around the globe will increase our capacity to serve rapidly growing product demand.

Specialty Polymers

We are among the top producers of butyl polymers, specialty elastomers, and adhesive polymers.

Several of our premium and specialty product lines are used extensively by the automotive industry. Halobutyl polymers help tires maintain proper pressure resulting in improved fuel economy. Our specialty elastomers, such as ethylene propylene diene monomer rubber, are lightweight materials used in underhood hoses and belts, and window and door seals.

ExxonMobil also has a broad product offering of specialty resins and polymers used in the hot-melt adhesives industry for packaging, woodworking, and nonwoven fabrics.

Metallocene polyethylene resins used in flexible packaging are up to 25 percent thinner than conventional films, providing sustainability and cost-saving benefits.

79

Other Specialties

We offer hydrocarbon fluids with high-performance characteristics for applications such as water treatment, coatings, and oil-drilling fluids. For example, our Escaid PathFrac fluid helps increase hydraulic fracturing efficiency by facilitating the delivery of friction reducers and viscosity modifiers. Rapid growth in hydraulic fracturing and extended-reach drilling are driving demand for hydrocarbon fluids. We recently approved expansions of our facilities in Antwerp and Singapore to serve this growing demand.

Our synthetic basestocks are key components for advanced lubricants such as Mobil 1, Mobil Delvac 1, and Mobil SHC. We also supply synthetic basestocks to the aviation and marine sectors. With a half century of technology leadership, we have developed the broadest portfolio of synthetic basestocks in the industry to meet the increasing high-performance requirements and strong demand for advanced lubricants.

In marine lubes, products formulated with synthetic basestocks can help customers reduce operating costs, without compromising equipment performance and protection.

Through integration with the Upstream and Downstream businesses, and our combined market and technology expertise, we are uniquely qualified to develop high-performance products that allow ExxonMobil to capture the full value from the wellhead to the finished product.

Our broad product offering of commodity and specialty products, combined with our scale and global reach, provides a structural advantage that is difficult for competitors to replicate. This advantage enables us to reliably offer customers safe, cost-effective, and sustainable solutions. This drives growth in higher-margin premium products and enhances shareholder value in the process.

Highlight: Proprietary Technology Delivers Higher-Value Products

Breakthroughs in catalyst and product technologies help us deliver new, higher-value, and more sustainable products that provide superior performance advantages and cost savings to our customers. Our expertise in end-use application technologies, supported by premier technology centers around the world, enables us to tailor innovative solutions that allow our customers to realize the full value and performance attributes of our products.

For example, based on proprietary metallocene technology, we developed Vistamaxx performance polymers. This versatile product line has enabled countless end-use innovations through improved elasticity, softness, adhesion, sealability, and toughness. These unique polymers allow our customers to develop innovative solutions that can improve product performance and manufacturing efficiency, including lowering raw material cost and decreasing energy consumption.

We recently developed Vistamaxx products designed specifically to raise the standard in hot-melt adhesive performance. With Vistamaxx polymers as the formulation backbone, hot-melt adhesives can provide superior performance in packaging, nonwovens, and woodworking assembly applications. Resulting production output is 30 percent higher than conventional adhesives through lower maintenance and improved uptime.

PHOTO: Our Vistamaxx products can be used in a variety of packaging, hygiene, molding, and adhesive applications.

80	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Chemical Operating Statistics

Large/Integrated Production Complex Capacity – at Year-End 2014(1)(2)
(millions of tonnes per year)	Ethylene	Polyethylene	Polypropylene	Paraxylene	Additional Products

North America
Baton Rouge, Louisiana	1.0	1.3	0.4	–	P	B	E	A	F	O
Baytown, Texas	2.2	–	0.7	0.6	P	B			F		S
Beaumont, Texas	0.9	1.0	–	0.3	P						S
Mont Belvieu, Texas	–	1.0	–	–
Sarnia, Ontario	0.3	0.5	–	–	P				F	O

Europe
Antwerp, Belgium	–	0.4	–	–					F	O
Fawley, United Kingdom	–	–	–	–		B			F	O
Fife, United Kingdom	0.4	–	–	–
Gravenchon, France	0.4	0.4	0.3	–	P	B	E	A		O	S	Z
Meerhout, Belgium	–	0.5	–	–
Rotterdam, Netherlands	–	–	–	0.7						O

Middle East
Al-Jubail, Saudi Arabia	0.6	0.7	–	–
Yanbu, Saudi Arabia	1.0	0.7	0.2	–	P								G

Asia Pacific
Fujian, China	0.3	0.2	0.2	0.2	P
Kawasaki, Japan	–	–	–	–	P	B		A	F
Singapore	1.9	1.9	0.9	1.0	P		E		F	O		Z
Sriracha, Thailand	–	–	–	0.5					F
All other	–	–	–	0.1

Total worldwide	9.0	8.6	2.7	3.4

P  Propylene    B  Butyl    E  Specialty Elastomers    A  Adhesive Polymers    F  Fluids    O  Oxo    S  Synthetics    Z  Petroleum Additives    G  Glycol

(1)	Based on size or breadth of product slate.
(2)	Capacity reflects 100 percent for operations of ExxonMobil and majority-owned subsidiaries. For companies owned 50 percent or less, capacity is ExxonMobil’s interest.

Other Manufacturing Locations – at Year-End 2014(1)

Location	Product	Location	Product	Location	Product

North America		Europe		Asia Pacific

Bayway, New Jersey	●	Augusta, Italy	■	Altona, Australia	■

Belpre, Ohio	●	Berre, France	●	Chiba, Japan	■

Chalmette, Louisiana	■	Cologne, Germany	▲●	Jinshan, China	▲

Edison, New Jersey	●	Fos-sur-Mer, France	■	Kashima, Japan	▲

Pensacola, Florida	▲	Karlsruhe, Germany	■	Panyu, China	●

■ Olefins/Aromatics ▲ Polymers ● Other Chemicals		Newport, United Kingdom	▲	Sakai, Japan	■ ●
		Trecate, Italy	●	Wakayama, Japan	■
		Vado Ligure, Italy	●	Latin America
				Guadalajara, Mexico	●
				Paulinia, Brazil	●

				Rio de Janeiro, Brazil	●

(1) Includes joint venture plants.

81

Volumes

Includes ExxonMobil’s share of equity companies	2014	2013	2012	2011	2010

Worldwide Production Volumes (thousands of tonnes)

Ethylene	7,846	7,586	6,911	7,855	7,973

Polyethylene	7,297	6,906	6,572	6,482	6,506

Polypropylene	2,213	2,040	1,937	1,870	1,945

Paraxylene	2,418	2,668	2,875	2,935	2,973

Prime Product Sales Volumes(1) by Region (thousands of tonnes)

Americas(2)	10,498	10,675	10,450	10,268	10,826

Europe/Middle East/Africa	5,795	6,165	6,310	6,555	6,654

Asia Pacific	7,942	7,223	7,397	8,183	8,411

Total worldwide	24,235	24,063	24,157	25,006	25,891

Prime Product Sales Volumes(1) by Business (thousands of tonnes)

Specialties	5,092	5,090	5,219	5,471	5,586

Commodities	19,143	18,973	18,938	19,535	20,305

Total	24,235	24,063	24,157	25,006	25,891

(1) See Frequently Used Terms on pages 90 through 93.

(2) Includes North America and Latin America.

82	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Financial Information

Financial Highlights
(millions of dollars, unless noted)	2014	2013	2012	2011	2010

Net income attributable to ExxonMobil	32,520	32,580	44,880	41,060	30,460
Cash flow from operations and asset sales(1)	49,151	47,621	63,825	66,478	51,674
Capital and exploration expenditures(1)	38,537	42,489	39,799	36,766	32,226
Research and development costs	971	1,044	1,042	1,044	1,012
Total debt at year end	29,121	22,699	11,581	17,033	15,014
Average capital employed(1)	203,110	191,575	179,094	170,721	145,217
Market valuation at year end	388,398	438,684	389,680	401,249	364,035
Regular employees at year end (thousands)	75.3	75.0	76.9	82.1	83.6

Key Financial Ratios
	2014	2013	2012	2011	2010

Return on average capital employed(1) (percent)	16.2	17.2	25.4	24.2	21.7
Earnings to average ExxonMobil share of equity (percent)	18.7	19.2	28.0	27.3	23.7
Debt to capital(2) (percent)	13.9	11.2	6.3	9.6	9.0
Net debt to capital(3) (percent)	11.9	9.1	1.2	2.6	4.5
Current assets to current liabilities (times)	0.82	0.83	1.01	0.94	0.94
Fixed-charge coverage (times)	46.9	55.7	62.4	53.4	42.2

Dividend and Shareholder Return Information
	2014	2013	2012	2011	2010

Dividends per common share (dollars)	2.70	2.46	2.18	1.85	1.74

Dividends per share growth (annual percent)	9.8	12.8	17.8	6.3	4.8

Number of common shares outstanding (millions)
Average	4,282	4,419	4,628	4,870	4,885
Average – assuming dilution	4,282	4,419	4,628	4,875	4,897
Year end	4,201	4,335	4,502	4,734	4,979

Total shareholder return(1) (annual percent)	(6.0)	20.1	4.7	18.7	10.1

Common stock purchases (millions of dollars)	13,183	15,998	21,068	22,055	13,093

Market quotations for common stock (dollars)
High	104.76	101.74	93.67	88.23	73.69
Low	86.19	84.79	77.13	67.03	55.94
Average daily close	97.27	90.51	86.53	79.71	64.99
Year-end close	92.45	101.20	86.55	84.76	73.12

(1)	See Frequently Used Terms on pages 90 through 93.
(2)	Debt includes short-term and long-term debt. Capital includes short-term and long-term debt and total equity.
(3)	Debt net of cash and cash equivalents, excluding restricted cash.

83

Functional Earnings(1)
(millions of dollars)	2014 Quarters

	First	Second	Third	Fourth	2014	2013	2012	2011	2010
Earnings (U.S. GAAP)
Upstream
United States	1,244	1,193	1,257	1,503	5,197	4,191	3,925	5,096	4,272
Non-U.S.	6,539	6,688	5,159	3,965	22,351	22,650	25,970	29,343	19,825
Total	7,783	7,881	6,416	5,468	27,548	26,841	29,895	34,439	24,097

Downstream
United States	623	536	460	(1)	1,618	2,199	3,575	2,268	770
Non-U.S.	190	175	564	498	1,427	1,250	9,615	2,191	2,797
Total	813	711	1,024	497	3,045	3,449	13,190	4,459	3,567

Chemical
United States	679	528	765	832	2,804	2,755	2,220	2,215	2,422
Non-U.S.	368	313	435	395	1,511	1,073	1,678	2,168	2,491
Total	1,047	841	1,200	1,227	4,315	3,828	3,898	4,383	4,913

Corporate and Financing	(543)	(653)	(570)	(622)	(2,388)	(1,538)	(2,103)	(2,221)	(2,117)

Net income attributable to ExxonMobil (U.S. GAAP)	9,100	8,780	8,070	6,570	32,520	32,580	44,880	41,060	30,460

Average Capital Employed(2) by Business
(millions of dollars)	2014	2013	2012	2011	2010
Upstream
United States	62,403	59,898	57,631	54,994	34,969
Non-U.S.	102,562	93,071	81,811	74,813	68,318
Total	164,965	152,969	139,442	129,807	103,287

Downstream
United States	6,070	4,757	4,630	5,340	6,154
Non-U.S.	17,907	19,673	19,401	18,048	17,976
Total	23,977	24,430	24,031	23,388	24,130

Chemical
United States	6,121	4,872	4,671	4,791	4,566
Non-U.S.	16,076	15,793	15,477	15,007	14,114
Total	22,197	20,665	20,148	19,798	18,680

Corporate and Financing	(8,029)	(6,489)	(4,527)	(2,272)	(880)

Corporate total	203,110	191,575	179,094	170,721	145,217

Average capital employed applicable to equity companies included above	35,403	35,234	32,962	31,626	30,524

Return on Average Capital Employed(3) by Business
(percent)	2014	2013	2012	2011	2010
Upstream
United States	8.3	7.0	6.8	9.3	12.2
Non-U.S.	21.8	24.3	31.7	39.2	29.0
Total	16.7	17.5	21.4	26.5	23.3

Downstream
United States	26.7	46.2	77.2	42.5	12.5
Non-U.S.	8.0	6.4	49.6	12.1	15.6
Total	12.7	14.1	54.9	19.1	14.8

Chemical
United States	45.8	56.5	47.5	46.2	53.0
Non-U.S.	9.4	6.8	10.8	14.4	17.6
Total	19.4	18.5	19.3	22.1	26.3

Corporate and Financing	N.A.	N.A.	N.A.	N.A.	N.A.

Corporate total	16.2	17.2	25.4	24.2	21.7

(1)	Total corporate earnings means net income attributable to ExxonMobil (U.S. GAAP) from the consolidated income statement. Unless indicated, references to earnings, Upstream, Downstream, Chemical, and Corporate and Financing segment earnings, and earnings per share are ExxonMobil’s share after excluding amounts attributable to noncontrolling interests.
(2)	Average capital employed is the average of beginning-of-year and end-of-year business segment capital employed, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 90 through 93.
(3)	Capital employed consists of ExxonMobil’s share of equity and consolidated debt, including ExxonMobil’s share of amounts applicable to equity companies. See Frequently Used Terms on pages 90 through 93.

84	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Financial Information, continued

Capital and Exploration Expenditures(1)
(millions of dollars)	2014	2013	2012	2011	2010
Upstream
Exploration
United States	448	1,032	2,386	2,720	1,607
Non-U.S.	3,241	6,123	2,354	2,744	2,514
Total	3,689	7,155	4,740	5,464	4,121

Production(2)
United States	8,953	8,113	8,694	8,021	4,742
Non-U.S.	20,085	22,826	22,395	19,387	18,214
Total	29,038	30,939	31,089	27,408	22,956

Power
United States	–	–	–	–	–
Non-U.S.	–	137	255	219	242
Total	–	137	255	219	242

Total Upstream	32,727	38,231	36,084	33,091	27,319

Downstream
Refining
United States	967	651	482	370	833
Non-U.S.	1,042	1,046	1,233	1,088	1,000
Total	2,009	1,697	1,715	1,458	1,833

Marketing
United States	285	159	118	117	98
Non-U.S.	682	413	385	514	520
Total	967	572	503	631	618

Pipeline/Marine
United States	58	141	34	31	51
Non-U.S.	–	3	10	–	3
Total	58	144	44	31	54

Total Downstream	3,034	2,413	2,262	2,120	2,505

Chemical
United States	1,690	963	408	290	279
Non-U.S.	1,051	869	1,010	1,160	1,936

Total Chemical	2,741	1,832	1,418	1,450	2,215

Other
United States	35	13	35	105	187
Non-U.S.	–	–	–	–	–

Total other	35	13	35	105	187

Total capital and exploration expenditures	38,537	42,489	39,799	36,766	32,226

(1)	See Frequently Used Terms on pages 90 through 93.
(2)	Including related transportation.

85

Total Capital and Exploration Expenditures by Geography

(millions of dollars)	2014	2013	2012	2011	2010

United States	12,436	11,072	12,157	11,654	7,797
Canada/Latin America	8,191	12,838	8,616	6,186	5,732
Europe	2,851	3,045	3,111	2,914	3,901
Africa	4,187	4,220	3,907	4,291	4,915
Asia	7,330	6,734	6,704	7,066	6,693
Australia/Oceania	3,542	4,580	5,304	4,655	3,188

Total worldwide	38,537	42,489	39,799	36,766	32,226

Distribution of Capital and Exploration Expenditures

(millions of dollars)	2014	2013	2012	2011	2010

Consolidated Companies’ Expenditures

Capital expenditures	33,056	36,862	35,375	32,425	27,343

Exploration costs charged to expense

United States	230	395	392	268	283

Non-U.S.	1,432	1,573	1,441	1,802	1,855

Depreciation on support equipment(1)	7	8	7	11	6

Total exploration expenses	1,669	1,976	1,840	2,081	2,144

Total consolidated companies’ capital and exploration expenditures (excluding depreciation on support equipment)	34,718	38,830	37,208	34,495	29,481

ExxonMobil’s Share of Non-Consolidated Companies’ Expenditures

Capital expenditures	3,517	3,199	2,565	2,248	2,720

Exploration costs charged to expense	302	460	26	23	25

Total non-consolidated companies’ capital and exploration expenditures	3,819	3,659	2,591	2,271	2,745

Total capital and exploration expenditures	38,537	42,489	39,799	36,766	32,226

(1)	Not included as part of total capital and exploration expenditures, but included as part of exploration expenses, including dry holes, in the Summary Statement of Income, page 87.

86	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Financial Information, continued

Net Investment in Property, Plant and Equipment at Year End

(millions of dollars)	2014	2013	2012	2011	2010

Upstream

United States	83,456	80,176	78,352	75,140	69,003

Non-U.S.	121,852	117,378	103,443	88,835	79,149

Total	205,308	197,554	181,795	163,975	148,152

Downstream

United States	10,314	9,955	9,119	9,516	10,585

Non-U.S.	12,325	13,264	13,934	19,285	19,510

Total	22,639	23,219	23,053	28,801	30,095

Chemical

United States	5,345	4,179	3,846	3,928	4,068

Non-U.S.	9,573	9,786	10,239	10,541	10,187

Total	14,918	13,965	14,085	14,469	14,255

Other	9,803	8,912	8,016	7,419	7,046

Total net investment	252,668	243,650	226,949	214,664	199,548

Depreciation and Depletion Expenses

(millions of dollars)	2014	2013	2012	2011	2010

Upstream

United States	5,139	5,170	5,104	4,879	3,506

Non-U.S.	8,523	8,277	7,340	7,021	7,574

Total	13,662	13,447	12,444	11,900	11,080

Downstream

United States	654	633	594	650	681

Non-U.S.	1,228	1,390	1,280	1,560	1,565

Total	1,882	2,023	1,874	2,210	2,246

Chemical

United States	370	378	376	380	421

Non-U.S.	645	632	508	458	432

Total	1,015	1,010	884	838	853

Other	738	702	686	635	581

Total depreciation and depletion expenses	17,297	17,182	15,888	15,583	14,760

Operating Costs(1)

(millions of dollars)	2014	2013	2012	2011	2010

Production and manufacturing expenses	40,859	40,525	38,521	40,268	35,792

Selling, general, and administrative	12,598	12,877	13,877	14,983	14,683

Depreciation and depletion	17,297	17,182	15,888	15,583	14,760

Exploration	1,669	1,976	1,840	2,081	2,144

Subtotal	72,423	72,560	70,126	72,915	67,379

ExxonMobil’s share of equity company expenses	11,072	14,531	12,239	11,401	9,049

Total operating costs	83,495	87,091	82,365	84,316	76,428

(1)	See Frequently Used Terms on pages 90 through 93.

87

Summary Statement of Income

(millions of dollars)	2014	2013	2012	2011	2010

Revenues and Other Income

Sales and other operating revenue(1)	394,105	420,836	451,509	467,029	370,125

Income from equity affiliates	13,323	13,927	15,010	15,289	10,677

Other income	4,511	3,492	14,162	4,111	2,419

Total revenues and other income	411,939	438,255	480,681	486,429	383,221

Costs and Other Deductions

Crude oil and product purchases	225,972	244,156	263,535	266,534	197,959

Production and manufacturing expenses	40,859	40,525	38,521	40,268	35,792

Selling, general, and administrative expenses	12,598	12,877	13,877	14,983	14,683

Depreciation and depletion	17,297	17,182	15,888	15,583	14,760

Exploration expenses, including dry holes	1,669	1,976	1,840	2,081	2,144

Interest expense	286	9	327	247	259

Sales-based taxes(1)	29,342	30,589	32,409	33,503	28,547

Other taxes and duties	32,286	33,230	35,558	39,973	36,118

Total costs and other deductions	360,309	380,544	401,955	413,172	330,262

Income before income taxes	51,630	57,711	78,726	73,257	52,959

Income taxes	18,015	24,263	31,045	31,051	21,561

Net income including noncontrolling interests	33,615	33,448	47,681	42,206	31,398

Net income attributable to noncontrolling interests	1,095	868	2,801	1,146	938

Net income attributable to ExxonMobil	32,520	32,580	44,880	41,060	30,460

Earnings per common share (dollars)	7.60	7.37	9.70	8.43	6.24

Earnings per common share – assuming dilution (dollars)	7.60	7.37	9.70	8.42	6.22

(1)	Sales and other operating revenue includes sales-based taxes of $29,342 million for 2014, $30,589 million for 2013, $32,409 million for 2012, $33,503 million for 2011, and $28,547 million for 2010.

The information in the Summary Statement of Income (for 2012 to 2014), the Summary Balance Sheet (for 2013 and 2014), and the Summary Statement of Cash Flows (for 2012 to 2014), shown on pages 87 through 89, corresponds to the information in the Consolidated Statement of Income, the Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2014 Form 10-K. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in the Financial Section of the 2014 Form 10-K.

88	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Financial Information, continued

Summary Balance Sheet at Year End

(millions of dollars)	2014	2013	2012	2011	2010

Assets

Current assets

Cash and cash equivalents	4,616	4,644	9,582	12,664	7,825

Cash and cash equivalents – restricted	42	269	341	404	628

Notes and accounts receivable, less estimated doubtful amounts	28,009	33,152	34,987	38,642	32,284

Inventories

Crude oil, products and merchandise	12,384	12,117	10,836	11,665	9,852

Materials and supplies	4,294	4,018	3,706	3,359	3,124

Other current assets	3,565	5,108	5,008	6,229	5,271

Total current assets	52,910	59,308	64,460	72,963	58,984

Investments, advances and long-term receivables	35,239	36,328	34,718	34,333	35,338

Property, plant and equipment, at cost, less accumulated depreciation and depletion	252,668	243,650	226,949	214,664	199,548

Other assets, including intangibles, net	8,676	7,522	7,668	9,092	8,640

Total assets	349,493	346,808	333,795	331,052	302,510

Liabilities

Current liabilities

Notes and loans payable	17,468	15,808	3,653	7,711	2,787

Accounts payable and accrued liabilities	42,227	48,085	50,728	57,067	50,034

Income taxes payable	4,938	7,831	9,758	12,727	9,812

Total current liabilities	64,633	71,724	64,139	77,505	62,633

Long-term debt	11,653	6,891	7,928	9,322	12,227

Postretirement benefits reserves	25,802	20,646	25,267	24,994	19,367

Deferred income tax liabilities	39,230	40,530	37,570	36,618	35,150

Long-term obligations to equity companies	5,325	4,742	3,555	1,808	962

Other long-term obligations	21,786	21,780	23,676	20,061	19,492

Total liabilities	168,429	166,313	162,135	170,308	149,831

Commitments and contingencies	See footnote 1

Equity

Common stock without par value	10,792	10,077	9,653	9,512	9,371

Earnings reinvested	408,384	387,432	365,727	330,939	298,899

Accumulated other comprehensive income	(18,957)	(10,725)	(12,184)	(9,123)	(4,823)

Common stock held in treasury	(225,820)	(212,781)	(197,333)	(176,932)	(156,608)

ExxonMobil share of equity	174,399	174,003	165,863	154,396	146,839

Noncontrolling interests	6,665	6,492	5,797	6,348	5,840

Total equity	181,064	180,495	171,660	160,744	152,679

Total liabilities and equity	349,493	346,808	333,795	331,052	302,510

(1)	For more information, please refer to Note 16 in the Financial Section of ExxonMobil’s 2014 Form 10-K.

The information in the Summary Statement of Income (for 2012 to 2014), the Summary Balance Sheet (for 2013 and 2014), and the Summary Statement of Cash Flows (for 2012 to 2014), shown on pages 87 through 89, corresponds to the information in the Consolidated Statement of Income, the Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2014 Form 10-K. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in the Financial Section of the 2014 Form 10-K.

89

Summary Statement of Cash Flows
(millions of dollars)
	2014	2013	2012	2011	2010

Cash Flows from Operating Activities

Net income including noncontrolling interests	33,615	33,448	47,681	42,206	31,398

Adjustments for noncash transactions

Depreciation and depletion	17,297	17,182	15,888	15,583	14,760

Deferred income tax charges/(credits)	1,540	754	3,142	142	(1,135)

Postretirement benefits expense in excess of/(less than) net payments	524	2,291	(315)	544	1,700

Other long-term obligation provisions in excess of/(less than) payments	1,404	(2,566)	1,643	(151)	160

Dividends received greater than/(less than) equity in current earnings of equity companies	(358)	3	(1,157)	(273)	(596)

Changes in operational working capital, excluding cash and debt

Reduction/(increase) – Notes and accounts receivable	3,118	(305)	(1,082)	(7,906)	(5,863)

– Inventories	(1,343)	(1,812)	(1,873)	(2,208)	(1,148)

– Other current assets	(68)	(105)	(42)	222	913

Increase/(reduction) – Accounts and other payables	(6,639)	(2,498)	3,624	8,880	9,943

Net (gain) on asset sales	(3,151)	(1,828)	(13,018)	(2,842)	(1,401)

All other items – net	(823)	350	1,679	1,148	(318)

Net cash provided by operating activities	45,116	44,914	56,170	55,345	48,413

Cash Flows from Investing Activities

Additions to property, plant and equipment	(32,952)	(33,669)	(34,271)	(30,975)	(26,871)

Proceeds associated with sales of subsidiaries, property, plant and equipment, and sales and returns of investments	4,035	2,707	7,655	11,133	3,261

Decrease/(increase) in restricted cash and cash equivalents	227	72	63	224	(628)

Additional investments and advances	(1,631)	(4,435)	(598)	(3,586)	(1,239)

Collection of advances	3,346	1,124	1,550	1,119	1,133

Additions to marketable securities	–	–	–	(1,754)	(15)

Sales of marketable securities	–	–	–	1,674	155

Net cash used in investing activities	(26,975)	(34,201)	(25,601)	(22,165)	(24,204)

Cash Flows from Financing Activities

Additions to long-term debt	5,731	345	995	702	1,143

Reductions in long-term debt	(69)	(13)	(147)	(266)	(6,224)

Additions to short-term debt	–	16	958	1,063	598

Reductions in short-term debt	(745)	(756)	(4,488)	(1,103)	(2,436)

Additions/(reductions) in debt with three months or less maturity	2,049	12,012	(226)	1,561	709

Cash dividends to ExxonMobil shareholders	(11,568)	(10,875)	(10,092)	(9,020)	(8,498)

Cash dividends to noncontrolling interests	(248)	(304)	(327)	(306)	(281)

Changes in noncontrolling interests	–	(1)	204	(16)	(7)

Tax benefits related to stock-based awards	115	48	130	260	122

Common stock acquired	(13,183)	(15,998)	(21,068)	(22,055)	(13,093)

Common stock sold	30	50	193	924	1,043

Net cash used in financing activities	(17,888)	(15,476)	(33,868)	(28,256)	(26,924)

Effects of exchange rate changes on cash	(281)	(175)	217	(85)	(153)

Increase/(decrease) in cash and cash equivalents	(28)	(4,938)	(3,082)	4,839	(2,868)

Cash and cash equivalents at beginning of year	4,644	9,582	12,664	7,825	10,693

Cash and cash equivalents at end of year	4,616	4,644	9,582	12,664	7,825

The information in the Summary Statement of Income (for 2012 to 2014), the Summary Balance Sheet (for 2013 and 2014), and the Summary Statement of Cash Flows (for 2012 to 2014), shown on pages 87 through 89, corresponds to the information in the Consolidated Statement of Income, the Consolidated Balance Sheet, and the Consolidated Statement of Cash Flows in the financial statements of ExxonMobil’s 2014 Form 10-K. See also Management’s Discussion and Analysis of Financial Condition and Results of Operations and other information in the Financial Section of the 2014 Form 10-K.

90	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
Frequently Used Terms

Listed below are definitions of several of ExxonMobil’s key business and financial performance measures and other terms. These definitions are provided to facilitate understanding of the terms and their calculation. In the case of financial measures that we believe constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, we provide a reconciliation to the most comparable Generally Accepted Accounting Principles (GAAP) measure and other information required by that rule.

Total Shareholder Return ¡ Measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis.

Capital and Exploration Expenditures (Capex) ¡ Represents the combined total of additions at cost to property, plant and equipment and exploration expenses on a before-tax basis from the Summary Statement of Income. ExxonMobil’s Capex includes its share of similar costs for equity companies. Capex excludes assets acquired in nonmonetary exchanges (effective 2013) and depreciation on the cost of exploration support equipment and facilities recorded to property, plant and equipment when acquired. While ExxonMobil’s management is responsible for all investments and elements of net income, particular focus is placed on managing the controllable aspects of this group of expenditures.

Heavy Oil and Oil Sands ¡ Heavy oil, for the purpose of this report, includes heavy oil, extra heavy oil, and bitumen, as defined by the World Petroleum Congress in 1987 based on American Petroleum Institute (API) gravity and viscosity at reservoir conditions. Heavy oil has an API gravity between 10 and 22.3 degrees. The API gravity of extra heavy oil and bitumen is less than 10 degrees. Extra heavy oil has a viscosity less than 10 thousand centipoise, whereas the viscosity of bitumen is greater than 10 thousand centipoise. The term “oil sands” is used to indicate heavy oil (generally bitumen) that is recovered in a mining operation.

Proved Reserves ¡ Proved reserve figures in this publication are determined in accordance with current SEC definitions. In statements covering reserve replacement for years prior to 2009, reserves were determined using the price and cost assumptions we used in managing the business, not the historical prices used in SEC definitions. The pre-2009 reserves also included oil sands and equity company reserves which at the time were excluded from SEC reserves.

Proved Reserves Replacement Ratio ¡ The reserves replacement ratio is calculated for a specified period utilizing the applicable proved oil-equivalent reserves additions divided by oil-equivalent production. See “Proved Reserves” above.

Resources, Resource Base, and Recoverable Resources ¡ Along with similar terms used in this report, these refer to the total remaining estimated quantities of oil and gas that are expected to be ultimately recoverable. ExxonMobil refers to new discoveries and acquisitions of discovered resources as resource additions. The resource base includes quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.

Prime Product Sales ¡ Prime product sales are total product sales excluding carbon black oil and sulfur. Prime product sales include ExxonMobil’s share of equity company volumes and finished product transfers to the Downstream.

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Proved Reserves Replacement Costs	2014	2013	2012	2011	2010

Costs incurred (millions of dollars)

Property acquisition costs	1,472	5,186	2,207	3,787	45,461

Exploration costs	3,472	2,972	2,861	2,503	3,055

Development costs	26,848	27,807	27,482	25,690	23,210

Total costs incurred	31,792	35,965	32,550	31,980	71,726

Proved oil-equivalent reserves additions (millions of barrels)

Revisions	1,011	770	159	281	505

Improved recovery	–	–	23	–	5

Extensions/discoveries	584	726	1,490	1,613	516

Purchases	64	170	304	67	2,510

Total oil-equivalent reserves additions	1,659	1,666	1,976	1,961	3,536

Proved reserves replacement costs (dollars per barrel)	19.16	21.59	16.47	16.31	20.28

Proved reserves replacement costs per oil-equivalent barrel is a performance measure ratio and includes costs incurred in property acquisition and exploration, plus costs incurred in development activities, divided by proved oil-equivalent reserves additions, excluding sales. ExxonMobil reports these costs based on proved reserves in accordance with current SEC definitions. See “Proved Reserves” on previous page.

Exploration Resource Addition Cost	2014	2013	2012	2011	2010

Exploration portion of Upstream Capex (millions of dollars)	3,689	7,155	4,740	5,464	4,121

Exploration resource additions (millions of oil-equivalent barrels)	2,942	5,703	3,734	3,906	4,725

Exploration resource addition cost per OEB (dollars)	1.25	1.25	1.27	1.40	0.87

Exploration resource addition cost per oil-equivalent barrel is a performance measure that is calculated using the Exploration portion of Upstream capital and exploration expenditures (Capex) divided by exploration resource additions (in oil-equivalent barrels – OEB). ExxonMobil refers to new discoveries, and the non-proved portion of discovered resources that were acquired, as exploration resource additions. Exploration resource additions include quantities of oil and gas that are not yet classified as proved reserves, but which ExxonMobil believes will likely be moved into the proved reserves category and produced in the future. The impact of the nonmonetary portion of asset exchanges is excluded in 2014, and the impact of the XTO Energy Inc. merger transaction is excluded in 2010.

Cash Flow From Operations and Asset Sales	2014	2013	2012	2011	2010

(millions of dollars)

Net cash provided by operating activities	45,116	44,914	56,170	55,345	48,413

Proceeds associated with sales of subsidiaries, property, plant and equipment, and sales and returns of investments	4,035	2,707	7,655	11,133	3,261

Cash flow from operations and asset sales	49,151	47,621	63,825	66,478	51,674

Cash flow from operations and asset sales is the sum of the net cash provided by operating activities and proceeds associated with sales of subsidiaries, property, plant and equipment, and sales and returns of investments from the Summary Statement of Cash Flows. This cash flow reflects the total sources of cash from both operating the Corporation’s assets and from the divesting of assets. The Corporation employs a long-standing and regular disciplined review process to ensure that all assets are contributing to the Corporation’s strategic objectives. Assets are divested when they are no longer meeting these objectives or are worth considerably more to others. Because of the regular nature of this activity, we believe it is useful for investors to consider proceeds associated with asset sales together with cash provided by operating activities when evaluating cash available for investment in the business and financing activities, including shareholder distributions.

92	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW
Frequently Used Terms, continued

Free Cash Flow	2014	2013	2012	2011	2010
(millions of dollars)
Net cash provided by operating activities	45,116	44,914	56,170	55,345	48,413
Additions to property, plant and equipment	(32,952)	(33,669)	(34,271)	(30,975)	(26,871)
Proceeds associated with sales of subsidiaries, property, plant and equipment, and sales and returns of investments	4,035	2,707	7,655	11,133	3,261
Additional investments and advances	(1,631)	(4,435)	(598)	(3,586)	(1,239)
Collection of advances	3,346	1,124	1,550	1,119	1,133

Free cash flow	17,914	10,641	30,506	33,036	24,697

Free cash flow is cash flow from operations and asset sales less additions to property, plant and equipment, and additional investments and advances, plus collection of advances. This measure is useful when evaluating cash available for financing activities, including shareholder distributions, after investment in the business.

Operating Costs	2014	2013	2012	2011	2010
(millions of dollars)
Reconciliation of Operating Costs
From ExxonMobil’s Consolidated Statement of Income
Total costs and other deductions	360,309	380,544	401,955	413,172	330,262
Less:
Crude oil and product purchases	225,972	244,156	263,535	266,534	197,959
Interest expense	286	9	327	247	259
Sales-based taxes	29,342	30,589	32,409	33,503	28,547
Other taxes and duties	32,286	33,230	35,558	39,973	36,118

Subtotal	72,423	72,560	70,126	72,915	67,379
ExxonMobil’s share of equity company expenses	11,072	14,531	12,239	11,401	9,049

Total operating costs	83,495	87,091	82,365	84,316	76,428

Components of Operating Costs
From ExxonMobil’s Consolidated Statement of Income
Production and manufacturing expenses	40,859	40,525	38,521	40,268	35,792
Selling, general, and administrative expenses	12,598	12,877	13,877	14,983	14,683
Depreciation and depletion	17,297	17,182	15,888	15,583	14,760
Exploration expenses, including dry holes	1,669	1,976	1,840	2,081	2,144

Subtotal	72,423	72,560	70,126	72,915	67,379
ExxonMobil’s share of equity company expenses	11,072	14,531	12,239	11,401	9,049

Total operating costs	83,495	87,091	82,365	84,316	76,428

Operating costs are the costs during the period to produce, manufacture, and otherwise prepare the company’s products for sale – including energy, staffing, and maintenance costs. They exclude the cost of raw materials, taxes, and interest expense and are on a before-tax basis. While ExxonMobil’s management is responsible for all revenue and expense elements of net income, operating costs, as defined above, represent the expenses most directly under management’s control and therefore, are useful for investors and ExxonMobil management in evaluating management’s performance.

Distributions to Shareholders	2014	2013	2012	2011	2010
(millions of dollars)
Dividends paid to ExxonMobil shareholders	11,568	10,875	10,092	9,020	8,498
Cost of shares purchased to reduce shares outstanding	12,000	15,000	20,000	20,000	11,200

Distributions to ExxonMobil shareholders	23,568	25,875	30,092	29,020	19,698

Memo: Gross cost of shares purchased to offset shares issued under benefit plans and programs	1,183	998	1,068	2,055	1,893

The Corporation distributes cash to shareholders in the form of both dividends and share purchases. Shares are purchased both to reduce shares outstanding and to offset shares issued in conjunction with company benefit plans and programs. For purposes of calculating distributions to shareholders, the Corporation only includes the cost of those shares purchased to reduce shares outstanding.

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Capital Employed at Year End	2014	2013	2012	2011	2010
(millions of dollars)
Business Uses: Asset and Liability Perspective
Total assets	349,493	346,808	333,795	331,052	302,510
Less liabilities and noncontrolling interests share of assets and liabilities
Total current liabilities excluding notes and loans payable	(47,165)	(55,916)	(60,486)	(69,794)	(59,846)
Total long-term liabilities excluding long-term debt	(92,143)	(87,698)	(90,068)	(83,481)	(74,971)
Noncontrolling interests share of assets and liabilities	(9,099)	(8,935)	(6,235)	(7,314)	(6,532)
Add ExxonMobil share of debt-financed equity company net assets	4,766	6,109	5,775	4,943	4,875

Total capital employed	205,852	200,368	182,781	175,406	166,036

Total Corporate Sources: Debt and Equity Perspective
Notes and loans payable	17,468	15,808	3,653	7,711	2,787
Long-term debt	11,653	6,891	7,928	9,322	12,227
ExxonMobil share of equity	174,399	174,003	165,863	154,396	146,839
Less noncontrolling interests share of total debt	(2,434)	(2,443)	(438)	(966)	(692)
Add ExxonMobil share of equity company debt	4,766	6,109	5,775	4,943	4,875

Total capital employed	205,852	200,368	182,781	175,406	166,036

Capital employed is a measure of net investment. When viewed from the perspective of how the capital is used by the businesses, it includes ExxonMobil’s net share of property, plant and equipment and other assets less liabilities, excluding both short-term and long-term debt. When viewed from the perspective of the sources of capital employed in total for the Corporation, it includes ExxonMobil’s share of total debt and equity. Both of these views include ExxonMobil’s share of amounts applicable to equity companies, which the Corporation believes should be included to provide a more comprehensive measure of capital employed.

Return on Average Capital Employed (ROCE)	2014	2013	2012	2011	2010
(millions of dollars)
Net income attributable to ExxonMobil	32,520	32,580	44,880	41,060	30,460
Financing costs (after tax)
Gross third-party debt	(140)	(163)	(401)	(153)	(803)
ExxonMobil share of equity companies	(256)	(239)	(257)	(219)	(333)
All other financing costs – net	(68)	83	100	116	35

Total financing costs	(464)	(319)	(558)	(256)	(1,101)

Earnings excluding financing costs	32,984	32,899	45,438	41,316	31,561

Average capital employed	203,110	191,575	179,094	170,721	145,217
Return on average capital employed – corporate total	16.2%	17.2%	25.4%	24.2%	21.7%

ROCE is a performance measure ratio. From the perspective of the business segments, ROCE is annual business segment earnings divided by average business segment capital employed (average of beginning and end-of-year amounts). These segment earnings include ExxonMobil’s share of segment earnings of equity companies, consistent with our capital employed definition, and exclude the cost of financing. The Corporation’s total ROCE is net income attributable to ExxonMobil excluding the after-tax cost of financing, divided by total corporate average capital employed. The Corporation has consistently applied its ROCE definition for many years and views it as the best measure of historical capital productivity in our capital-intensive, long-term industry, both to evaluate management’s performance and to demonstrate to shareholders that capital has been used wisely over the long term. Additional measures, which are more cash flow based, are used to make investment decisions. See page 83 for segment information relevant to ROCE.

94	EXXONMOBIL 2014 FINANCIAL & OPERATING REVIEW

Index

Exxon Mobil Corporation has numerous affiliates, many with names that include ExxonMobil, Exxon, Mobil, Esso, and XTO. For convenience and simplicity, those terms and terms such as Corporation, company, our, we, and its are sometimes used as abbreviated references to specific affiliates or affiliate groups. Abbreviated references describing global or regional operational organizations, and global or regional business lines are also sometimes used for convenience and simplicity. Similarly, ExxonMobil has business relationships with thousands of customers, suppliers, governments, and others. For convenience and simplicity, words such as venture, joint venture, partnership, co-venturer, and partner are used to indicate business and other relationships involving common activities and interests, and those words may not indicate precise legal relationships.

The following are trademarks, service marks, or proprietary process names of Exxon Mobil Corporation or one of its affiliates: ExxonMobil, Esso, Exxon, Mobil, Mobil 1, Mobil Delvac 1, Mobil SHC, Enable, Escaid PathFrac, Exceed, Fast Drill, Mobil Jet, Vistamaxx, XFrac, MazeFlo, Drilling Advisory System, ExxonMobil Premium HDME 50, and Energy lives here.

The following third-party trademarks or service marks referenced in the text of the report are owned by the entities indicated: Cat (Caterpillar Inc.).

General Information

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Market Information

The New York Stock Exchange is the principal exchange on which Exxon Mobil Corporation common stock (symbol XOM) is traded.

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2301 Flora Street

Dallas, TX 75201

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